SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BANKUNITED FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Articles of Incorporation)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, JUNE 27, 2008

NOTICE IS HEREBY GIVEN that a special meeting of stockholders, or the “Special Meeting,” of BankUnited Financial Corporation, a Florida corporation (the “Company”), will be held at Shula’s Hotel & Golf Club, 6842 Main Street, Miami Lakes, FL 33014 on Friday, June 27, 2008 at 7:30 A.M. local time for the following purposes:

(1) To vote upon an amendment to Article VI of the Company’s Amended Articles of Incorporation to increase the number of shares of Series I Class A Common Stock, par value $0.01 per share, that the Company is authorized to issue, from 200,000,000 shares to 500,000,000 shares.

(2) To transact such other business as may properly come before the Special Meeting and any postponements or adjournments thereof.

Pursuant to the Company’s Bylaws, the Board of Directors has fixed the close of business on June 16, 2008 as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting.

By Order of the Board of Directors

/s/ LAWRENCE H. BLUM
LAWRENCE H. BLUM Secretary

Coral Gables, Florida

June 17, 2008

YOUR VOTE IS VERY IMPORTANT TO US. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE BY PROXY CARD OR VOTE OVER THE TELEPHONE OR THE INTERNET, AS INSTRUCTED HEREIN. IF YOU VOTE BY PROXY CARD, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE PRE-PAID RETURN ENVELOPE ENCLOSED HEREIN. SENDING IN YOUR PROXY CARD WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON AT THE SPECIAL MEETING IF YOU DESIRE TO DO SO.

BANKUNITED FINANCIAL CORPORATION

255 Alhambra Circle • Coral Gables, Florida 33134

Telephone: (305) 569-2000

PROXY STATEMENT

INTRODUCTION

We are sending this Proxy Statement to you as a stockholder of BankUnited Financial Corporation, a Florida corporation (the “Company,” “we” or “us”), in connection with the solicitation of proxies for the special meeting of stockholders (the “Special Meeting”) to be held at Shula’s Hotel & Golf Club, 6842 Main Street, Miami Lakes, FL 33014 on Friday, June 27, 2008. Our Board of Directors (the “Board” or “Board of Directors”) is soliciting proxies for use at the Special Meeting and at any postponements or adjournments thereof. Only stockholders of record as of the close of business on June 16, 2008, which we refer to as the record date, will be entitled to vote at the Special Meeting. The proxy solicitation materials for the Special Meeting will be distributed to stockholders of record on or about June 17, 2008.

ANSWERS TO YOUR QUESTIONS ABOUT VOTING AND SOLICITATION OF PROXIES

Why am I receiving these materials?

This Proxy Statement and the related proxy materials are being sent to our stockholders in connection with the Special Meeting, which will be held on June 27, 2008. These materials are being furnished to you in connection with a solicitation of proxies by our Board of Directors to vote on the proposals described herein.

What is the purpose of the Special Meeting?

At the Special Meeting, our stockholders will consider and vote on the following proposals:

(1) an amendment to Article VI of our Amended Articles of Incorporation to increase the number of shares of Series I Class A Common Stock that the Company is authorized to issue from 200,000,000 shares to 500,000,000 shares. We refer to this as “Proposal One.”

(2) to transact such other business as may properly come before the Special Meeting and any postponements or adjournments thereof.

If other matters are properly presented, it is the intention of the persons designated as proxies on the enclosed proxy card to vote as proxies on such matters in accordance with their judgment.

Who is entitled to vote?

All stockholders of record of our Series I Class A Common Stock, Class B Common Stock and Noncumulative Convertible Preferred Stock, Series B (also referred to as our “Class A common stock,” “Class B common stock” and “Series B preferred stock,” respectively), as of the close of business on June 16, 2008, are entitled to vote at the Special Meeting and any postponements or adjournments thereof.

Each share of Class A common stock is entitled to one-tenth of one vote, each share of Class B common stock is entitled to one vote and each share of Series B preferred stock is entitled to two and one-half votes on each matter for which such shares are entitled to vote. As of the record date, 35,190,741 shares of Class A common stock, 479,734 shares of Class B common stock, and 1,238,133 shares of Series B preferred stock were outstanding.

How do I cast my vote?

If you are a stockholder on the record date, you may vote by one of the following methods: (1) in person at the Special Meeting; (2) via the Internet; (3) by telephone; or (4) by mail. Whichever method you use, the proxies identified on the proxy card will vote your shares in accordance with your instructions. If a proxy card is submitted without giving specific voting instructions, the proxies will vote your shares as recommended by our Board of Directors, which will be a vote “FOR” the adoption of Proposal One.

If you wish to vote by electronic means, you may vote at www.voteproxy.com. Alternatively, you may vote your shares by telephone if you reside in the United States by calling 1-800-PROXIES (1-800-776-9437). Please refer to your proxy card when accessing the web or voting by telephone and follow the instructions listed on the proxy card.

If you own your shares in “street name,” you must instruct the broker or nominee as to how your shares should be voted. Your broker or nominee will provide you with appropriate instructions on completing this process. If you vote your shares in this manner, you will not be able to vote in person at the Special Meeting unless you receive a proxy to do so from the broker or nominee.

How Do I Vote in Person at the Special Meeting?

You may vote shares held directly in your name as the stockholder of record in person at the Special Meeting. If you choose to vote your shares in person at the Special Meeting, please bring the enclosed proxy card or proof of identification. The Special Meeting will be held at Shula’s Hotel & Golf Club, 6842 Main Street, Miami Lakes, FL 33014 on Friday, June 27, 2008. To obtain directions to Shula’s Hotel & Golf Club, you can contact BankUnited Investor Relations at (305) 569-3449.

How do I revoke or change my vote?

A proxy may be revoked at any time prior to the use of that proxy in voting. Any stockholder may revoke a proxy previously delivered by (1) delivering written notice of revocation to our Secretary; (2) submitting a later-dated proxy card; or (3) voting in person at the Special Meeting.

Any stockholder holding shares in “street name,” i.e. through a brokerage account or in another nominee form, must contact the broker or nominee to obtain instructions for revoking the proxy instructions.

Can the proxy materials be accessed electronically?

We are sending the proxy materials to stockholders as of the record date by first-class U.S. mail. The proxy materials are also available on the Internet and can be accessed at www.bankunited.com.

Who will count the votes?

American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes for the Special Meeting using an automated system.

What is the vote required for approval?

Proposal One requires the affirmative vote of a majority of the votes that are cast by the Class A common stock with the Class B common stock and the Series B preferred stock voting as a single class and that are present in person or by proxy at the Special Meeting and entitled to vote. Votes withheld and broker non-votes will not be considered affirmative votes for this purpose and therefore will have the effect of a vote against each proposal. A broker non-vote is a proxy received from a broker or other nominee holding shares on behalf of a client who has not given specific voting instructions on non-routine matters, such as those that are to be voted on at the Special Meeting.

As of May 5, 2008, our directors and executive officers held shares representing in the aggregate approximately 51.8% of the votes entitled to be cast on Proposal One.

How is a quorum determined?

The presence of a quorum at the Special Meeting will be necessary for action on any proposal. The presence, in person or by proxy, of shares representing at least a majority of the votes entitled to be cast at the Special Meeting is necessary to constitute a quorum for the transaction of business at the meeting.

Abstentions and broker non-votes are included in the calculation of the number of votes represented at the Special Meeting for purposes of determining whether a quorum has been achieved. A broker non-vote is a proxy received from a broker or other nominee holding shares on behalf of a client who has not given specific voting instructions on non-routine matters, such as those that are to be voted on at the Special Meeting. In the event there are not sufficient represented shares for a quorum, the Special Meeting may be adjourned from time to time until a quorum is obtained.

Who is making this solicitation?

The solicitation of proxies is being made by and on behalf of the Company. We will bear all the costs of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition, we may retain a solicitor to assist in the solicitation and distribution of proxies for a fee not expected to exceed $20,000 plus reasonable and other related expenses. Our directors, officers and regular employees may solicit proxies personally or by U.S. mail, telephone or facsimile. Such persons will receive no additional compensation for performing such activities. We will reimburse persons holding our stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals.

PROPOSAL ONE

Approval of an amendment of our Amended Articles of Incorporation to increase the authorized shares of Class A common stock from 200,000,000 to 500,000,000.

Description of the Amendment

The Board of Directors has unanimously approved and is submitting to stockholders for approval an amendment to Article VI of our Amended Articles of Incorporation to increase the number of authorized shares of Class A common stock from 200,000,000 shares to 500,000,000 shares. The text of this amendment is attached to this Proxy Statement as Exhibit A. The Amended Articles of Incorporation currently authorize the issuance of up to 200,000,000 shares of the Class A common stock, 3,000,000 shares of Class B common stock and 10,000,000 shares of preferred stock. As of June 16, 2008, 35,190,741 shares of Class A common stock, 479,734 shares Class B common stock and 1,238,133 shares of Series B preferred stock were outstanding. The Series B preferred stock is currently the only outstanding series of preferred stock.

Background

The Board of Directors has unanimously approved an amendment to Article VI of our Amended Articles of Incorporation to increase the number of shares of Class A common stock to 500,000,000 from 200,000,000, subject to the approval of our stockholders. We are submitting this Proposal One for your vote and are asking that you approve this amendment to our Amended Articles of Incorporation.

Once our stockholders approve a level of authorized shares for any class of our capital stock, no subsequent approval by stockholders is required for the issuance of shares of that class in an amount up to the number of shares authorized, except to the extent required under the rules of the NASDAQ Global Select Market. Pursuant to our Amended Articles of Incorporation, the Board of Directors may determine the relative rights our Class A common stock and preferred stock, including voting, conversion, liquidation and dividend rights and sinking fund provisions. Our Amended Articles of Incorporation provide that no holder of our capital stock will have any preemptive rights to acquire any of our securities. The proposed amendment would increase the number of authorized shares of Class A common stock by 300,000,000. The rights of the additional authorized shares of Class A common stock would be identical to the rights of the shares of Class A common stock currently outstanding, including the right to cast one-tenth of one vote per share and to participate in dividends when and to the extent declared and paid.

Reasons for the Proposed Amendment

The Board of Directors is recommending an increase in the number of authorized shares of Class A common stock from 200,000,000 to 500,000,000 shares notwithstanding the fact that, on Tuesday May 27, 2008, our shareholders approved an amendment to our Amended Articles of Incorporation to increase the number of authorized shares of Class A common stock from 100,000,000 to 200,000,000 shares. Although management and the Board of Directors believed that the increase in the number of authorized shares of Class A common stock to 200,000,000 shares would be sufficient, management and the Board of Directors now believe that in light of the continued deterioration of the real estate and credit markets a further increase is necessary to provide us with sufficient flexibility to seek to raise capital.

At this time, based on consultations with their advisors, our management and Board of Directors believe that we should seek to offer common equity that provides us approximately $400 million of proceeds. In order to insure sufficient available shares for the offering and for other corporate purposes, management and the Board of Directors have determined that it would be prudent and advisable to further increase the amount of authorized shares of Class A common stock from 200,000,000 to 500,000,000 shares.

If the proposal is not approved, it is possible that the Company will not be able to raise the level of capital that the Board of Directors believes is necessary to address the continued deterioration in the real estate and credit markets.

Dilution of Existing Shareholders

Currently the Company has 35,190,741 shares of Class A common stock outstanding 2,970,136 shares reserved for issuance upon the exercise of options and 7,866,626 reserved for issuance upon the conversion of convertible instruments. If the proposed amendment is approved at the Special Meeting, the number of shares of our Class A common stock would increase by 150%. If our shareholders approve the proposed amendment to increase the number of authorized shares of Class A common stock to 500,000,000, we could issue additional shares of Class A common stock without further stockholder approval in one or more public offerings or private placements of securities that could be economically increasingly dilutive to the existing stockholders. The closing price of our Class A common stock on the NASDAQ Global Select Market was $3.51 on June 13, 2008.

Proposed Change of Share Voting

In connection with our efforts to raise capital, we have determined that the success of such efforts would be enhanced if there were equivalent voting rights across the Company’s classes of shares. At this time, the holders of the Company’s shares of Class A common stock have one-tenth of one vote per share, the holders of our shares of Class B common stock have one vote per share and the holders of our shares of Series B preferred stock have two and one-half votes per share. Alfred R. Camner, our chairman of the Board and chief executive officer and the beneficial owner of 93% of the Series B preferred stock and 87% of the Common B common stock, has proposed to a committee of independent directors who do not own any shares of Class B Common Stock or Series B preferred stock that, if we sell shares of Class A common stock or securities convertible or exchangeable for Class A common stock in an amount that results in at least $400 million of gross proceeds, he would exchange his shares of Class B common stock and Series B preferred stock over which he has beneficial ownership for shares of a new series of preferred stock. The new series of preferred stock would have one-tenth of a vote per share, which is the same vote per share as the Class A common stock, instead of the two and one-half votes per shares of the Series B preferred stock or the one vote per share of the Class B common stock. In addition to the different voting rights, the new series of preferred stock would differ from the shares of Class B common stock and shares of Series B preferred stock with respect to dividends, conversion, liquidation preference, and redemption. Whereas the shares of Series B preferred stock receive non-cumulative, annual cash dividends when, as, and if declared by the Board of Directors at a rate of $0.55 per share and the shares of Class B common stock have no rights to receive dividends except that holders of shares of Class A common stock receive dividends equal to 110% of any dividends paid to the holders of shares of Class B common stock, the shares of new preferred stock would receive non-cumulative, annual cash dividends, when, as, and if declared by the Board of Directors, at the rate of $0.37 per share. Each of the shares of new preferred stock would be convertible on a one for one basis into shares of Class A common stock. The Class B common stock is convertible on a one for one basis whereas the Series B preferred stock is convertible on the basis of 1.4959 shares of Class B common stock for each share of Series B preferred stock. The conversion rate on the new preferred stock would adjust based on standard adjustment provisions for similar securities. The liquidation preference on the new preferred stock would be $4.93 per share, whereas the liquidation preference on the Series B preferred stock is $7.375 per share and the Class B common stock has no liquidation preference. The new preferred stock would be perpetual but redeemable by the Company after 2018 at a redemption price of $4.93 per share. Finally, the new preferred stock will rank senior to the Class A common stock, as does the Series B preferred stock, but the Class B common stock ranks equal to the Class A common stock.

Shares of the new class of preferred stock would be issued on a one for one basis for each outstanding share of Class B common stock and on a 1.4959 share basis for each share of Series B preferred stock. This exchange ratio is based on the conversion rates of the Class B common stock and Series B preferred stock into shares of Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock and each share of Series B preferred stock is convertible into 1.4959 shares of Class B common stock. As of May 31, 2008, 649,338 shares of Class B common stock were outstanding, and 1,264,853 shares of Series B preferred stock were outstanding. Under the proposal, 1,174,224 shares of Preferred B stock and 566,301 shares of Class B common stock beneficially owned by Mr. Camner and his family would be exchanged for a total of 2,153,219 shares of the new series of preferred stock, provided that we sell shares of Class A common stock or securities convertible into or exchangeable for shares of Class A common stock in an amount that results in at least $400 million of gross proceeds. If the members of our Board who own shares of Class B common stock or Series B preferred stock also exchanged their shares, they would exchange an aggregate of 67,490 shares of Class B common stock and 58,361 shares of Series B preferred stock for 154,792 shares of the new class of preferred stock. Under the proposal, all stock options for the purchase of shares of Series B preferred stock would be settled in shares of the new series of preferred stock and all stock options for the purchase of shares of Class B common stock would be settled in shares of Class A common stock. In connection with this exchange of shares and reduction of voting rights, Series B preferred stock holders and Class B common stock holders would receive a total of $1,000,000 in cash and warrants for the purchase of up to 2,475,000 shares of Class A common stock. One-third of the warrants would have an exercise price for Class A common stock that is 15% higher than the price in a public offering, one-third would have an exercise price that is 30% higher than the public offering price and the final third would have an exercise price that is 45% higher than the public offering price in a potential offering of Class A common stock. All warrants would have a term of five years. In addition, Mr. Camner would agree that, upon his exercising of outstanding options for Series B preferred stock he would receive shares of the new preferred stock.

Possible Anti-Takeover Effects of the Amendment

Our authorized but unissued capital stock could be used to make an attempt to effect a change in control more difficult.

In addition, we have opted not to be governed by the affiliated transactions and control-share acquisitions provisions of the Florida Business Corporation Act. Florida’s control-share acquisitions statute provides that shares of issuing public corporations that are acquired in a control share acquisition generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all of the outstanding shares other than interested shares. A control-share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquirer, directly or indirectly, alone or as part of a group, to have voting power within the following ranges or to move upward from one range into another: (i) 20% or more but not less than 33 1/3%; (ii) 33 1/3% or more but not less than 50%; or (iii) 50% or more of all voting power. Interested shares are shares of an issuing public corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power to elect directors: (i) an acquiring person or member of a group with respect to a control-share acquisition, (ii) any officer of the issuing public corporation, or (iii) any employee of the issuing public corporation who is also a director of the corporation. The Florida control-share acquisitions statute does not, however, apply to an acquisition of shares of an issuing public corporation if such acquisition has been approved by the Board of Directors prior to the acquisition.

No Appraisal Rights

Under applicable Florida law, our stockholders are not entitled to appraisal rights with respect to this proposed amendment to our Amended Articles of Incorporation to effect the increase in our authorized shares of Class A common stock.

Financial Information

Attached beginning on page F-1 of this proxy statement are copies of the following financial statements and financial information included in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2007 and quarterly report on Form 10-Q/A for the quarterly period ended March 31, 2008:

Audited balance sheets as of September 30, 2007 and 2006 and audited statements of operations, stockholders’ equity and cash flows for the three-year period ended September 30, 2007;

Management’s Discussion and Analysis of Financial Condition and Results of Operations (related to the fiscal years ended September 30, 2007, 2006 and 2005;

Selected Quarterly Financial Data;

Quantitative and Qualitative Disclosure About Market Risk;

Unaudited balance sheet as of March 31, 2008 and unaudited statements of operations, stockholders’ equity and cash flows for the six months ended March 31, 2008 and 2007; and

Management’s Discussion and Analysis of Financial Condition and Results of Operations (related to the three- and six-month periods ended March 31, 2008 and 2007.

The Company’s independent registered certified public accounting firm for the Company’s most recent fiscal year, PricewaterhouseCoopers LLP, will not attend the Special Meeting. Representatives of PricewaterhouseCoopers LLP attended the Company’s Annual Meeting of Stockholders held on February 8, 2008.

Required Vote

Proposal One will be voted on by the holders of the Class A common stock, the Class B common stock and the Series B preferred stock voting together as a single class.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO ARTICLE VI OF THE COMPANY’S AMENDED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF THE AUTHORIZED SHARES OF CLASS A COMMON STOCK FROM 200,000,000 TO 500,000,000.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 9, 2008 (except where a different date is indicated) concerning (1) each of our directors; (2) each of the three most highly compensated executive officers for the year ended September 30, 2007, in addition to our chief executive officer and chief financial officer (the “named executive officers”); (3) all directors and executive officers of us as a group; and (4) each other person known to management to be the beneficial owner, as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of more than 5% of the outstanding shares of any class of our voting securities, according to filings by such persons with the SEC or other information provided to us by such persons. The address of each director and named executive officer listed in the table is 255 Alhambra Circle, Coral Gables, Florida 33134.

Name and Address	Amount and Nature of Beneficial Ownership Of Series B Preferred Stock (1)		Percent of Series B Preferred Stock Outstanding	Amount And Nature of Beneficial Ownership of Class B Common Stock (1)		Percent of Class B Common Stock Outstanding	Amount And Nature of Beneficial Ownership of Class A Common Stock (1)		Percent of Class A Common Stock Outstanding
Directors and Named Executive Officers:
Tod Aronovitz	—		—	—		—	13,537	(2)	*
Allen M. Bernkrant	23,560		1.9%	37,860		5.5%	142,716	(2)(3)	*
Lawrence H. Blum	23,560		1.9%	65,856		9.6%	431,056	(2)(3)	1.2%
Alfred R. Camner	1,858,219	(4)(5)(6)	95.3%	3,346,011	(4)(5)(6)	97.6%	3,561,345	(2)(4)(5)(6)	9.2%
Lauren R. Camner	1,244		*	7,102		*	55,590	(2)	*
Abel L. Iglesias	—		—	—		—	62,579	(2)	*
Marc D. Jacobson	10,000		*	43,977		6.6%	192,269	(2)(3)	*
Hardy C. Katz	—		—	—		—	38,529	(2)(3)	*
Humberto L. Lopez	—		—	—		—	227,329	(2)	*
Neil H. Messinger	—		—	—		—	70,174	(2)(3)	*
Ramiro A. Ortiz	—		—	—		—	340,218	(2)(7)	*
Albert E. Smith	—		—	—		—	13,469	(2)	*
Bradley S. Weiss	—		—	—		—	6,385		*

All Current Directors and Executive Officers of the Company and BankUnited, FSB as a group (21 persons)(8)	1,232,588	(4)(5)(6)	98.3%	3,500,870	(4)(5)(6)	99.6%	5,538,224	(2)(3)(4)(5)(6)(7)	13.9%

Other 5% Owners:
American Holdings, Ltd. P.O. Box 3149 Road Town, Tortola BV1	—		—	—		—	2,000,000	(9)	5.7%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	—		—	—		—	2,282,707	(10)	6.5%
FMR LLC 82 Devonshire Street Boston, MA 02109	—		—	—		—	1,855,487	(11)	5.3%
Marx Mosses et al 160 Broadway New York, NY 10038	—		—	—		—	1,955,000	(12)	5.6%
Putnam, LLC One Post Office Square Boston, MA 02109	—		—	—		—	2,169,229	(13)	6.2%

Name and Address	Amount and Nature of Beneficial Ownership Of Series B Preferred Stock (1)	Percent of Series B Preferred Stock Outstanding	Amount And Nature of Beneficial Ownership of Class B Common Stock (1)	Percent of Class B Common Stock Outstanding	Amount And Nature of Beneficial Ownership of Class A Common Stock (1)		Percent of Class A Common Stock Outstanding
Robeco Investment Mgmt., Inc. 909 Third Avenue New York, NY 10022	—	—	—	—	1,825,432	(14)	5.2%
Sterling Capital Mgmt., LLC Two Morrowcroft Centre 4064 Colony Road, Suite 300 Charlotte, NC 28211	—	—	—	—	3,218,595	(15)	9.2%
QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, NY 10036	—	—	—	—	3,353,043	(16)	9.5%
Wentworth, Hauser & Volich, Inc. 353 Sacramento St., Ste. 600 San Francisco, CA 94111	—	—	—	—	2,460,736	(17)	7.0%
Westport Asset Mgmt., Inc.
Westport Advisers, LLC 235 Riverside Avenue Westport, CT 06880	—	—	—	—	4,518,415	(18)	12.7%

*	Less than 1%

(1)	The nature of the reported beneficial ownership is unshared voting and investment power unless otherwise indicated in the footnotes to this table. Beneficial ownership reported for each class shown includes shares issuable upon conversion of shares of other classes of stock, shares which may be acquired upon the exercise of options exercisable within 60 days, shares that may be issued for restricted stock units and shares owned jointly or indirectly with or through a family member, trust, corporation, partnership or other legal organization. Each share of Series B preferred stock is convertible into 1.4959 shares of Class B common stock, and each share of Class B common stock is convertible into one share of Class A common stock. Beneficial ownership is not indicative of voting power. Each share of Series B preferred stock has two and one-half votes, each share of Class B common stock has one vote and each share of Class A Common stock has one-tenth vote.

(2)	Includes shares of Class A common stock which may be acquired by the following persons, in the amounts indicated, through the exercise of options exercisable within 60 days: Tod Aronovitz, 5,500; Mr. Bernkrant, 66,950; Mr. Blum, 181,699; Mr. Camner, 209,897; Ms. Lauren Camner, 31,802; Mr. Iglesias, 34,559; Mr. Jacobson, 47,650; Mr. Katz, 27,900; Mr. Lopez, 160,979; Dr. Messinger, 50,400; Mr. Ortiz, 193,528; Dr. Smith, 9,000; and current directors and executive officers as a group, 1,223,163.

(3)	Includes, for each of the following persons, shares that are jointly or indirectly owned with others in approximately the amounts indicated: Mr. Bernkrant, 33,159; Mr. Blum, 85,301; Mr. Jacobson, 12,582; Mr. Katz, 4,550; and Dr. Messinger, 3,286.

(4)	Mr. Camner holds options to purchase an additional 416,600 shares of Series B preferred stock (convertible into 623,192 shares of Class B common stock and a like amount of Class A common stock), which options are not exercisable within 60 days.

(5)	Includes 683,995 shares of Series B preferred stock (convertible into 1,023,188 shares of Class B common stock, that are convertible into the same number of shares of Class A common stock) which may be acquired by Mr. Camner through the exercise of options exercisable within 60 days.

(6)	Series B preferred stock includes 8,971 shares (convertible into 13,419 shares of Class B common stock that are convertible into the same number of shares of Class A common stock) of which the stockholder has indirect beneficial ownership and 26,720 shares (convertible into 39,970 shares of Class B common stock that are convertible into the same number of shares of Class A common stock) that are held in an irrevocable grantor’s trust established by us of which Mr. Camner is the sole beneficiary. Class B common stock includes 98,114 shares (convertible into 98,114 shares of Class A common stock) of which the stockholder has indirect beneficial ownership and 175,591 shares (convertible into 175,591 shares of Class A common stock) that are held in the irrevocable grantor’s trust referenced above. Class B common stock does not include 30,000 shares subject to options held by Mrs. Earline Ford, which Mr. Camner has a right of first refusal to purchase if Mrs. Earline Ford decides to exercise the options and sell the underlying shares.

(7)	This amount includes 10,729 shares of Class A common stock that are held in an irrevocable grantor’s trust established by us of which Mr. Ortiz is the sole beneficiary. Also includes 21,681 restricted stock units.

(8)	As of May 5, 2008, our directors and executive officers held shares representing in the aggregate approximately 51.8% of the votes entitled to be cast on Proposal One.

(9)	A Schedule 13-G filed on January 15, 2008 reported that American Holdings, Ltd. had sole voting power and sole dispositive power of 2,000,000 shares of our Class A common stock.

(10)	A Schedule 13-G/A filed on February 6, 2008 reported that Dimensional Fund Advisors LP, an investment advisor serving as investment manager for several other commingled trusts and separate accounts had sole voting power and sole dispositive power of 2,282,707 shares of our Class A common stock.

(11)	A Schedule 13-G filed on February 14, 2008 reported that FMR LLC had sole dispositive power of 1,855,487 shares of our Class A common stock.

(12)	A Schedule 13-D filed on April 18, 2008 reported that Marx Mosses had sole voting power and sole dispositive power of 1,955,000 shares of the Company’s Class A common stock.

(13)	A Schedule 13-G filed on February 1, 2008 reported that Putnam, LLC investment advisor to the Putnam family of funds had shared voting power of 233,607 shares of our Class A common stock and shared dispositive power of 2,169,299 shares of the Company’s Class A common stock.

(14)	A Schedule 13-G filed on February 8, 2008 reported that Robeco Investment Mgmt., Inc. had shared voting power and shared dispositive power of 1,825,432 shares of our Class A common stock.

(15)	A Schedule 13-G filed on January 29, 2008 reported that Sterling Capital Mgmt., LLC had sole voting power and sole dispositive power of 3,218,595 shares of our Class A common stock.

(16)	A Schedule 13-G/A filed on February 5, 2008 reported that QVT Financial LP, QVT Financial GP LLC, QVT Fund LP and QVT Associates GP LLC had shared voting power and shared dispositive power of 3,353,043 shares of our Class A common stock.

(17)	A Schedule 13-G filed on February 14, 2008 reported that Wentworth, Hauser & Volich, Inc. had shared voting power and shared dispositive power of 2,460,736 shares of our Class A common stock.

(18)	A Schedule 13-G/A filed on February 13, 2008 reported that Westport Advisors LLC, a registered investment advisor managing assets for various pension funds, foundations and endowments, beneficially owned 4,518,415 shares of our Class A common stock. Westport Advisors had sole voting and dispositive power of 1,088,700 shares of Class A common stock and shared voting power of 3,322,715 shares of Class A common stock and shared dispositive power of 3,429,715 shares of Class A common stock.

MISCELLANEOUS

Stockholder Proposals

Proposals of stockholders intended to be presented at our next annual stockholders’ meeting must be in writing and should be submitted to our Corporate Secretary at 255 Alhambra Circle, Penthouse, Coral Gables, Florida 33134, no later than August 31, 2008 for inclusion in our 2009 proxy statement relating to such meeting, subject to applicable rules and regulations.

For any proposal that is not intended for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit the proxy holders to vote proxies in their discretion if we do not receive notice of the proposal prior to the close of business on November 15, 2008. Notices of intention to present proposals at the next annual meeting should be addressed to our Corporate Secretary, 255 Alhambra Circle, Penthouse, Coral Gables, Florida 33134.

By Order of the Board of Directors,

/s/ ALFRED R. CAMNER
ALFRED R. CAMNER Chairman of the Board and Chief Executive Officer

June 17, 2008

BANKUNITED FINANCIAL CORPORATION

Financial Information

Report of Independent Registered Certified Public Accounting Firm	F-1

Audited balance sheets as of September 30, 2007 and 2006 and audited statements of operations, stockholders’ equity and cash flows for the three-year period ended September 30, 2007	F-2

Management’s Discussion and Analysis of Financial Condition and Results of Operations related to the fiscal years ended September 30, 2007, 2006 and 2005	F-52

Selected Quarterly Financial Data	F-82

Quantitative and Qualitative Disclosure About Market Risk	F-83

Unaudited balance sheet as of March 31, 2008 and unaudited statements of operations, stockholders’ equity and cash flows for the six months ended March 31, 2008 and 2007	F-89

Management’s Discussion and Analysis of Financial Condition and Results of Operations related to the three-and six-month periods ended March 31, 2008 and 2007	F-112

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Stockholders of

BankUnited Financial Corporation

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of BankUnited Financial Corporation and its subsidiaries at September 30, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting, appearing under ITEM 8. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

November 29, 2007

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2007	2006
	(Dollars in thousands, except per share amounts)
ASSETS
Cash	$54,502	$53,284
Federal Home Loan Bank overnight deposits	456,775	12,317
Federal funds sold	1,658	1,054

Cash and cash equivalents	512,935	66,655

Investment securities available for sale, at fair value	187,375	299,909
Mortgage-backed securities available for sale, at fair value (including assets pledged of $231,740 and $1,094,525 at September 30, 2007 and 2006, respectively)	916,223	1,225,944
Mortgage loans held for sale at lower of cost or market	174,868	9,542
Loans held in portfolio	12,384,842	11,240,483
Add: Unearned discounts, premiums and deferred loan costs, net	235,454	196,601
Less: Allowance for loan losses	(58,623)	(36,378)

Loans held in portfolio, net	12,561,673	11,400,706

FHLB stock and other earning assets	305,535	255,492
Office properties and equipment, net	66,749	48,728
Real estate owned	27,732	729
Accrued interest receivable	86,182	71,398
Mortgage servicing rights	20,631	20,259
Goodwill	28,353	28,353
Bank owned life insurance	122,100	117,167
Prepaid expenses and other assets	35,915	26,017

Total assets	$15,046,271	$13,570,899

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Interest bearing deposits	$6,747,888	$5,681,868
Non-interest bearing deposits	342,499	392,264

Total deposits	7,090,387	6,074,132

Securities sold under agreements to repurchase	143,072	1,066,389
Advances from Federal Home Loan Bank	6,234,350	5,174,350
Convertible senior notes	120,000	120,000
HiMEDS Units senior notes	184,000	—
Junior subordinated debt	12,500	—
Trust preferred securities and subordinated debentures	237,261	195,791
Interest payable	39,480	32,006
Advance payments by borrowers for taxes and insurance	97,452	92,717
Accrued expenses and other liabilities	75,803	62,354

Total liabilities	14,234,305	12,817,739

Commitments and Contingencies (See notes (7), (9), (10) and (15))
Stockholders’ Equity:
Preferred stock, $0.01 par value	11	10
Authorized shares—10,000,000, Issued shares—1,131,153 and 984,713 Outstanding shares—1,104,433 and 957,993 Treasury shares—26,720	(528)	(528)
Class A Common Stock, $0.01 par value	371	366
Authorized shares—100,000,000 and 60,000,000 Issued shares—37,075,365 and 36,574,523 Outstanding shares—34,907,982 and 36,140,943 Treasury shares—2,167,383 and 433,580	(43,297)	(5,226)
Class B Common Stock, $0.01 par value	7	8
Authorized shares—3,000,000 Issued shares—719,947 and 771,262 Outstanding shares—473,747 and 525,062 Treasury shares—246,200	(2,802)	(2,802)
Additional paid-in capital	513,042	503,585
Retained earnings	356,197	276,078
Deferred compensation	2,048	2,048
Accumulated other comprehensive loss	(13,083)	(20,379)

Total stockholders’ equity	811,966	753,160

Total liabilities and stockholders’ equity	$15,046,271	$13,570,899

See accompanying notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended September 30,
	2007	2006	2005
	(Dollars and shares in thousands, except earnings per share)
Interest income:
Interest and fees on loans	$876,848	$623,792	$345,005
Interest on mortgage-backed securities	50,711	62,377	64,265
Interest and dividends on investments and other earning assets	31,411	27,339	21,606

Total interest income	958,970	713,508	430,876

Interest expense:
Interest on deposits	302,335	199,970	98,313
Interest on borrowings	312,490	247,396	157,156
Preferred dividends of trust preferred securities and subordinated debentures	20,552	15,700	12,942

Total interest expense	635,377	463,066	268,411

Net interest income before provision for loan losses	323,593	250,442	162,465
Provision for loan losses	31,500	10,400	3,800

Net interest income after provision for loan losses	292,093	240,042	158,665

Non-interest income:
Loan servicing fees	6,998	7,139	3,357
Amortization of mortgage servicing rights	(3,329)	(3,594)	(3,673)
Impairment of mortgage servicing rights	(1,293)	(1,036)	(130)
Loan fees	5,315	3,407	2,506
Deposit fees	5,904	5,348	4,422
Other fees	2,832	2,868	2,266
Net (loss) gain on sale of investments and mortgage-backed securities	(524)	—	3,742
Other-than-temporary impairment on investment securities	(5,844)	(400)	—
Net gain on sale of loans and other assets	9,752	13,271	2,370
Income from insurance and investment services	5,360	3,720	4,284
Loss on swaps	(327)	(1,657)	—
Other non-interest income	7,803	6,628	3,961

Total non-interest income	32,647	35,694	23,105

Non-interest expenses:
Employee compensation and benefits	103,244	76,211	51,817
Occupancy and equipment	39,003	29,572	24,379
Telecommunications and data processing	12,569	10,192	7,030
Advertising and promotion expense	8,389	6,945	5,579
Professional fees	7,368	6,506	5,556
Extinguishment of debt	—	—	35,814
Other non-interest expense	30,486	20,767	13,680

Total non-interest expenses	201,059	150,193	143,855

Income before income taxes	123,681	125,543	37,915
Provision for income taxes	42,302	41,668	10,378

Net income	$81,379	$83,875	$27,537

Earnings Per Share:
Basic	$2.25	$2.43	$0.90
Diluted	$2.14	$2.30	$0.85
Weighted average number of common shares outstanding:
Basic	35,876	34,297	30,090
Diluted	37,939	36,544	32,339
Dividends declared per share on common stock	$0.02	$0.02	$0.02

See accompanying notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended September 30, 2007, 2006 and 2005

	Preferred Stock Outstanding		Class A Common Stock Outstanding		Class B Common Stock Outstanding		Paid-in Capital	Retained Earnings	Common Treasury Stock	Preferred Treasury Stock	Deferred Compensation	Accumulated Other Comprehensive Income (Loss) Net of Tax	Total Stockholders Equity
	Shares	Amount	Shares	Amount	Shares	Amount
	(Dollars in thousands)
Balance at September 30, 2004	776,685	$8	29,522,546	$299	536,562	$6	$336,258	$166,713	$(4,019)	$(528)	$1,216	$(7,296)	$492,657

Comprehensive income:
Net income for the year ended September 30, 2005	—	—	—	—	—	—	—	27,537	—	—	—	—	27,537
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—	—	—	—	(15,603)	(15,603)
Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	11,934
Payment of stock dividends	—	—	—	—	—	—	—	(878)	—	—	—	—	(878)
Purchase of stock	—	—	(89,700)	—	—	—	—	—	(2,215)	—	—	—	(2,215)
Shares acquired through deferred compensation arrangements	—	—	—	—	—	—	—	—	(966)	—	—	—	(966)
Deferral of compensation	—	—	—	—	—	—	—	—	—	—	479	—	479
Conversion of shares			145,500	1	(145,500)	(1)							—
Stock option exercises and restricted stock awards	85,734	1	190,445	2	40,500	1	6,601	—	—	—	—	—	6,605

Balance at September 30, 2005	862,419	9	29,768,791	302	431,562	6	342,859	193,372	(7,200)	(528)	1,695	(22,899)	507,616

Comprehensive income:
Net income for the year ended September 30, 2006	—	—	—	—	—	—	—	83,875	—	—	—	—	83,875
Other comprehensive income, net of tax	—	—	—	—	—	—	—	—	—	—	—	2,520	2,520
Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	86,395
Payment of stock dividends	—	—	—	—	—	—	—	(1,169)	—	—	—	—	(1,169)
Stock offering	—	—	5,750,000	58	—	—	150,226	—	—	—	—	—	150,284
Shares acquired through deferred compensation arrangements	—	—	—	—	—	—	—	—	(828)	—	—	—	(828)
Deferral of compensation	—	—	—	—	—	—	—	—	—	—	353	—	353
Conversion of shares			165,000	2	(165,000)	(2)	—	—	—	—	—	—	—
Stock option exercises and restricted stock awards	95,574	1	457,152	4	258,500	4	10,500	—	—	—	—	—	10,509

Balance at September 30, 2006	957,993	10	36,140,943	366	525,062	8	503,585	276,078	(8,028)	(528)	2,048	(20,379)	753,160

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(Continued)

For the Years Ended September 30, 2007, 2006 and 2005

	Preferred Stock Outstanding		Class A Common Stock Outstanding		Class B Common Stock Outstanding		Paid-in Capital	Retained Earnings	Common Treasury Stock	Preferred Treasury Stock	Deferred Compensation	Accumulated Other Comprehensive Income (Loss) Net of Tax	Total Stockholders Equity
	Shares	Amount	Shares	Amount	Shares	Amount
	(Dollars in thousands)
Comprehensive income:
Net income for the year ended September 30, 2007	—	—	—	—	—	—	—	81,379	—	—	—	—	81,379
Other comprehensive income, net of tax	—	—	—	—	—	—	—	—	—	—	—	7,296	7,296
Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	88,675
Payment of stock dividends	—	—	—	—	—	—	—	(1,260)	—	—	—	—	(1,260)
Stock offering	—	—	—	—	—	—	—	—	—	—	—	—	—
Purchase of Stock	—	—	(1,733,803)	—	—	—	—	—	(38,071)	—	—	—	(38,071)
Deferral of compensation	—	—	—	—	—	—	—	—	—	—	—	—	—
Forward Purchase Contract	—	—	—	—	—	—	(1,866)	—	—	—	—	—	(1,866)
Conversion of shares	(20,560)	(1)	161,070	2	(130,315)	(1)	—	—	—	—	—	—	—
Stock option exercises and restricted stock awards	167,000	2	339,772	3	79,000	—	11,323	—	—	—	—	—	11,328

Balance at September 30, 2007	1,104433	$11	34,907,982	$371	473,747	$7	$513,042	$356,197	$(46,099)	$(528)	$2,048	$(13,083)	$811,966

See accompanying notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY—(Continued)

For the Years Ended September 30, 2007, 2006 and 2005

The following table presents additional information concerning BankUnited’s other comprehensive income (loss):

	For the Years Ended September 30,
	2007	2006	2005
	(Dollars in thousands)
Net income	$81,379	$83,875	$27,537
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) arising during the period, on securities net of tax expense (benefit) of $2,072, $1,515, and $(7,538) for 2007, 2006 and 2005, respectively	3,848	2,554	(14,000)
Unrealized (losses) gains on cash flow hedges, net of tax (benefit) expense of $(335), $(132) and $268 for 2007, 2006 and 2005, respectively	(623)	(245)	497
Less reclassification adjustment for:
Realized (losses) gains on securities sold included in net income, net of tax (benefit) expense of $(184), $0 and $1,311 for 2007, 2006 and 2005, respectively	(340)	—	2,434
Other-than-temporary impairment on investment securities included in net income, net of tax benefit of $2,046, $140 and $0 for 2007, 2006 and 2005, respectively	(3,799)	(260)	—
Realized gains (losses) on cash flow hedges, net of tax expense (benefit) of $37, $26, and $(180) for 2007, 2006, and 2005, respectively	68	49	(334)

Total other comprehensive income (loss), net of tax	7,296	2,520	(15,603)

Total comprehensive income	$88,675	$86,395	$11,934

See accompanying notes to consolidated financial statements.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,
	2007	2006	2005
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$81,379	$83,875	$27,537
Adjustments to reconcile net income to net cash used in operating activities:
Provision for loan losses	31,500	10,400	3,800
Depreciation and amortization	12,944	9,826	5,959
Adjustments to the carrying value of real estate owned	4,456	81	972
Net increase in negative amortization on option ARM payment loans	(181,125)	(77,348)	(11,735)
Amortization of fees, discounts and premiums, net	69,894	74,619	32,260
Amortization of mortgage servicing rights	3,329	3,594	3,673
Amortization of restricted stock and other awards	7,546	5,522	2,761
Amortization of issuance cost of long-term debt	2,335	1,304	1,304
Revaluation loss from derivatives	993	1,742	1,309
Increase in bank owned life insurance cash surrender value	(4,933)	(4,785)	(4,173)
Net loss (gain) on sale of investments and mortgage-backed securities	524	—	(3,742)
Other-than-temporary impairment on investment securities	5,844	400	—
Net gain on sale of loans and other assets	(9,752)	(13,271)	(2,370)
Net loss (gain) on sale of real estate owned	4	(445)	(820)
Impairment of mortgage servicing rights	1,293	1,036	130
Loans originated for sale, net of repayments	(1,268,021)	(493,845)	(225,018)
Proceeds from sale of loans held for sale	821,047	368,667	68,342
Increase in accrued interest receivable	(14,784)	(29,777)	(10,179)
Increase (decrease) in interest payable	7,474	16,715	1,240
(Decrease) increase in accrued taxes	(16,366)	11,962	252
Increase in other liabilities	23,845	10,116	14,845
(Increase) decrease in prepaid expenses and other assets	(4,134)	8,751	(14,034)
Other, net	(8,468)	(3,139)	(2,324)

Net cash used in operating activities	(433,176)	(14,000)	(110,011)

Cash flows from investing activities:
Net increase in loans held in portfolio	(1,110,342)	(3,398,671)	(2,830,500)
Purchase of investment securities available for sale	(33,985)	(36,712)	(86,752)
Purchase of mortgage-backed securities available for sale	(5,473)	—	(860)
Purchase of FHLB stock and other earning assets	(181,353)	(225,364)	(122,439)
Purchase of office properties and equipment	(31,540)	(17,338)	(20,976)
Purchase of bank owned life insurance	—	—	(20,000)
Proceeds from repayments of investment securities available for sale	76,581	25,836	295
Proceeds from repayments of mortgage-backed securities available for sale	305,904	399,301	616,142
Proceeds from repayments of FHLB stock and other earning assets	131,310	159,915	88,562
Proceeds from sale of investment securities available for sale	70,304	—	119,906
Proceeds from sale of mortgage-backed securities available for sale	303,113	163,289	482,320
Proceeds from sale of real estate owned and other assets	4,170	1,155	5,008
Proceeds from sale of office properties and equipment	—	62	—

Net cash used in investing activities	(471,311)	(2,928,527)	(1,769,294)

(Continued on next page)

See accompanying notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	For the Years Ended September 30,
	2007	2006	2005
	(Dollars in thousands)
Cash flows from financing activities:
Net increase in deposits	1,016,255	1,340,777	1,205,093
Additions to long-term Federal Home Loan advances	5,175,000	3,685,250	1,639,000
Repayments of long-term Federal Home Loan advances	(3,670,000)	(2,406,285)	(1,419,000)
Net (decrease) increase in short-term Federal Home Loan advances	(445,000)	75,000	486,067
Net decrease in other borrowings	(923,317)	(94,959)	(20,889)
Net increase in advances from borrowers for taxes and insurance	4,735	17,719	15,027
Proceeds from issuance of trust preferred securities	110,762	—	30,927
Purchase of common securities of trust securities	(3,326)	—	(927)
Repayments of trust preferred securities	(69,356)	—	—
Net proceeds from issuance of HiMEDS Units senior notes	178,298	—	—
Net proceeds from issuance of junior subordinated debentures	12,500	—	—
Net proceeds from issuance of stock	2,403	154,265	1,565
Purchase of treasury stock	(38,071)	—	(2,215)
Tax benefit from stock-based compensation	1,144	533	1,692
Dividends paid on stock	(1,260)	(1,169)	(878)

Net cash provided by financing activities	1,350,767	2,771,131	1,935,462

Increase (decrease) in cash and cash equivalents	446,280	(171,396)	56,157
Cash and cash equivalents at beginning of period	66,655	238,051	181,894

Cash and cash equivalents at end of period	$512,935	$66,655	$238,051

Supplemental disclosure of cash flow activity:
Interest paid on deposits and borrowings	$627,912	$446,351	$254,229
Income taxes paid	$40,800	$29,700	$10,759
Supplemental schedule of non-cash investing and financing activities:
Securitization of mortgage loans and accrued interest	$—	$—	$508,953
Exchange of loans for mortgage-backed securities in loan sales transaction with FNMA and FHLMC	$286,693	$162,295	$176,184
Transfer of loans from portfolio to loans held for sale	$137,427	$1,116,192	$636,393
Transfer of loans held for sale to portfolio	$37,787	$4,181	$—
Transfers from loans to real estate owned	$35,032	$1,041	$4,064
Securities sold pending settlement	$—	$—	$3,780

See accompanying notes to consolidated financial statements.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007

(1) Summary of Significant Accounting Policies

The accounting and reporting policies of BankUnited Financial Corporation (“BankUnited”) and subsidiaries conform to accounting principles generally accepted in the United States of America and to general practices within the savings and loan industry. Presented below is a description of BankUnited’s principal accounting policies.

(a) Basis of Presentation and Principles of Consolidation

With the exception of certain trust subsidiaries which do not meet the criteria for consolidation (see FIN No. 46 and FIN No. 46R in (t) Impact of Certain Accounting Pronouncements of this note) the consolidated financial statements include the accounts of BankUnited and its subsidiaries, including BankUnited, FSB (the “Bank”). The Bank provides a full range of banking services to individual and corporate customers through its branch network in Florida. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by the Office of Thrift Supervision. All significant inter-company transactions and balances associated with consolidated subsidiaries have been eliminated.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated statements of financial condition and operations for the period. Actual results could differ significantly from those estimates.

Material estimates included in the consolidated financial statements, that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of mortgage servicing rights. In addition, material estimates of compensation cost in connection with BankUnited’s stock-based compensation plans have been determined based on the fair value at the grant dates for stock option awards consistent with the methodology prescribed by SFAS No. 123R. These estimates may also differ significantly from actual results.

(b) Cash and Cash Equivalents

Cash and cash equivalents include cash, Federal Home Loan Bank overnight deposits, federal funds sold and securities purchased under agreements to resell with original maturities of three months or less. The collateral held by the Bank for securities purchased under agreements to resell consists of the securities underlying those agreements.

The Bank must comply with Federal Reserve Board regulations requiring the maintenance of reserves against its transaction accounts (primarily interest-bearing and non-interest-bearing checking accounts) and non-personal time deposits. As of September 30, 2007, the Bank had exceeded cash reserve requirements that must be maintained at the FHLB for this purpose.

(c) Investment and Mortgage-backed Securities Available for Sale

Investment and mortgage-backed securities available for sale are carried at fair value, inclusive of unrealized gains and losses, and net of discount accretion and premium amortization computed using the level yield method. Net unrealized gains and losses are included in other comprehensive income (loss) net of applicable income taxes. Gains or losses on sales of investment and mortgage-backed securities available for sale are recognized on the specific identification basis.

Management evaluates securities for other than temporary impairment on a quarterly basis. Impairment is evaluated considering numerous factors, and their relative significance varies depending on the situation. Factors considered include the length of time and extent to which the market value has been less than cost; the financial condition and near-term prospects of the issuer of the securities; and the intent and ability of BankUnited to retain the security in order to allow for an anticipated recovery in fair value. If, based upon the analysis, it is determined that the impairment is other-than-temporary, the security is written down to fair value, and a loss is recognized through earnings.

(d) Loans

Loans held in portfolio

Loans held in the portfolio are considered long-term investments and, accordingly, are carried at historical cost. The loan portfolio consists primarily of real estate loans collateralized by first mortgages.

Mortgage loans held for sale

BankUnited originates loans that are held for sale in the secondary market to government-sponsored entities and other investors. Mortgage loans held for sale are either recorded at the lower of cost or market, determined in the aggregate or at fair value when they are designated as the hedged item in a hedging relationship under SFAS No. 133. The fair value of loans held for sale is based on observable market prices.

(e) Allowance for Loan Losses

BankUnited’s allowance for loan losses is established and maintained at a level management deems prudent and adequate to cover probable losses on loans based upon a periodic evaluation of current information of the risks inherent in its loan portfolio. When evaluating loan loss allowances, management reviews performing and non-performing loans separately. There are several elements that management evaluates to estimate the loan loss allowance for BankUnited’s loan portfolio. The elements evaluated, and how they are applied to each portion of the portfolio, are as follows:

•

An allowance for loan losses present in the performing portion of the loan portfolio. This allowance is established based on historical loan loss analysis supplemented by peer loss analysis, levels of delinquency, concentrations of credit and other conditions in specific geographical markets.

•

An allowance for estimated losses on various pools of non-performing loans is made. This element is evaluated for each of the portfolio components based on the internal loan grading system. Historical loan losses, current trends in delinquencies and charge-offs, peer group analysis, and other relevant factors are considered.

•

An allowance for losses based upon specific evaluations of impaired loans in accordance with Statement of Financial Accounting Standard, (“SFAS”) No. 114 is made. These loans are loans, other than consumer and residential loans, for which collection in full according to the contractual terms is doubtful and which are classified as such in the Bank’s internal loan grading system. Impaired loans are evaluated individually based on an examination of the current financial information of the borrower and an estimate of the value of the collateral, if the loan is collateral dependent. If the carrying value of any of these loans is greater than the estimated net realizable value of the property or of the collateral securing these loans, a reserve is established for the difference.

•

An unallocated portion represents management’s assessment of conditions that are not directly related to credit risks, inherent in specific loan products (due to the imprecision in credit loss estimation techniques). The conditions evaluated in connection with the unallocated allowance include industry conditions, recent loan portfolio performance, changes in underwriting criteria, and the regulatory and public policy environment.

Loss allowances are established for performing loans and pools of non-performing loans in accordance with SFAS No. 5, “Accounting for Contingencies.” The identification of impaired loans is conducted in conjunction with the review of the adequacy of the allowance for loan losses. Loss allowances are established for specifically identified impaired loans based on the fair value of the underlying collateral in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.”

Losses are included in the allowance for loan losses through a charge to the provision for loan losses. The allowance for loan losses is adjusted by additions for loan recoveries, with actual losses charged as reductions to the allowance.

(f) Unearned Discounts, Premiums, and Deferred Costs

Loan origination fees and certain direct loan origination costs are included in the carrying value of loans, and amortized over the contractual maturities of the loans as an adjustment to interest income. Prepayments of loans results in acceleration of the amortization of these items. Commitment fees and costs relating to commitments are recognized over the commitment period. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

(g) FHLB Stock and Other Earning Assets

FHLB Stock and other earning assets include FHLB Atlanta stock and an equity investment under the Community Reinvestment Act. The fair value is estimated to be the carrying value, which is par.

(h) Office Properties and Equipment, net

Office properties and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is calculated based on the straight line method using the estimated service lives of the assets for branch office building (30 years), furniture fixtures and equipment (seven to ten years), and computer equipment and software (three to five years), or with leasehold improvements, the expected term of the lease at inception and or the useful life of the improvement, whichever is shorter. Repair and maintenance costs are charged to operations as incurred, and improvements are capitalized.

(i) Real Estate Owned

Property acquired through foreclosure or deed in lieu of foreclosure is carried at estimated fair value less estimated costs to sell the property at the date of foreclosure. Any excess of the loan balance over the fair value less estimated costs to sell the property is charged to the allowance for loan losses at the time of foreclosure. The carrying value is reviewed periodically and, when necessary, any decline in the value of the real estate less estimated cost to sell is charged to operations. Significant property improvements, which enhance the salability of the property, are capitalized to the extent that the carrying values do not exceed their estimated realizable values. Maintenance and carrying costs on the property are charged to operations as incurred. In connection with real estate owned, management obtains independent appraisals for properties.

(j) Accrued Interest Receivable

Recognition of interest on the accrual method is generally discontinued when loans have more than four missed payments in accordance with the OTS guidelines. At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Loans are returned to accrual status when they become less than 90 days delinquent. Payment option loans allow borrowers to pay a minimum payment that may not cover interest accrued on the loan for the month and this would result in deferred interest being added to the loan balance.

(k) Mortgage Servicing Rights and Transfers

Mortgage Servicing Rights

BankUnited recognizes mortgage servicing rights (“MSR”) as assets when it sells loans and retains the right to service those loans. The value of servicing assets is derived from estimated future revenues from contractually specified servicing fees, late charges, prepayment fees and other ancillary revenues that are expected to be more than adequate compensation to cover the costs associated with performing the service, and is generally expressed as a percent of the unpaid principal balance of the loans being serviced. Estimated future revenues are determined using the estimated future balance of the underlying mortgage loan portfolio, which, absent new purchases, declines over time from prepayments and cash flows. MSR assets are carried at the lower of cost or market and amortized in proportion to and over the period of estimated net servicing income. BankUnited charges impairment as a direct write-down of its MSR assets. BankUnited does not currently utilize a valuation allowance for recognizing impairment of its MSR assets. BankUnited assesses the MSR assets for impairment on a disaggregated basis by strata based on the fair value of those assets.

Servicing fees and the amortization of MSR assets are reported separately from other ancillary fees in BankUnited’s consolidated statements of operations. Impairment charges are also reported separately in BankUnited’s consolidated statements of operations.

Transfers

When BankUnited sells (transfers) mortgage loans for securitization it may acquire beneficial interests in the securities created as well as the rights to service the loans underlying the securities. Gains or losses on these transactions are recognized only for the portion of securities that are not acquired by BankUnited. Expenses related to the transaction are not deferred but are included in the gain or loss calculation. The book values of securities retained by BankUnited are based on their relative fair values at the date of transfer. BankUnited classifies retained securities as available for sale in its consolidated statements of financial condition, which are carried at fair value. BankUnited obtains fair values of its retained securities, at both the date of securitization and at each reporting date, from independent third parties.

BankUnited adopted SFAS No. 156 “Accounting for Servicing of Financial Assets.” which recognizes MSR arising from securitization transactions at fair market value in the fiscal year that began October 1, 2006. See Note 5, Servicing and Transfers of Mortgage Loans, for more information about BankUnited’s Mortgage Servicing Rights assets.

(l) Goodwill

Goodwill represents the excess of purchase price over the fair value of net assets acquired by BankUnited. BankUnited no longer amortizes goodwill; however, its carrying value is tested annually for impairment. BankUnited measures goodwill impairment by comparing the present value of the estimated future cash flows of deposits for each of the acquisitions to book value.

(m) Bank Owned Life Insurance

Bank owned life insurance is carried at an amount that could be realized under the insurance contract as of the date of the consolidated statements of financial condition. The change in contract value is recorded as an adjustment to the premiums paid in determining the expense or income to be recognized under the contract.

(n) Debt Extinguishment

BankUnited records prepayment fees incurred upon the early extinguishment of debt in non-interest expense, and the settlement of swaps related to debt extinguishment in non-interest income.

(o) Income Taxes

BankUnited and its subsidiaries, other than BU REIT, Inc., file a consolidated federal income tax return. Since 2003, BankUnited and its subsidiaries have filed separate tax returns for each state jurisdiction. Deferred income taxes have been provided for elements of income and expense, which are recognized for financial reporting purposes in periods different than those for which such items are recognized for income tax purposes. BankUnited accounts for income taxes utilizing the asset and liability method, which applies the enacted statutory rates in effect at the statement of financial condition date to differences between the book and tax bases of assets and liabilities. The resulting deferred tax liabilities and assets are adjusted to reflect changes in tax laws.

(p) Earnings per Share

Basic earnings per share are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of BankUnited. Computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect on earnings per share.

Securities issued by BankUnited, which could potentially dilute earnings per share in future periods include: stock options, restricted stock, contingently convertible senior notes, HiMEDS equity units and convertible preferred stock. When calculating diluted earnings per share, BankUnited utilizes the Treasury Stock method for options, restricted stock, the contingently convertible senior notes, and the HiMEDS equity units, which results in only an incremental number of shares added to shares outstanding during the period. BankUnited utilizes the if-converted method for convertible preferred stock, which results in 100% of the shares added to shares outstanding during the period.

(q) Stock Options and Restricted Stock

Beginning with the fiscal year ended September 30, 2006, BankUnited adopted SFAS No. 123R, which recognizes share-based compensation for stock options and restricted stock grants. In prior years, BankUnited applied APB No. 25 and recognized compensation expense only on restricted stock.

Stock options are granted to employees and directors at an exercise price generally at or above the fair market value of the underlying stock on the date of the grant. The proceeds from the exercise of options are credited to common stock for the par value of the shares issued. Tax benefits related to share-based compensation are recognized in accordance with SFAS No. 123R.

Restricted stock is issued to employees and directors from time to time. Restricted stock is recorded based on the market price of the stock on the date of issuance. Equity is credited with the par value of the stock and paid in capital is credited with the balance of the market value at the date of issuance. Also at the date of issuance, the value of the stock is recorded in paid-in-capital as contra equity. Non-performance based restricted stock vests ratably over the period assigned by the Compensation Committee and is amortized out of contra equity with a charge to compensation expense and a credit to the contra equity paid-in-capital account.

Performance-based restricted stock is issued and amortized from grant date based on the expected performance and accounted for in accordance with SFAS No. 123R. Compensation from performance-based restricted stock is earned by accomplishing predetermined performance goals during the performance period and the Compensation Committee determines the final amount of the award. Any determined changes in the results are adjusted in the financial statements in the period that the determination is made.

(r) Segment Reporting

Public companies are required to report certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision maker. Specific information to be reported for individual operating segments includes a measure of profit and loss, certain revenue and expense items, and total assets. As a community-oriented financial institution, substantially all of BankUnited’s operations involve the delivery of loan and deposit products to customers. Management makes operation decisions and assesses performance based on an ongoing review of these banking operations, which constitute BankUnited’s only operating segment.

(s) Derivative Instruments Held for Purposes Other than Trading

BankUnited enters into derivative contracts as a means of reducing its interest rate exposures. No derivatives are held for trading purposes. At inception these contracts, i.e., hedging instruments, are evaluated in order to determine if they qualify for hedge accounting. The hedging instrument must be highly effective in achieving offsetting changes in the hedge instrument and hedged item attributable to the risk being hedged. Any ineffectiveness, which arises during the hedging relationship is recognized in non-interest expense in the period in which it arises. All derivatives are valued at fair value and included in other assets or other liabilities. For fair value hedges, the changes in the fair value of the hedged item and changes in fair value of the derivative were recognized in non-interest income; in April 2006, BankUnited discontinued fair value hedging. For cash flow hedges, the unrealized changes in fair value to the extent effective are recognized in other comprehensive income. The fair value of cash flow hedges related to forecasted transactions is recognized in non-interest expense in the period when the forecasted transaction occurs. Any ineffectiveness related to cash flow-hedges is recorded in interest expense.

Residential mortgage loan commitments related to loans to be sold are required to be accounted for as derivatives at fair value, along with all forward sales contracts for loans to be sold. The commitments and forward sales contracts are recorded as either assets or liabilities in the consolidated statement of financial condition with the changes in fair value recorded in non-interest expense. Forward contracts may be allocated to loans held for sale in a relationship that qualifies for hedge accounting, in which case any ineffectiveness is charged to earnings under non-interest expense with an offset in other liabilities, no hedging of this type occurred in fiscal year 2007. See Note 10, Accounting for Derivatives and Hedging Activities, for more information about BankUnited’s Derivatives and Hedging Activities.

(t) Impact of Certain Accounting Pronouncements

SFAS No. 123R

In March 2004, the FASB issued a statement to revise Statement of Financial Accounting Standards (“SFAS”) No. 123 and SFAS No. 95, “Share-Based Payment,” that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The Statement eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. The Securities and Exchange Commission required companies to implement SFAS No. 123R by the beginning of the next fiscal year that began on or after June 15, 2005. On October 1, 2005, BankUnited implemented SFAS No. 123R using the modified prospective method of transition. See Note 13, Stock Based Compensation, for more information about BankUnited’s stock-based compensation programs.

FIN No. 46 and FIN No. 46R

In January 2003, FASB issued FASB Interpretation No. 46 (“FIN No. 46”), an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. FIN No. 46 establishes the criteria used to identify variable interest entities and to determine whether or not to consolidate a variable interest entity. This interpretation was effective immediately for variable interest entities created after January 31, 2003 and in the first fiscal year or interim period beginning after December 15, 2003, for variable interest entities in which a variable interest was acquired prior to February 1, 2003. Prior to FIN No. 46, BankUnited eliminated the investments in all of its trust subsidiaries and reported trust preferred securities in the liability section of BankUnited’s Consolidated Statement of Financial Condition. On December 24, 2003, the FASB issued a revision to FASB Interpretation 46 (“FIN No. 46R”) to clarify some of the provisions of FIN No. 46. Under the new guidance contained in FIN No. 46R, special effective date provisions apply to enterprises that have fully or partially applied FIN No. 46 prior to issuance of FIN No. 46R. Under the original provisions of FIN No. 46, beginning with the interim period beginning after June 15, 2003, BankUnited would no longer consolidate variable interest entities in which a variable interest was acquired prior to February 1, 2003 that do not meet the consolidation criteria under FIN No. 46. Under the new guidance contained in FIN No. 46R, the effective date was moved up to the first interim period ending after December 15, 2003 for special purpose entities only. BankUnited Capital was the only trust subsidiary consolidated by BankUnited. BankUnited meets the consolidation criteria under FIN No. 46 with respect to BankUnited Capital due to its ownership of the majority of preferred shares issued by that trust. As a result of FIN No. 46, BankUnited recognizes investments in common securities of its non-consolidated trust subsidiaries in other assets and reports the amount of subordinated debentures issued by BankUnited Financial Corporation to those trust subsidiaries in the liability section of its Consolidated Statement of Financial Condition. FIN No. 46 and FIN No. 46R have not had a significant impact on BankUnited’s consolidated financial condition or results of operations. The following information is being provided in accordance with disclosure requirements of FIN No. 46R.

BankUnited operates wholly-owned trust subsidiaries (“Trust Subsidiaries”) for the purpose of issuing Trust Preferred Securities and investing the proceeds from the sale thereof in Junior Subordinated Deferrable Interest Debentures issued by BankUnited (the “Subordinated Debentures”). All of the proceeds of the Trust Preferred Securities plus common securities issued by the Trust Subsidiaries are invested in Subordinated Debentures, which represent the sole assets of the Trust Subsidiaries. The Trust Preferred Securities pay preferential cumulative cash distributions at the same rate as the Junior Subordinated Debentures held by the Trust Subsidiaries. As of September 30, 2007, BankUnited had investments in the common stock of its Trust Subsidiaries of $7.1 million and Subordinated Debentures sold to its Trust Subsidiaries totaling $237.3 million. The Trust Subsidiaries had liabilities of $230.1 million in the form of Trust Preferred Securities.

FASB Staff Position Nos. FAS 115-1 and FAS 124-1

This FASB Staff Position (FSP) addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary-impairments. This guidance is effective for reporting periods beginning after December 15, 2005 and was effective beginning the quarter ended March 31, 2006. BankUnited performs impairment assessment on a quarterly basis. During the fiscal year ended September 30, 2007, BankUnited recognized a $5.8 million other-than-temporary impairment on four investment securities which it did not anticipate holding until full cost recovery; $1.3 million on a preferred equity security, $3.7 million on two mutual fund investments and a $0.8 million on an investment security.

EITF Issue No. 04-8

The Emerging Issues Task Force (EITF) of the FASB reached a consensus position Issue No. 04-8, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect of Diluted Earnings Per Share”, which could have required that the dilutive effect of contingently convertible debt instruments such as BankUnited’s 3.125% Convertible Senior Notes (the “Notes”), be reflected in BankUnited’s calculation of diluted earnings per share for reporting periods ending after December 15, 2004. Previous accounting rules provided for the exclusion of the effect of the contingently convertible instruments until the contingency had been satisfied.

In December 2004, BankUnited entered into a First Supplemental Indenture (the “First Supplemental Indenture”), in respect of its $120 million aggregate principal amount of the Notes. The First Supplemental Indenture amends the indenture governing the Notes dated as of February 27, 2004 (the “Indenture”), between BankUnited and the Trustee.

Under the original terms of the Indenture, the Notes were convertible by holders, under certain circumstances described in the Indenture, into shares of BankUnited’s Class A Common Stock, cash in lieu of shares of Class A Common Stock, or a combination of cash and shares of Class A Common Stock. Under the terms of the First Supplemental Indenture, BankUnited has irrevocably elected and agreed to pay only cash in settlement of the principal amount of the Notes in respect of its conversion obligations. BankUnited has retained the right to elect to settle any and all conversion obligations in excess of the principal amount of the Notes in cash or shares of Class A Common Stock or a combination of cash and shares of Class A Common Stock.

As a result of the amendment effected by the First Supplemental Indenture, the Notes will have no effect on the calculation of BankUnited’s diluted average shares outstanding until the market price for BankUnited’s Class A Common Stock exceeds the conversion price of $38.06 per share.

SFAS No. 154

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This statement replaces Accounting Principles Board Opinion No. 20 “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements” and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Therefore, BankUnited adopted this statement in the fiscal year that began on October 1, 2006, and will apply it as applicable.

SFAS No. 155

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” This statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”.

This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

SFAS No. 155:

•	Permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

•	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133;

•

Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

•	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives;

•

Amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

SFAS No. 155 was effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Therefore, BankUnited adopted this statement in the fiscal year that began October 1, 2006, without any material effect.

SFAS No. 156

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets.” This statement amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 provides for alternative accounting treatments of mortgage servicing rights for transactions entered into after the adoption of the pronouncement and shall be effective for an entity’s first fiscal year that begins after September 15, 2006. BankUnited elected to continue using the amortization method as the accounting treatment of mortgage servicing rights for new transactions related to fixed-rate mortgage loans in the fiscal year that began on October 1, 2006.

FIN No. 48

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN No. 48”), an interpretation of FASB Statement No.109 “Accounting for Income Taxes.”

This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

FIN No 48 shall be effective for fiscal years beginning after December 15, 2006. Therefore, BankUnited will adopt this statement, as applicable, in its fiscal year beginning October 1, 2007.

Management does not expect this interpretation to have a material effect on BankUnited’s financial statements.

SFAS No. 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements.

This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Therefore, BankUnited will adopt this statement, as applicable, in its fiscal year beginning October 1, 2008.

Management is in process of evaluating the impact of the adoption of this statement on BankUnited’s financial statements.

SAB No. 108

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, (“SAB No. 108”) “Financial Statements—Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.”

SAB No. 108 addresses how to quantify the effect of an error on the financial statements concluding that dual balance sheet and income approach be used to compute the impact of the amount of a misstatement. Specifically, the amount should be computed using both the “rollover” (income statement perspective) and “iron curtain” (balance sheet perspective) methods.

SAB No. 108 is effective for fiscal years ending after November 15, 2006. BankUnited adopted this statement in its fiscal year that began on October 1, 2006, and will apply it as applicable.

SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115.”

This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.

The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.

The fair value option:

•	May be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method.

•	Is irrevocable (unless a new election date occurs).

•	Is applied only to entire instruments and not to portions of instruments.

This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007. BankUnited will adopt this Statement, as applicable, in its fiscal year beginning October 1, 2008.

Management is in process of evaluating the impact of the adoption of this statement on BankUnited’s financial statements.

(u) Financial Statement Reclassifications

Certain prior period amounts have been reclassified to conform to the September 30, 2007 consolidated financial statements.

(2) Earnings per Share

Earnings per share is calculated as follows:

	For the Years Ended September 30,
	2007	2006	2005
	(In thousands, except per share amounts)
Basic earnings per share:
Numerator:
Net income	$81,379	$83,875	$27,537
Preferred stock dividends	541	473	431

Net income available to common stockholders	$80,837	$83,402	$27,106

Denominator:
Weighted average common shares outstanding	35,876	34,297	30,090

Basic earnings per share	$2.25	$2.43	$0.90

Diluted earnings per share:
Numerator:
Net income available to common stockholders	$80,837	$83,402	$27,106
Plus:
Convertible preferred stock dividends	541	473	431

Diluted net income available to common stockholders	$81,379	$83,875	$27,537

Denominator:
Weighted average common shares outstanding	35,876	34,297	30,090
Plus:
Stock options and restricted stock	1,086	1,333	1,427
Convertible preferred stock	977	914	822

Diluted weighted average shares outstanding	37,939	36,544	32,339

Diluted earnings per share (1)	$2.14	$2.30	$0.85

(1)	During the fiscal year ended September 30, 2007, BankUnited did not consider potential common and preferred stock options of 914,057 and 340,000, respectively, in the computation of diluted earnings per share as they would have been antidilutive. In addition, BankUnited did not consider potential common stock of 119,801 shares from the HiMEDS Units issued on April 25, 2007 and June 4, 2007 as they would have been antidilutive.

During the fiscal year ended September 30, 2006, BankUnited did not consider potential common and preferred stock options of 295,802 and 159,120, respectively, in the computation of diluted earnings per share as they would have been antidilutive.

During the fiscal year ended September 30, 2005, BankUnited did not consider potential common and preferred stock options of 270,826 and 122,169, respectively, in the computation of diluted earnings per share as they would have been antidilutive.

(3) Investments and Mortgage-backed Securities Available for Sale

Investments Securities Available for Sale

Presented below is an analysis of investments designated as available for sale.

	At September 30, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
U.S. government sponsored entity debt securities (1)	$25,000	$—	$(23)	$24,977
Preferred stock of U.S. government sponsored entities	39,933	—	(2,772)	37,161
Trust preferred securities of other issuers	4,000	—	(311)	3,689
Mutual funds and other bonds (2)	117,511	35	(743)	116,803
Other investment note	1,200	—	—	1,200
Other equity securities	3,462	83	—	3,545

Total	$191,106	$118	$(3,849)	$187,375

	At September 30, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
U.S. government sponsored entity debt securities (1)	$70,599	$—	$(683)	$69,916
Preferred stock of U.S. government sponsored entities	95,696	100	(4,541)	91,255
Trust preferred securities of other issuers	23,056	361	(67)	23,350
Mutual funds and other bonds (2)	116,160	43	(4,159)	112,044
Other equity securities	3,097	247	—	3,344

Total	$308,608	$751	$(9,450)	$299,909

Investment securities at September 30, 2007, by contractual maturity, are shown below.

	Available for Sale
	Amortized Cost	Fair Value
	(In thousands)
Due in one year or less	$28,287	$28,261
Due after one year through five years	7,874	7,874
Due after five years through ten years	2,865	2,873
Due after ten years	38,205	37,193
Equity securities	113,875	111,174

Total	$191,106	$187,375

(1)	U.S. Government sponsored entities include the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC).
(2)	Underlying assets of mutual funds consist primarily of mortgage-backed securities.

Mortgage-backed Securities Available for Sale

Presented below is an analysis of mortgage-backed securities designated as available for sale:

	At September 30, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
FNMA mortgage-backed securities	$163,656	$139	$(4,049)	$159,746
FHLMC mortgage-backed securities	50,541	135	(137)	50,539
Collateralized mortgage obligations	4,284	—	(18)	4,266
Mortgage pass-through certificates (1)	714,190	980	(13,498)	701,672

Total	$932,671	$1,254	$(17,702)	$916,223

	At September 30, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
FNMA mortgage-backed securities	$211,207	$62	$(7,612)	$203,657
FHLMC mortgage-backed securities	63,391	24	(1,668)	61,747
Collateralized mortgage obligations	6,860	42	(26)	6,876
Mortgage pass-through certificates (1)	967,207	396	(13,939)	953,664

Total	$1,248,665	$524	$(23,245)	$1,225,944

(1)	Included in BankUnited’s portfolio of mortgage-backed securities as of September 30, 2007 and 2006, were securities with a fair value of $179 million and $230 million, respectively, retained from BankUnited’s mortgage loan securitization from September 2005.

Mortgage-backed securities at September 30, 2007, by contractual maturity and adjusted for anticipated prepayments, are shown below.

	Available for Sale
	Amortized Cost	Fair Value
	(In thousands)
Due in one year or less	$279,663	$274,742
Due after one year through five years	512,558	503,540
Due after five years through ten years	115,612	113,578
Due after ten years	24,838	24,363

Total	$932,671	$916,223

Based on the internal model used by BankUnited, estimated average duration of the mortgage-backed securities portfolio as of September 30, 2007 was 1.34 years. This duration extends to 1.72 years in a hypothetical scenario that immediately adds 100 basis points to market interest rates. The model used by BankUnited is based on assumptions that may differ from the eventual outcome.

The following tables provide information on unrealized losses for investments and mortgage-backed securities available for sale as of September 30, 2007 and 2006.

	As of September 30, 2007
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses (1)	Fair Value	Unrealized Losses (1)	Fair Value	Unrealized Losses (1)
	(In thousands)
Available for sale securities
Investment securities:
Trust preferred securities of other issuers	$1,889	$(111)	$1,800	$(200)	$3,689	$(311)
U.S. government sponsored entity debt securities (2)	—	—	24,977	(23)	24,977	(23)
Preferred stock of U.S. government sponsored entities (2)	28,451	(2,772)	—	—	28,451	(2,772)
Mutual funds and other bonds (3)	5,718	(18)	27,638	(725)	33,356	(743)

Total investment securities	$36,058	$(2,901)	$54,415	$(948)	$90,473	$(3,849)

Mortgage-backed securities:
FNMA mortgage-backed securities	$—	$—	$135,629	$(4,049)	$135,629	$(4,049)
FHLMC mortgage-backed securities	—	—	19,849	(137)	19,849	(137)
Collateralized mortgage obligations	—	—	959	(18)	959	(18)
Mortgage pass-through certificates	115,585	(5,205)	426,293	(8,293)	541,878	(13,498)

Total mortgage-backed securities	$115,585	$(5,205)	$582,730	$(12,497)	$698,315	$(17,702)

	As of September 30, 2006
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses (1)	Fair Value	Unrealized Losses (1)	Fair Value	Unrealized Losses (1)
	(In thousands)
Available for sale securities
Investment securities:
Trust preferred securities of other issuers	$1,996	$(5)	$1,938	$(62)	$3,934	$(67)
U.S. government sponsored entity debt securities (2)	—	—	69,916	(683)	69,916	(683)
Preferred stock of U.S. government sponsored entities (2)	37,156	(2,859)	24,361	(1,682)	61,517	(4,541)
Mutual funds and other bonds (3)	8,273	(166)	91,178	(3,993)	99,451	(4,159

Total investment securities	$47,425	$(3,030)	$187,393	$(6,420)	$234,818	$(9,450)

Mortgage-backed securities:
FNMA mortgage-backed securities	$252	$(1)	$198,578	$(7,611)	$198,830	$(7,612)
FHLMC mortgage-backed securities	—	—	59,534	(1,668)	59,534	(1,668)
Collateralized mortgage obligations	—	—	1,355	(26)	1,355	(26)
Mortgage pass-through certificates	20,730	(154)	862,145	(13,785)	882,875	(13,939)

Total mortgage-backed securities	$20,982	$(155)	$1,121,612	$(23,090)	$1,142,594	$(23,245)

(1)	These unrealized losses are not considered to be other- than- temporary based on management’s evaluation. Impairment is evaluated considering numerous factors, and their relative significance varies depending on the situation. Factors considered include the length of time and extent to which the market value has been less than cost; the financial condition and near-term prospects of the issuer of the securities; and the intent and ability to retain the security in order to allow for an anticipated recovery in fair value. We consider the decline in value of debt or equity securities classified as either available-for-sale to be temporary and we have the ability and intent to hold these securities until recovery.
(2)	U.S. Government sponsored entities include FNMA and FHLMC.
(3)	Underlying assets of mutual funds consist primarily of mortgage-backed securities.

We have determined that available for sale securities in an unrealized loss position are not other-than-temporary impaired for the following reasons:

•

The significant majority of the securities referenced above are graded “Investment-Grade” taking into consideration the latest available credit ratings on individual investment securities by recognized rating companies (i.e. Moody’s, S&P). Throughout the holding period, BankUnited has not experienced any delays/ omissions in interest payments due as well as receipt of principal payments in the case of pass-through securities as it pertains to the inventory referenced above.

•

BankUnited continues to utilize the securities referenced above as a tool to generate a stream of cash flow and has the, “ability and intent to hold these investments for a reasonable period of time sufficient for a forecasted recovery of fair value.”

During fiscal year 2007 BankUnited recognized a $5.8 million other-than-temporary impairment on four investment securities which it did not anticipate holding until full cost recovery; $1.3 million on a preferred equity security, $3.7 million on two mutual fund investments, and $0.8 million on an investment security.

Proceeds from sales of investment securities were $70 million, $0 and $120 million for the years ended September 30, 2007, 2006 and 2005, respectively. Realized gains from these sales were $343 thousand, $0, and $4.1 million for the years ended September 30, 2007, 2006 and 2005, respectively. Realized losses from these sales were of $894 thousands, $0 and $0 for the years ended September 30, 2007, 2006 and 2005, respectively.

Proceeds from sales of mortgage-backed securities were $302 million, $163 million, and $482 million for the years ended September 30, 2007, 2006, and 2005, respectively. Realized gains from these sales were $27 thousand $0, and $0 for the years ended September 30, 2007, 2006 and 2005, respectively. Realized losses from these sales were $0, $0, and $0.4 million for the years ended September 30, 2007, 2006, and 2005, respectively.

At September 30, 2007, and 2006 investment and mortgage-backed securities with an aggregate fair value of approximately $232 million, and $1.1 billion, respectively were pledged as collateral for repurchase agreements.

(4) Loans Receivable

Loans receivable consist of the following:

	As of September 30,
	2007		2006
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Real estate loans:
One-to-four family residential:
Residential mortgages	$9,996,086	79.6%	$8,967,323	78.6%
Specialty consumer mortgages	697,726	5.5	694,590	6.1

Total one-to-four family residential	10,693,812	85.1	9,661,913	84.7
Home equity loans and lines of credit	420,386	3.3	355,822	3.1
Multi-family	120,058	1.0	85,544	0.8
Commercial real estate	496,556	4.0	413,637	3.6
Construction	146,557	1.2	174,466	1.5
Land	303,294	2.4	337,023	3.0

Total real estate loans	12,180,663	97.0	11,028,405	96.7

Other loans:
Commercial	187,951	1.5	194,269	1.7
Consumer	16,228	0.1	17,809	0.2

Total other loans	204,179	1.6	212,078	1.9

Total loans held in portfolio (1)	12,384,842	98.6	11,240,483	98.6
Unearned discounts, premiums and deferred loan costs, net	235,454	1.9	196,601	1.7
Allowance for loan losses	(58,623)	(0.5)	(36,378)	(0.3)

Total loans held in portfolio, net	12,561,673	100.0%	11,400,706	100.0%
Mortgage loans held for sale	174,868		9,542

Total loans, net	$12,736,541		$11,410,248

(1)	As of September 30, 2007, BankUnited had $180.8 million of non-accrual loans and $23 thousand past due more than 90 days and still accruing. As of September 30, 2006, BankUnited had $20.7 million of non-accrual loans and no loans past due more than 90 days and still accruing.

As of September 30, 2007, approximately $7.7 billion, or 61%, of all loans were secured by properties in Florida. No other state represented more than 6.9% of the Bank’s loan portfolio secured by real estate. As of September 30, 2006, approximately $7.6 billion, or 67%, of all loans were secured by properties in Florida. No other state represented more than 5.5% of the Bank’s loan portfolio secured by real estate.

As of September 30, 2007, the Bank had pledged approximately $9.1 billion of mortgage loans as collateral for advances from the FHLB Atlanta. As of September 30, 2006, the Bank had pledged approximately $8.2 billion of mortgage loans as collateral for advances from the FHLB Atlanta.

The following table provides the composition of the Bank’s one-to-four family residential loans as of September 30, 2007 and September 30, 2006, including loans held for sale.

	As of September 30, 2007		As of September 30, 2006
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
One-to-four family residential loans:
Fixed rate loans	$1,499,757	13.8%	$1,273,240	13.1%
Adjustable rate loans (ARM):
Monthly payment option	6,682,670	61.5	6,662,052	68.9
Select-My-Payment	925,000	8.5	—	—
Non option ARM	1,761,253	16.2	1,736,163	18.0

Total ARM loans	9,368,923	86.2	8,398,215	86.9

Total one-to-four family residential loans, including loans held for sale (1)	$10,868,680	100.0%	$9,671,455	100.0%

(1)	Excluding deferred costs, discounts, premiums and allowance for loan losses.

Payment option loans represented 60.6% and 59.2% of total loans outstanding (including loans held for sale and excluding deferred costs, unearned discounts, premiums and allowance for loan losses) as of September 30, 2007 and September 30, 2006, respectively. As of September 30, 2007, payment option loans with a balance of $6.7 billion, representing 89% of the payment option portfolio, had negative amortization of $270 million above their original principal balance. As of September 30, 2006, payment option loans with a balance of $5.0 billion, representing 75% of the payment option portfolio, had $89 million of negative amortization above their original principal balance.

Changes in the allowance for loan losses are as follows:

	For the Years Ended September 30,
	2007	2006	2005
	(In thousands)
Balance at beginning of period	$36,378	$25,755	$24,079
Provision	31,500	10,400	3,800
Loans charged-off	(11,050)	(1,273)	(3,189)
Recoveries	1,795	1,496	1,065

Balance at end of period	$58,623	$36,378	$25,755

The following table sets forth information concerning impaired loans with specific reserves:

	As of September 30,
	2007		2006
	Outstanding Principal	Allowance for loan losses	Outstanding Principal	Allowance for loan losses
	(In thousands)
Consumer Mortgages	$923	$407	$—	$—
Commercial real estate (1)	—	—	7,000	1,330
Commercial (2)	232	232	3,998	1,979

Total	$1,155	$639	$10,998	$3,309

(1)	Impaired commercial real estate loans with specific reserves decreased by $7 million from September 30, 2006 due to a sale transaction of a troubled commercial real estate loan with a balance of $7 million. The loan sold in December 2006 at a loss of $1.3 million provided through a specific reserve as of September 30, 2006.
(2)	Impaired commercial loans with specific reserves decreased by $3.8 million from September 30, 2006 due to the settlement of an unsecured commercial loan in the amount of $3 million in exchange for an investment security valued at $1.2 million

(5) Servicing and Transfers of Mortgage Loans

Servicing

As of September 30, 2007 and 2006, BankUnited had MSR assets with a carrying amount of $20.6 million and $20.3 million, respectively.

Management obtains a valuation of its MSR assets each quarter from independent third parties, which is used by management to assess those assets for impairment. For purposes of determining the fair value of BankUnited’s MSR assets, and any resulting impairment, MSR’s have been stratified by risk characteristics, specifically investor type and product. The strata used were:

•	Federal National Mortgage Association (FNMA);

•	Federal Home Loan Mortgage Corporation (FHLMC);

•	Private investors; and

•	MTA loan securitization

The following table provides activity related to BankUnited’s MSR assets during fiscal years 2007 and 2006:

	For the Years Ended September 30, 2007
	MSR From Loan Sales	MSR Securitization	Total MSR
	(In thousands)
Beginning Balance October 1, 2006	$15,628	$4,631	$20,259
New MSR assets from loans sales	4,994	—	4,994
Amortization of MSR assets	(2,262)	(1,066)	(3,329)
Impairment of MSR assets	(659)	(634)	(1,293)
Ending Balance September 30, 2007	$17,701	$2,931	$20,631
Fair Value at September 30, 2007	$18,100	$2,931	$21,031

	For the Years Ended September 30, 2006
	MSR From loan sales	MSR Securitization	Total MSR
	(In thousands)
Beginning Balance October 1, 2005	$15,203	$6,898	$22,101
New MSR assets from loans sales	2,788	—	2,788
Amortization of MSR assets	(2,363)	(1,231)	(3,594)
Impairment of MSR assets	—	(1,036)	(1,036)
Ending Balance September 30, 2006	$15,628	$4,631	$20,259
Fair Value at September 30, 2006	$15,701	$4,631	$20,332

Transfers

On September 26, 2005, BankUnited sold mortgage loans for securitization to a trust in a sale transaction. This transaction was structured without recourse to BankUnited. While BankUnited does not retain credit risk on the loans it has securitized, it has potential liability, under representations and warranties it made to the trust purchasing the loans. Upon securitization of the mortgage loans, BankUnited acquired subordinated securities, including an interest only strip (collectively retained securities), and recognized the value of the rights to servicing the underlying loans (MSRs). BankUnited recognized a loss of $89 thousand, net of costs associated with the securitization, from the sale of securities that were not retained by BankUnited. BankUnited has classified the retained securities as available for sale.

Considerable judgment is required to determine the fair values of BankUnited’s retained securities. Unlike government securities and other highly liquid investments, the precise market value of retained securities cannot be readily determined because these assets are not actively traded in stand-alone markets. Accordingly, BankUnited utilizes independent third parties specializing in secondary market transactions to provide fair values of its retained securities through the use of discounted cash flow models.

The key assumptions used in these models include prepayment speeds, discount yields, and loss severities. Prepayment speeds range from 20 CPR to 25 CPR and discount yields range from 6% to 18% depending upon where in the capital structure the bonds lie. Default assumptions are not applied to the AAA securities due to their high levels of subordination. However, for the subordinate pieces a cumulative deficit rate (“CDR”) of 2% combined with a loss severity of 30% is applied.

The key economic assumptions used in determining the fair value of retained securities at September 30, 2007 and the resulting fair value of the retained securities from hypothetical adverse changes in those assumptions are as follows:

September 30, 2007
(In thousands)
Fair value of retained securities	$179,001
Fair value of retained securities from hypothetical adverse changes in prepayment speeds:
10%	$178,030
20%	$178,566
Fair value of retained securities from hypothetical adverse changes in discount margin and yields:
10%	$176,534
20%	$174,813
Fair value of retained securities from hypothetical adverse changes in pricing curves (spot/forward):
10%	$177,398
20%	$177,037

The sensitivities in the table above is hypothetical and should be used with caution. In the above table, the effect of a variation in a particular assumption on the fair value of the retained securities is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another, which might compound or counteract the sensitivities.

At September 30, 2007 and 2006, BankUnited was servicing loans for others of approximately $1.6 billion and $1.6 billion, respectively.

(6) FHLB Stock and Other Earning Assets

FHLB stock and other earning assets is summarized as follows:

	As of September 30,
	2007	2006
	(In thousands)
FHLB stock	$305,385	$255,342
Other earning assets	150	150

Total	$305,535	$255,492

(7) Office Properties and Equipment, net

Office properties and equipment, net are summarized as follows:

	As of September 30,
	2007	2006
	(In thousands)
Branch buildings	$3,671	$1,765
Leasehold improvements	46,457	34,125
Furniture, fixtures and equipment	29,529	24,040
Computer equipment and software	35,135	24,856

Total	114,792	84,786
Less: accumulated depreciation	(48,043)	(36,058)

Office properties and equipment, net	$66,749	$48,728

Depreciation expense was $13.0 million, $9.5 million, and $6.3 million, for the years ended September 30, 2007, 2006 and 2005, respectively. During fiscal 2006 BankUnited took an impairment charge of $725 thousand in relation to damages to two of its branches resulting from hurricane Wilma and a subsequent fire at one of the branches; expected insurance proceeds of $827 thousand were recorded as a receivable in addition to insurance proceeds already collected for property damage. During fiscal 2007, $333 thousand was collected from the insurance carrier and $327 thousand of the outstanding receivable was written off. A receivable of $167 thousand remains outstanding for insurance proceeds expected to be collected in fiscal year 2008.

BankUnited has entered into non-cancelable leases with approximate minimum future rentals as follows:

Years Ending September 30,	Amount
(In thousands)
2008	$12,485
2009	11,909
2010	10,959
2011	9,674
2012	8,717
Thereafter through 2018	16,513

Total	$70,257

Actual rental payments may include deferred rents but are recognized as rent expense on a straight-line basis. Rent expense for the years ended September 30, 2007, 2006, and 2005 was $16.1 million, $12.8 million, and $11.5 million, respectively.

As a part of the lease of one of the buildings at the Miami Lakes Operations Center, BankUnited was required to restore the interior, which had been extensively modified by the former tenant, to its original condition. It is estimated that the cost of the restoration will be $2.2 million. The former tenant paid BankUnited $714 thousand to defray that cost. The lease for this building expires in December 2013.

(8) Deposits

At September 30, 2007 and 2006, BankUnited had outstanding non-interest bearing deposits of $342 million and $392 million, and interest bearing deposits of $6.7 billion and $5.7 billion, respectively. At September 30, 2007 and 2006, there were overdrafts of approximately $1.5 million and $1.6 million, respectively. Certificate accounts with balances of $100 thousand or more totaled approximately $2.1 billion and $1.8 billion at September 30, 2007 and 2006, respectively.

The following table sets forth maturities of certificates of deposit equal to or greater than $100 thousand as of September 30, 2007.

As of September 30, 2007 (1)
(In thousands)
Three months or less	$543,137
Over 3 months through 6	844,072
Over 6 months through 12	402,476
Over 12 months through 24	95,475
Over 24 months through 36	119,232
Over 36 months through 48	55,000
Over 48 months through 60	31,321

$2,090,713

(1)	Included in the table above are $293.4 million of certificates of deposit issued to the State of Florida with an average rate of 4.85%. These certificates are collateralized with a letter of credit of $155 million at September 30, 2007, issued by the FHLB Atlanta.

Interest expense on deposits for the years ended September 30, 2007, 2006 and 2005 was as follows:

	September 30,
	2007	2006	2005
	(In thousands)
Transaction and money market accounts	$16,866	$8,954	$5,482
Savings accounts	66,580	47,838	21,096
Certificates of deposit	218,889	143,178	71,735

	$302,335	$199,970	$98,313

Early withdrawal penalties on certificates of deposit are recognized as a reduction of interest expense on deposits. For the years ended September 30, 2007, 2006 and 2005, early withdrawal penalties totaled $769 thousand, $682 thousand and $350 thousand, respectively.

(9) Borrowings

Securities Sold under Agreements to Repurchase

Interest expense on securities sold under agreements to repurchase aggregated $19.9 million, $53.9 million and $36.2 million for the years ended September 30, 2007, 2006 and 2005, respectively.

The following sets forth information concerning repurchase agreements for the periods indicated:

	As of and for the Years Ended September 30,
	2007	2006
	(Dollars in thousands)
Maximum amount of outstanding agreements at any month end during the period	$829,435	$1,308,370
Average amount outstanding during the period	$407,962	$1,118,696
Weighted average interest rate for the period	5.33%	4.83%

The carrying amount of mortgage-backed securities sold under agreements to repurchase amounted to $143 million as of September 30, 2007. The agreements are overnight agreements with an average interest rate of 4.58% at September 30, 2007.

Advances from Federal Home Loan Bank

Advances outstanding as of September 30, 2007 and 2006 from the FHLB Atlanta incur interest and have contractual repayments as follows:

	As of September 30,
	2007			2006
	Amount	Range of Interest Rates		Amount	Range of Interest Rates
	(Dollars in thousands)
Repayable During Year Ending September 30,
2007				$3,605,000	2.34%	5.63%
2008	$3,150,000	3.95%	5.61%	880,000	2.59%	5.61%
2009	1,470,000	4.55%	5.36%	100,000	4.64%	4.74%
2010 (1)*, (2)**	1,165,000	3.62%	5.00%	150,000	3.61%	3.72%
2011	60,000	4.97%	4.97%	—	—	—
2012 (3)*	25,000	4.17%	4.17%	—	—	—
2015 (4)*, (5)*(6)	364,100	0.00%	4.79%	439,100	0.00%	4.79%
2016 (6)	250	0.00%	0.00%	250	0.00%	0.00%

Total contractual outstanding	$6,234,350			$5,174,350

* (1) Advances	for $100 million are callable by the FHLB in 2008.
** (2) Advances	for $175 million are callable by FHLB in 2009.
* (3) Advances	for $25 million are callable by FHLB in 2009.
* (4) Advances	for $264 million are callable by FHLB in 2008.
* (5) Advances	for $100 million are callable by FHLB in 2009.
(6) Zero	per cent rate represent advances related to CRA.
*	Callable on call date and each quarter there after
**	Callable on call date only

The terms of a security agreement with the FHLB Atlanta include a specific assignment of collateral that requires the maintenance of qualifying first mortgage loans as pledged collateral with unpaid principal amounts at least equal to 100% of the FHLB advances, when discounted at 85% of the unpaid principal balance. The FHLB Atlanta stock, which is recorded at cost of $305 million as of September 30, 2007, is also pledged as collateral for these advances.

Convertible Senior Notes

BankUnited issued $120 million principal amount of convertible senior notes due 2034 in a private placement to certain qualified institutional buyers in 2004. The notes bear interest at the rate of 3.125% per year payable on March 1 and September 1 of each year, beginning on September 1, 2004. Beginning on March 1, 2011, BankUnited will pay additional contingent interest on the notes if the average trading price of the notes is above a specified level.

The notes are convertible by holders into shares of BankUnited’s Class A Common Stock at an initial conversion rate of 26.2771 shares of Class A Common Stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $38.06 per share of Class A Common Stock (subject to adjustment in certain events), only under the following circumstances: (1) during any fiscal quarter after the first fiscal quarter ended March 31, 2004 if the closing sale price of our Class A Common Stock exceeds 125% of the then current conversion price for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the last trading day of the immediately preceding fiscal quarter, (2) during prescribed periods, upon the occurrence of specified corporate transactions, or (3) if we have called the notes for redemption.

The conversion rate of the notes is subject to adjustments for certain events, including but not limited to the issuance of stock dividends on our Class A Common Stock, the issuance of rights or warrants, subdivisions, or combinations of our Class A Common Stock, distributions of capital stock indebtedness or assets, cash dividends and issuer tender or exchange offers. The conversion rate may not be adjusted for other events that may adversely affect the trading price of the notes or the Class A Common Stock into which such notes may be convertible.

Under the terms of the First Supplemental Indenture entered into in December 2004, BankUnited has irrevocably elected and agreed to pay only cash in settlement of the principal amount of the Notes in respect of its conversion obligations. BankUnited has retained the right to elect to settle any and all conversion obligations in excess of the principal amount of the Notes in cash or shares of Class A Common Stock or a combination of cash and shares of Class A Common Stock. As a result of the amendment effected by the First Supplemental Indenture, the Notes will have no effect on the calculation of BankUnited’s diluted average shares outstanding until the market price for BankUnited’s Class A Common Stock exceeds the conversion price of $38.06 per share.

The notes will mature on March 1, 2034. BankUnited may redeem for cash some or all of the notes at any time on or after March 1, 2011 at 100% of the principal amount of the notes plus any accrued and unpaid interest, contingent interest and additional amounts, if any.

Holders may require BankUnited to purchase all or part of the notes for cash at a purchase price of 100% of the principal amount of the notes plus accrued and unpaid interest including contingent interest and additional amounts, if any, on March 1, 2011, March 1, 2014, March 1, 2019, March 1, 2024 and March 1, 2029 or upon the occurrence of a significant change (e.g., change of controlling interest in BankUnited).

The notes are senior unsecured obligations, ranking equally in right of payment with all of BankUnited’s existing and future unsecured senior indebtedness. The notes are effectively subordinated to BankUnited’s entire senior secured indebtedness and all indebtedness and liabilities of its subsidiaries. As of September 30, 2007, BankUnited did not have any senior secured indebtedness.

Trust Preferred Securities and Subordinated Debentures

BankUnited operates wholly-owned trust subsidiaries (“Trust Subsidiaries”) for the purpose of issuing Trust Preferred Securities and investing the proceeds from the sale thereof in Junior Subordinated Deferrable Interest Debentures issued by BankUnited (the “Subordinated Debentures”). All of the proceeds of the Trust Preferred Securities plus common securities issued by the Trust Subsidiaries are invested in Subordinated Debentures, which represent the sole assets of the Trust Subsidiaries. The Trust Preferred Securities pay preferential cumulative cash distributions at the same rate as the Junior Subordinated Debentures held by the Trust Subsidiaries. Considered together, back-up undertakings made by BankUnited with respect to the Trust Preferred Securities constitute a full and unconditional guarantee by BankUnited of the obligations of the Trust Preferred Securities. The carrying amount of trust preferred securities and subordinated debentures in BankUnited’s Consolidated Statement of Financial Condition of $237 million as of September 30, 2007, represents Trust Preferred Securities issued by its non-consolidated Trust Subsidiaries and the Subordinated Debentures issued to its non-consolidated Trust Subsidiaries. In addition BankUnited adjusts the carrying amount of certain Trust Preferred Securities in accordance with the hedge accounting requirements of SFAS No. 133.

The following table provides information for each of BankUnited’s Trust Subsidiaries with outstanding Trust Preferred Securities as of September 30, 2007:

	Outstanding as of September 30, 2007
	Trust Preferred Securities	Common Securities	Subordinated Debentures	Annual Rate of Preferential Cash Distribution	Maturity Date
BankUnited Statutory Trust III (6)	$25,000	$774	$25,774	3-Month Libor+3.40% (2)	9/26/2032
BankUnited Statutory Trust IV (6)	20,000	619	20,619	3-Month Libor+3.40% (3)	11/15/2032
BankUnited Statutory Trust V (6)	15,000	464	15,464	3-Month Libor+3.25% (4)	12/19/2032
BankUnited Statutory Trust VI (6)	17,640	546	18,186	3-Month Libor+3.15% (5)	3/26/2033
BUFC Statutory Trust VII (1) (6)	15,000	464	15,464	3-Month Libor+3.25%	4/3/2033
BankUnited Statutory Trust VIII (6)	15,000	464	15,464	3-Month Libor+1.86%	11/30/2034
BankUnited Statutory Trust IX (6)	15,000	464	15,464	5.835% (7)	11/30/2034
BUFC Statutory Trust X (6)	50,000	1,547	51,547	3-Month Libor+1.69%	12/15/2036
BankUnited Statutory Trust XI (6)	50,000	1,547	51,547	3-Month Libor+1.69%	3/15/2037
BankUnited Statutory Trust XII (6)	7,500	232	7,732	3-Month Libor+1.60%	12/15/2037

Total	$230,140	$7,121	$237,261

(1)	BankUnited uses an interest rate cap contract to hedge interest rate risk on this instrument with a notional amount of $15 million as of September 30, 2007.
(2)	Not to exceed 11.90% prior to September 26, 2007.
(3)	Not to exceed 11.90% prior to November 15, 2007.
(4)	Not to exceed 11.75% prior to December 26, 2007.
(5)	Not to exceed 11.75% prior to March 26, 2008.
(6)	In accordance with FIN No. 46, BankUnited has not consolidated these Trust Subsidiaries.
(7)	Fixed at 5.835% until December 30, 2009 at which time the rate converts to floating at 3-Month Libor + 1.86%.

During the twelve-month period ended September 30, 2007, BankUnited had a net increase of $41 million in trust preferred securities and subordinated debentures from $196 million at September 30, 2006 to $237 million. BankUnited operates wholly-owned trust subsidiaries for the purpose of issuing trust preferred securities and investing the proceeds from the sale thereof in junior subordinated deferrable interest debentures issued by BankUnited. The carrying amount of trust preferred securities and subordinated debentures in BankUnited’s

Consolidated Statement of Financial Condition was $237 million as of September 30, 2007, and represented trust preferred securities issued by its consolidated trust subsidiary and the subordinated debentures issued by BankUnited to its non-consolidated trust subsidiaries.

The net increase in trust preferred securities and in subordinated debentures reflects primarily four transactions during the twelve-month period ended September 30, 2007:

•	The issuance and sale of $50 million in subordinated debentures to wholly-owned trust subsidiary, BankUnited Statutory Trust X in October 2006;

•	The issuance and sale of $50 million in subordinated debentures to wholly-owned trust subsidiary, BankUnited Statutory Trust XI in March 2007;

•	The redemption in March 2007 of trust preferred securities with a balance of $23 million issued by BankUnited to its consolidated subsidiary BankUnited Capital;

•	The redemption in March 2007 of trust preferred securities with a balance of $25 million issued by BankUnited to its non-consolidated subsidiary BankUnited Statutory Trust II;

•	The redemption in May 2007 of trust preferred securities with a balance of $20 million issued by BankUnited to its non-consolidated subsidiary BankUnited Statutory Trust I; and

•	The issuance and sale of $8 million in subordinated debentures to wholly-owned trust subsidiary, BankUnited Statutory Trust XII in September 2007.

Issuance of HiMEDS equity units

During the third fiscal quarter of 2007, BankUnited raised $184 million through the sale of 3,680,000 6.75% HiMEDS equity units, which require holders to purchase common equity by May 2010 at a price in the range of $23.40 to $32.76.

BankUnited has been using and intends to use the net proceeds of the offering for general corporate purposes including buying shares of its Class A Common Stock, expanding operations through new branch offices and operations centers, acquisitions of debt and equity securities, redemption of outstanding debt and investing in loans and mortgage-backed or other securities.

The equity units carry a total distribution rate of 6.75%. Each equity unit has a stated amount of $50 and is initially comprised of (i) a 3-year purchase contract which will obligate the holder to purchase from BankUnited on May 17, 2010, a certain number of shares of Bankunited’s Class A Common Stock, for $50; and (ii) a 1/20 undivided beneficial interest in $1,000 principal amount of BankUnited’s 6.37% Senior Note due May 17, 2012. Holders of the equity units will be entitled to receive quarterly contract adjustment payments at a rate of 0.38% per year of the stated amount of $50 per equity unit. The threshold appreciation price of the equity units is $32.76.

BankUnited has recorded the fair value of the forward purchase contract as a reduction of additional paid-in capital for $1.9 million. The contract adjustment payment obligation has been recorded as a liability for its present value of $1.9 million.

The forward purchase contract is evaluated during each reporting period to ensure that it continues to qualify for equity classification under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” As of September 30, 2007, the forward purchase contract continued to qualify as equity.

Issuance of Junior Subordinated Debentures

On September 28, 2007, BankUnited issued $12.5 million principal amount of junior subordinated debentures due on December 15, 2017. The debentures bear an annual floating rate equal to 3-month LIBOR plus 3%. Interest will be paid quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (the “Distribution Periods”).

The amount of interest payable for each Distribution Period will be calculated by applying the interest rate to the principal amount outstanding at the commencement of the Distribution Period on the basis of the actual number of days in the Distribution Period concerned divided by 360.

The payment by BankUnited of the principal of, and premium, if any, and interest on all debentures is subordinated and junior in right of payment to the prior payment in full of all senior indebtedness of BankUnited, whether outstanding at the date of the issuance of these debentures or thereafter incurred.

The indebtedness represented by these debentures is unsecured by the assets of BankUnited and its affiliates and the debenture is not eligible as collateral for any loan by BankUnited.

These debentures may be redeemed on or after the interest payment date in December 2012 in accordance with the terms of the indenture.

(10) Accounting for Derivatives and Hedging Activities

BankUnited uses derivative instruments as part of its interest rate risk management activities to reduce risks associated with its loan origination and borrowing activities. Derivatives include loan commitments, forward sales contracts, and interest rate swaps and caps. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), BankUnited recognizes all derivatives as either assets or liabilities on the consolidated statement of condition and reports them at fair value with realized and unrealized gains and losses included in either earnings or in other comprehensive income, depending on the purpose for which the derivative is held and whether the derivative qualifies for hedge accounting.

Loan Commitments

BankUnited commits to originate one-to-four family residential mortgage loans with potential borrowers at specified interest rates for short periods of time, usually thirty days. If potential borrowers meet underwriting standards, these loan commitments obligate BankUnited to fund the loans, but do not obligate the potential borrowers to accept the loans. If the borrowers do not allow the commitments to expire, the loans are funded, and either placed into BankUnited’s loan portfolio or held for sale. Based on historical experience, the interest rate environment, and the underlying loan characteristics, BankUnited estimates the amount of commitments that will ultimately become loans held for sale and accounts for those as derivatives during the commitment period. As derivatives, the changes in the fair value of the commitments are recorded in current earnings under other non-interest expense with an offset to the consolidated statement of financial condition in other liabilities. Fair values are based solely on the relationship of observable market interest rates and are calculated by third parties.

Forward Sales Contracts

BankUnited enters into forward sales contracts in order to economically hedge fair value exposure of loan commitments and fair value exposure of loans held for sale to a change in interest rates. Fair value changes of forward sales contracts, not eligible for hedge accounting under SFAS No. 133, are recorded in earnings under non-interest expense with an offset in other liabilities. Hedge accounting was not applied to these contracts in fiscal years ended September 30, 2007 and September 30, 2006. Loans held for sale do not include any payment option loans.

Loans Held For Sale

Loans held for sale are accounted for under the lower of cost or market method, unless they are effectively hedged under SFAS No. 133. Lower of cost or market adjustments are recorded in earnings under non-interest expense. No adjustments, related to lower of cost or market, were booked in the fiscal years ended September 30, 2007 and September 30, 2006.

Interest Rate Swaps and Caps

At September 30, 2007, BankUnited had outstanding one interest rate cap contract used to reduce the risk of rising interest payments associated with specific variable rate debt instruments. This contract was accounted for as cash flow hedge under SFAS No. 133.

BankUnited applied hedge accounting based on the “short cut” method for interest rate swaps provided for in SFAS No. 133 for the quarter ended December 31, 2005. BankUnited reviewed its application of the short cut method in accounting for interest rate swaps in the subsequent quarter based on guidance issued by the SEC in December 2005, and concluded that three hedge transactions outstanding at December 31, 2005, did not meet the requirements set forth in the guidance and that hedge accounting was precluded for those items in the periods previously applied. BankUnited concluded that the reclassification of these swaps did not materially affect the results of operations for any period presented and recognized a $242 thousand net charge from prior periods for the quarter ended March 31, 2006. For the year ended September 30, 2006, a $2 million loss was recognized on this swap transaction. The “short cut” method has not been used in subsequent periods.

At September 30, 2007, BankUnited had no interest rate swap agreements outstanding.

The following table summarizes certain information with respect to the use of derivatives and their impact on BankUnited’s consolidated statements of income during the years ended September 30, 2007, 2006, and 2005:

	For the Years Ended September 30,
	2007	2006	2005
	(In thousands)
Interest Rate Swaps
Net loss recorded in non-interest income related to swaps	$(327)	$(1,657)	$(1,369)
Other Derivatives (1)
(Loss) gain recorded in non-interest expense related to loan commitments	(9)	146	(183)
(Loss) gain recorded in non-interest expense related to forward sales contracts	(657)	(231)	238

Total net loss recorded in earnings due to derivatives	$(993)	$(1,742)	$(1,309)

Note:	A charge of $4 thousand related to ineffectiveness related on cash flow hedges was booked during fiscal year 2007. Within the next 12 months, BankUnited estimates that $59 thousand will be reclassified out of other comprehensive income as a credit to earnings for cash flow hedges outstanding as of September 30, 2007.
(1)	BankUnited uses other derivatives to economically hedge interest rate risk, but they do not qualify for hedge accounting treatment.

(11) Regulatory Capital

The Bank’s regulatory capital levels as of September 30, 2007, 2006, and 2005 were as follows:

	As of September 30,
	2007	2006	2005
	(Dollars in thousands)
Tier 1 Leverage Capital
Amount	$1,183,375	$990,629	$756,810
Actual Ratio	7.8%	7.3%	7.1%
Well-Capitalized Minimum Ratio (1)	5.0%	5.0%	5.0%
Adequately Capitalized Minimum Ratio (1)	4.0%	4.0%	4.0%

Tier 1 Risk-Based Capital (2)
Amount	$1,183,375	$990,629	$756,810
Actual Ratio	14.6%	13.8%	14.0%
Well-Capitalized Minimum Ratio (1)	6.0%	6.0%	6.0%
Adequately Capitalized Minimum Ratio (1)	4.0%	4.0%	4.0%

Total Risk-Based Capital
Amount	$1,232,706	$1,013,770	$774,390
Actual Ratio	15.4%	14.3%	14.5%
Well-Capitalized Minimum Ratio (1)	10.0%	10.0%	10.0%
Adequately Capitalized Minimum Ratio (1)	8.0%	8.0%	8.0%

(1)	Based on Office of Thrift Supervision regulations adopted to implement the “prompt corrective action” provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991.
(2)	Tier 1 risk-based capital ratio is the ratio of core capital to risk weighted assets.

Regulatory capital and net income amounts as of and for the years ended September 30, 2007, 2006 and 2005 did not differ from regulatory capital and net income amounts reported to the OTS.

Payment of dividends by the Bank is limited by federal regulations, which provide for certain levels of permissible dividend payments depending on the Bank’s regulatory capital and other relevant factors. In September 2007, BankUnited contributed $80 million in additional capital to the Bank. In December 2005, June and September of 2006, BankUnited contributed $15 million, $75 million, and $40 million, respectively, in additional capital to the Bank. In March, June and September 2005, BankUnited contributed $42 million, $30 million, and $25 million, respectively, in additional capital to the Bank. The majority of these contributions were funded by proceeds BankUnited received from the issuance of HiMEDS Units senior notes of $184 million in April 2007, net proceeds from the stock offering of $150.9 million in January 2006, and the issuance of $120 million of convertible senior notes in February and March 2004.

(12) Stockholders’ Equity

BankUnited has a capital structure with the following characteristics:

Preferred Stock:

Issued in series with rights and preferences to be designated by the Board of Directors. As of September 30, 2007, and 2006, 10,000,000 shares of Preferred Stock were authorized, 2,000,000 of which were designated to a particular series and 8,000,000 of which were not designated.

Noncumulative Convertible Preferred Stock, Series B (“Series B Preferred”)—

•	Dividends—Quarterly noncumulative cash dividends are paid at an annual rate of $0.55 per share;

•	Redemption—Not redeemable by BankUnited until October 1, 2007 or later unless approved by the holders of at least 50% of the Series B Preferred shares;

•	Voting Rights—Two and one half votes per share;

•	Preference on Liquidation—Voluntary liquidation at the applicable redemption price per share and involuntary at $7.375 per share; and

•

Convertibility: Convertible into 1.4959 shares (adjusted for all stock dividends) of Class B Common Stock for each share of Series B Preferred surrendered for conversion, subject to adjustment on the occurrence of certain events.

Common Stock:

Issued in series with rights and preferences to be designated by the Board of Directors. As of September 30, 2007 and 2006, there were 100,000,000 and 60,000,000 shares of Class A Common Stock, respectively, authorized and 3,000,000 shares of Class B Common Stock were authorized.

Class A Common Stock

•	Dividends—As declared by the Board of Directors in the case of a dividend alone or not less than 110% of the amount per share of any dividend declared on the Class B Common Stock; and

•	Voting Rights: One tenth of one vote per share.

Class B Common Stock

•	Dividends—As declared by the Board of Directors;

•	Voting Rights—One vote per share; and

•	Convertibility—Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

BankUnited’s Board of Directors declared dividends of $0.005 per share on its Class A Common Stock on November 28, 2006, March 5, 2007, May 31, 2007, and August 29, 2007. BankUnited continues to declare and pay such dividends on a quarterly basis subject to termination at any time at the sole discretion of the Board of Directors.

BankUnited has a stock repurchase program which was initially authorized by its Board of Directors on October 24, 2002. BankUnited has supplemented that authorization, raising the number of shares authorized to be repurchased to 3,000,000, 3,600,000 and 4,400,000 on October 25, 2006, January 23, 2007 and April 16, 2007, respectively. Under the program, BankUnited could purchase up to 4,400,000 shares of its Class A Common Stock in open market transactions from time to time at such prices and on such conditions as the Executive Committee of the Board of Directors determines to be advantageous. This plan does not have an expiration date.

BankUnited purchased 1,738,295 shares of stock in fiscal 2007. This represents a purchase of stock under the authorized purchase program. There were 2,572,005 shares available for purchase under this program as of September 30, 2007. During fiscal 2006 BankUnited did not purchase any shares of stock.

(13) Stock-Based Compensation and Other Benefit Plans

Stock-Based Compensation

At September 30, 2007, BankUnited had certain stock-based compensation plans approved by shareholders and designed to provide incentives to current and prospective officers, directors and employees of BankUnited and its subsidiaries. Under the plans, BankUnited may award stock options, stock appreciation rights, restricted stock, restricted stock units and awards in lieu of obligations, dividend equivalents, other stock-based awards and performance awards in each of its classes of stocks.

The following table summarizes terms of BankUnited’s stock-based incentive compensation plans approved as of September 30, 2007:

	Stock Compensation Plans
	Maximum Term	Shares Authorized	Class of Stock	Vesting Requirements	Types of Equity Compensation
2007 Stock Award and Incentive Plan	10 Years	5,000,000	Common A & B; Series B Preferred	0-10 Years	RS, RSU, ISO, NQ SAR
2002 Stock Award and Incentive Plan	10 Years	2,774,920	Common A & B; Series B Preferred	0-10 Years	RS, RSU, ISO, NQ
1996 Incentive and Stock Award Plan	10 Years	3,800,000	Common A & B; Series B Preferred	0-10 Years	RS, ISO, NQ
1994 Incentive Stock Option Plan	10 Years	250,000	Common A & B	0-10 Years	ISO, NQ

RS—Restricted Stock

RSU—Restricted Stock Unit

ISO—Incentive Stock Option

NQ—Non-qualified Stock Option

SAR—Stock Appreciation Rights

Shares issued in connection with stock-based compensation are registered under the plans. BankUnited’s practice is to issue new shares when restricted awards are granted and options are exercised.

At the 2007 Annual Meeting, BankUnited’s shareholders approved the 2007 Stock and Incentive Award Plan which comprised 5,000,000 shares of stock plus the combined forfeited shares and options from previous plans. The Plan also allows for the shares to be increased by 8% of any issuance or deliverance of Company stock during the term of the Plan not including any issuances under the Plan or Pre-Existing Plans. At September 30, 2007, there were 4.7 million shares of all classes available under the Plan.

The stock-based compensation grants reflect BankUnited’s intent of rewarding the officers, directors and employees for BankUnited’s performance, reinforcing commitment to BankUnited and responding to increased competitive pressures for talented personnel in BankUnited’s market area. Some of the awards granted to BankUnited’s most senior executives are subject to being earned by the achievement of specified performance goals.

BankUnited’s Compensation Committee sets the vesting, expiration, and forfeiture terms for the restricted stock and option awards granted under BankUnited’s Plans at the time of the grant.

Unvested stock based compensation awards are subject to being forfeited upon termination of employment, except that early vesting conditions generally provide that the award will vest fully in the event of death and may fully vest with the approval of the Compensation Committee under other circumstances. Upon termination of employment, option holders have thirty days to exercise vested options, except in the case of death where the option holder’s legal representative has up to one year to exercise the options.

Unvested stock-based compensation may vest before the end of the scheduled vesting term in cases of change in control of BankUnited. Awards granted to certain executive officers will immediately vest if there is a change in control of BankUnited. Such awards will vest and become exercisable for all other employees in the event that any successor company does not assume the obligations or the employee is involuntarily terminated within twenty-four (24) months following the effective date of the change in control.

Effective October 1, 2005, BankUnited adopted SFAS No. 123R “Share Based Payments” using the modified prospective transition method. SFAS No. 123R requires companies to calculate compensation expense arising from stock-based compensation based on the respective fair values of awards at grant date.

BankUnited has elected to adopt the transition method for accounting for the tax effects of share-based payment awards provided in FSP No. 123R-3. This transition method is used in determining the amount of additional paid in capital resulting from tax benefits in years prior to the adoption of SFAS No. 123R that is available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123R.

The following table presents the total stock-based compensation for fiscal 2007:

Twelve Months Ended September 30, 2007
(Dollars in thousands)
Total stock-based compensation	$7,628
Total recognized tax benefit related to stock-based compensation	$3,694

As of September 30, 2007, there was $26.6 million of total unrecognized compensation costs related to non-vested share-based compensation arrangements granted under the Plan. BankUnited expects to recognize that cost over a weighted-average period of approximately 4.3 years.

Options

BankUnited may award both incentive stock options and non-qualified stock options. Options granted under BankUnited’s Plans expire six to ten years after the date of grant and are granted at or above the fair market value (closing price) of the stock on the date of grant. An option may vest over a period ranging from immediate to nine years.

BankUnited has used the Black-Scholes model to calculate fair values of options awarded. This model requires assumptions as to expected volatility, dividends, terms, and risk free rates. Assumptions used for the periods covered herein, are outlined in the table below:

	Twelve Months Ended September 30,
	2007	2006
Expected Volatility	26.0% - 28%	26.0%
Expected Dividend	0.10% - 1.85%	0.07% - 1.23%
Expected Term in Years	3.9 - 5.0	3.9 - 5.0
Risk Free Rate	4.52% - 4.75%	4.37% - 4.93%

Expected volatilities are based on historical volatility trends of BankUnited’s Class A Common Stock and other factors. Expected dividends reflect a range from actual dividends paid on BankUnited’s Class A Common Stock and Series B Preferred Stock. Expected terms represent the period of time that options granted are expected to be outstanding; the range above results from certain categories of recipients exhibiting different exercise behavior. The risk free rate is based on the U.S Treasury yield curve in effect at the time of grant for the appropriate life of each option.

The following table presents the activity of BankUnited’s outstanding stock options, for all classes of Common Stock for the year ended September 30, 2007:

	Number of Shares	Weighted Average Price per Share	Weighted Average Remaining Contractual Terms	Aggregate Intrinsic Value
	(Dollars and shares in thousands)
Options outstanding, September 30, 2006	2,305	$17.73
Options granted	415	$22.36
Options exercised	(203)	$8.51
Options forfeited	(55)	$22.43
Options expired	(46)	$23.94

Options outstanding, September 30, 2007	2,416	$19.08	5.6	$3,985

Exercisable at September 30, 2007	1,669	$17.69	4.9	$3,894
Unvested at September 30, 2007	747	$22.20	7.0	$91

The following table presents the activity of BankUnited’s outstanding stock options, for Series B Preferred Stock, for the year ended September 30, 2007:

Series B Preferred Options	Number of Shares	Weighted Average Price per Share	Weighted Average Remaining Contractual Terms	Aggregate Intrinsic Value
	(Dollars and shares in thousands)
Outstanding September 30, 2006	941	$26.75
Granted	160	$23.90.
Exercised	(62)	$10.85

Outstanding September 30, 2007	1,039	$27.26	4.7	$1,241

Exercisable at September 30, 2007	672	$25.19	3.8	$1,202
Unvested at September 30, 2007	367	$31.06	6.5	$39

The following table presents the values of option grants and exercises for the twelve-month periods ended September 30, 2007, 2006 and 2005:

	Twelve Months Ended September 30,
	2007	2006	2005
	(Dollars in thousands, except for amount per share)
Grant date weighted average fair value per share of options granted	$6.39	$11.33	$7.87
Total intrinsic value of options exercised	$4,409	$9,659	$5,280
Cash received from options exercised	$2,400	$3,972	$1,565
Actual tax benefit to be realized from option exercises	$1,065	$3,100	$1,082

The total fair value of options granted above fair value on the grant date during the year ended September 30, 2005 was $2.8 million. There were no options granted during fiscal years 2006 and 2007 at a price above fair value on their grant dates.

Restricted Stock

Restricted awards granted without performance-based restrictions vest in annual installments over periods ranging from immediate to fourteen years commencing on the date of the grant. The vesting schedules are intended to encourage officers, directors and employees to make long-term commitments to BankUnited.

Fair value for non-vested shares is determined based on the closing price of BankUnited’s shares on the grant date.

A summary of the status of BankUnited’s non-vested restricted common shares and restricted common units for fiscal 2007 is presented below:

Common Unvested Shares *	Number of Shares (in thousands)	Weighted Average Price per Share (at date of grant)
Outstanding September 30, 2006	477	$25.28
Granted	252	$23.77
Vested	(106)	$23.76
Forfeited	(44)	$24.10

Outstanding September 30, 2007	579	$24.58

*	Including Restricted Stock Units

A summary of the status of BankUnited’s unvested Series B Preferred Stock restricted shares for fiscal 2007 is presented below:

Preferred Unvested Shares	Number of Shares (in thousands)	Weighted Average Price per Share (at date of grant)
Outstanding at September 30, 2006	341	$31.03
Granted	105	40.12
Vested	(50)	29.91

Outstanding at September 30, 2007	396	$33.58

The following table presents the values of restricted stock grants and vesting for the twelve-month periods ended September 30, 2007, 2006 and 2005:

	Twelve Months Ended September 30,
	2007	2006	2005
Grant date weighted average fair value per share of restricted stock granted	$28.59	$27.62	$31.70
Fair value per share of shares vested	$25.73	$32.19	$30.97

Performance Based Awards

Under the 2007 Plan the Compensation Committee has the authority to grant performance awards requiring the achievement of pre-determined goals by a future date. The goals are business-based goals such as growth in assets, loans and/or deposits; enhancing earnings by achieving certain levels of revenue and/or net income, improving or maintaining quality of assets, and improving net interest margins.

Performance based stock awards are granted by the Compensation Committee and may be earned over periods ranging from one year to three years. If restricted and to the extent that an award is earned, vesting commences the date that the grant is earned and vests, thereafter over a period of five to eight years, contingent on the person receiving the award employed by BankUnited.

The level of achievement of performance based stock awards is estimated and the grant is divided into equal groups that vest in accordance with the directive of the Compensation Committee. Each group is amortized from the date of the grant to the date of vesting.

Performance based restricted stock awards can be voted from the date of the award and are paid dividends only after they have been declared earned by the Compensation Committee.

As of September 30, 2007 BankUnited had the following awards outstanding in both Class A Common Stock and Series B Preferred Stock, which are included in the total unvested share information previously disclosed.

Performance Based Unvested Shares Common A	Number of Shares (in thousands)	Weighted Average Price per Share (at date of grant)
Outstanding at September 30, 2006	26	$23.65
Granted	28	$26.82
Vested	(3)	$23.65

Outstanding at September 30, 2007	51	$25.40

Performance Based Unvested Shares Preferred B	Number of Shares (in thousands)	Weighted Average Price per Share (at date of grant)
Outstanding at September 30, 2006	317	$30.68
Granted	105	$40.12
Vested	(46)	$29.45

Outstanding at September 30, 2007	376	$33.46

The following table presents the values of performance-based awards and vesting for the twelve-month periods ended September 30, 2007, 2006 and 2005:

	Twelve Months Ended September 30,
	2007	2006	2005
Grant date weighted average fair value per share of performance-based stock granted	$37.32	$32.56	$41.74
Weighted average fair value per share of shares vested	$29.06	$39.08	$34.21

Acceleration of Vesting

On January 24, 2005, the Compensation Committee of the Board of Directors of BankUnited determined to accelerate the vesting of two stock options which were granted to Alfred Camner, BankUnited’s Chief Executive Officer, and Ramiro Ortiz, BankUnited’s President and Chief Operating Officer, under BankUnited’s 2002 Stock Award and Incentive Plan (the “2002 Plan”) on September 30, 2004. The acceleration of vesting was approved to become effective automatically if, and at such time, that the market price of BankUnited’s Class A Common Stock closed below $29.15 per share. The exercise prices of both options were based on the fair market value of

BankUnited’s Class A Common Stock on the date of grant, which was $29.15. On January 25, 2005, the price of BankUnited’s Class A Common Stock closed at $29.04 per share. The acceleration of the vesting period for the options granted to the CEO and COO met the criteria for variable accounting under FASB Interpretation No. 44, however, because the vesting of these options was accelerated at a time when the exercise price was higher than the market price of the underlying stock, the acceleration did not result in a charge to earnings for compensation expense. As a result of the acceleration, the option granted to the CEO for the purchase of 75,000 shares of BankUnited’s Noncumulative Convertible Preferred Stock, Series B, and the option granted to the President and COO for the purchase of 50,000 shares of BankUnited’s Class A Common Stock, became immediately vested and exercisable on January 25, 2005, instead of vesting in five equal installments commencing on the first anniversary of the date of grant.

BankUnited projects that, if the vesting of these options had not been accelerated, then SFAS No. 123R would have required BankUnited to recognize approximately $1.4 million in compensation expense from these options over their remaining vesting terms, in quarters beginning after September 30, 2005. In exchange for the benefits conferred on the CEO by the accelerated vesting of his option, the Compensation Committee and the CEO agreed that the term of such option shall be shortened from ten years to eight years. The Compensation Committee agreed with the President and COO that the term of his employment agreement, which would otherwise expire on September 30, 2007, shall be extended by one additional year, subject to such other terms and conditions specified therein.

On May 20, 2005, the Compensation Committee determined to accelerate the vesting of two additional stock options, which were also granted to CEO under the 2002 Plan. The acceleration of vesting was approved to become effective immediately. As a result of the acceleration, an option granted to the CEO on April 28, 2004 for the purchase of 10,000 shares of the Company’s Noncumulative Convertible Preferred Stock, Series B (“Series B Preferred Stock”), at an exercise price of $38.97 per share, became immediately vested and exercisable, instead of vesting in eight equal installments commencing on the first anniversary of the date of grant; and an option granted to the CEO on October 26, 2004 for the purchase of 50,000 shares of the Series B Preferred Stock, at an exercise price of $41.74 per share, became immediately vested and exercisable instead of vesting in five equal installments commencing on the first anniversary of the date of grant. Each share of Series B Preferred Stock is convertible into 1.4959 shares of BankUnited’s Class B Common Stock, and each share of the BankUnited’s Class B Common Stock is convertible into one share of the BankUnited ‘s Class A Common Stock.

The acceleration of the vesting period for the options meets the criteria for variable accounting under FASB Interpretation No. 44. However, the exercise prices of both options were based on the fair market value of BankUnited’s Class A Common Stock on the dates of grant, which was $26.05 on April 28, 2004, and $27.90 on October 26, 2004. On May 20, 2005, the Company’s Class A Common Stock closed at $25.07. The fair market value of the Series B Preferred Stock, calculated as the closing price of the Class A Common Stock multiplied by 1.4959, was $37.50. Because the vesting of these options was accelerated at a time when their exercise prices were higher than the market value of the underlying stock, the acceleration did not result in a charge to earnings for compensation expense. The value of these options were reflected in the footnote disclosures to BankUnited’s financial statements for the quarter ending September 30, 2005, as required by SFAS No. 148. BankUnited projects that, if the vesting of these options had not been accelerated, then SFAS No. 123R would have required BankUnited to recognize approximately $690 thousand in compensation expense from these options over their remaining vesting terms, in quarters beginning after September 30, 2005.

The 2002 Plan permits the Compensation Committee to adjust the terms and conditions of awards granted under that plan in response to changes in accounting principles, among other reasons, subject to certain restrictions. The Compensation Committee determined to accelerate the vesting of these options as a result of the issuance by the FASB of SFAS No. 123R, which BankUnited adopted effective October 1, 2005. BankUnited anticipates that, by accelerating the vesting of these options at a time when their exercise price was higher than the market price, BankUnited will not be required to recognize compensation expense on the options. The value of these options is reflected in the pro-forma earnings per share disclosures below, as required by SFAS No. 148.

Pro forma

Had compensation cost for BankUnited’s stock-based compensation plans been determined based on the fair value at the grant dates for stock option awards consistent with the methodology prescribed by SFAS No. 123R, BankUnited’s net income and earnings per share for fiscal 2005, would have been reduced to the pro forma amounts indicated below

2005
(Dollars in thousands, except for amount per share)
Net income, as reported	$27,537
Add: Total stock-based employee and director compensation expense included in net income, net of related tax effects	1,794
Deduct: Total stock-based employee and director compensation expense determined under the fair value based method for all awards, net of related tax effects (1)	8,312

Pro forma net income	$21,019

Earnings per share:
Basic—as reported	$0.90
Basic—pro forma	$0.68
Diluted—as reported	$0.85
Diluted—pro forma	$0.65
Assumptions for weighted average grant-date fair value of options using the Black—Scholes Merton option pricing model are as follows:
Dividend yields	0.07%
Expected volatility	26.8%
Risk-free interest rates	3.83%
Expected life (in years)	4.6

(1)	BankUnited recognizes the tax effect of option exercises in additional paid in capital.

The pro forma results of operations reported above are not likely to be representative of the effects on reported income of future years due to vesting arrangements and additional option grants. The fair value of each option has been estimated on the date of the grant using the Black-Scholes Merton option pricing model.

BankUnited 401(k) Plan

BankUnited sponsors a 401(k) profit sharing plan for its eligible employees. Under the terms of the combined plan eligible employees are permitted to contribute to the plan up to the limits set by law. BankUnited currently makes matching contributions in the form of BankUnited Class A Common stock at a rate of 75% of employee contributions up to a maximum matching contribution of 4.5% of the employees’ salary. Employees are eligible to participate in the plan after one month of service and begin vesting in BankUnited’s contribution after two years of service at the rate of 25% per year up to 100% at five years of service. For fiscal 2007, 2006 and 2005, the Bank made total matching contributions of approximately $2.1 million, $1.5 million, and $1.3 million, respectively.

(14) Income Taxes

The components of the provision for income taxes for the years ended September 30, 2007, 2006 and 2005 are as follows:

	For the Years Ended September 30,
	2007	2006	2005
	(In thousands)
Current-federal	$38,512	$30,077	$1,065
Current-state	71	87	42
Deferred	3,719	11,504	9,271

Total	$42,302	$41,668	$10,378

BankUnited’s effective tax rate differs from the statutory federal income tax rate as follows:

	Years Ended September 30,
	2007		2006		2005
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Tax at federal income tax rate	$43,288	35.0%	$43,940	35.0%	$13,270	35.0%
Increase (decrease) resulting from:
Tax exempt income	(2,737)	(2.2)	(3,061)	(2.4)	(2,688)	(7.1)
State tax, less effect on federal tax	30	—	57	—	27	0.1
Other, net	1,721	1.4	732	0.6	(231)	(0.6)

Total	$42,302	34.2%	$41,668	33.2%	$10,378	27.4%

The tax effects of significant temporary differences included in the net deferred tax liability as of September 30, 2007 and 2006 were:

	September 30,
	2007	2006
	(In thousands)
Deferred tax asset:
Non-accrual interest	$3,054	$227
Loan loss and other reserves	20,730	12,969
Unrealized losses in other comprehensive income	7,061	10,981
Share based compensation	1,271	2,465
Other	2,297	210

Gross deferred tax asset	34,413	26,852

Deferred tax liability:
Deferrals and amortizations	7,341	6,879
Depreciation	35	940
Deferred REIT income	51,342	37,477
Contingent interest on convertible senior notes	7,400	5,177
Other	197	641

Gross deferred tax liability	66,315	51,114

Net deferred tax liability	$31,902	$24,262

BankUnited files a consolidated federal income tax return with its subsidiaries other than BU REIT, Inc. on a fiscal year ending on September 30. BU REIT, Inc. files a separate tax return on a calendar-year basis.

At September 30, 2007, BankUnited had $409 thousand in tax bad debt reserves originating before December 31, 1987 for which deferred taxes have not been provided. The amount becomes taxable under the Internal Revenue Code upon the occurrence of certain events, including certain non-dividend distributions. BankUnited does not anticipate any actions that would ultimately result in the recapture of this amount for income tax purposes.

The components of deferred income tax benefit relate to the following:

	Years Ended September 30,
	2007	2006	2005
	(In thousands)
Deferred REIT income	$13,865	$9,600	$11,648
Differences in book/tax depreciation	(905)	187	(997)
Non-accrual interest	(2,827)	(65)	321
Net operating loss	—	3,375	(3,375)
Loan loss and other reserves	(7,761)	(3,729)	(575)
Deferrals and amortization	462	1,091	460
Contingent interest	2,223	2,067	2,030
Stock-based compensation	1,194	(1,091)	(682)
Other, net	(2,532)	69	441

Total deferred tax benefit	$3,719	$11,504	$9,271

(15) Commitments and Contingencies

BankUnited is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to fund loans, lines of credit, and commercial and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. BankUnited’s exposure to credit loss is represented by the contractual amount of these commitments. BankUnited follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

Total commitments at September 30, 2007 and 2006 were as follows:

	September 30,
	2007	2006
	(In thousands)
Commitments to fund loans:
Residential	$541,550	$746,169
Commercial and commercial real estate	117,051	70,160
Construction	109,196	180,430
Unfunded commitments under lines of credit	700,655	715,349
Commercial and standby letters of credit	47,490	47,492

Total	$1,515,942	$1,759,600

Commitments to fund loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to fund loans generally have fixed expiration dates or other termination clauses and may require payment of a fee. Unfunded commitments under lines of credit, include consumer, commercial, and commercial real estate lines of credit to existing customers. The commitments under lines of credit may expire without being drawn upon, therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by BankUnited, is based on management’s credit evaluation of the customer.

Commercial and standby letters of credit are conditional commitments issued by BankUnited to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support trade transactions or guarantee arrangements. Fees collected on standby letters of credit represent the fair value of those commitments and are deferred and amortized over their term, which is typically one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. BankUnited generally holds collateral supporting those commitments if deemed necessary.

BankUnited and the Bank have employment and change in control agreements with certain members of senior management. The employment agreements, which establish the duties and compensation of the executives, have terms ranging from one year to five years, and include specific provisions for salary, bonus, other benefits and termination payments in certain circumstances. In addition to other provisions, the change in control agreements provide for severance payments in the event of a change in control.

BankUnited and its subsidiaries, from time to time, are involved as plaintiff or defendant in various legal actions arising in the normal course of their businesses. While the ultimate outcome of any such proceedings cannot be predicted with certainty, it is the opinion of management that no proceedings exist, either individually or in the aggregate, which, if determined adversely to BankUnited and its subsidiaries, would have a material effect on BankUnited’s consolidated financial condition, results of operations or cash flows.

(16) Related Party Transactions

From time to time, BankUnited, FSB makes loans in the ordinary course of its business as a financial institution to directors, officers and employees of BankUnited, as well as to members of their immediate families and affiliates, to the extent consistent with applicable laws and regulations. As of September 30, 2007 and 2006, these loans totaled $2.0 million, and $2.3 million, respectively.

The following table provides an analysis of changes in the amounts of related party loans during fiscal years 2007 and 2006:

	Related Party Loans
	2007	2006
	(In thousands)
Beginning balance	$2,341	$6,363
Additions	380	519
Payments	(577)	(541)
Other (1)	(152)	(4,000)

Ending balance	$1,992	$2,341

(1)	Other represents loans to individuals who no longer have related interest.

For the 2007, 2006 and 2005 fiscal years, BankUnited retained the law firm of Camner, Lipsitz and Poller, Professional Association (“CLP”), as general counsel. Alfred R. Camner, Chief Executive Officer and Chairman of the Board of Directors of BankUnited, is the Senior Managing Director of CLP. For the 2007, 2006 and 2005 fiscal years, BankUnited paid CLP approximately $4.9 million, $3.6 million, and $3.5 million, respectively, in legal fees allocable to loan closings, foreclosures, litigation, corporate and other matters. Errin Camner, Managing Director of CLP, is the daughter of Alfred R. Camner.

In fiscal 2005, CLP subleased approximately 2,223 square feet of office space from BankUnited in Coral Gables, Florida. The sublease extends through January 31, 2014 and may be renewed for up to four additional five-year terms, subject to BankUnited’s exercising its right to renew under the master lease. Under the terms of the sublease the minimum annual rent for the property is $61,249. Payments from CLP to BankUnited during the fiscal year 2007 totaled $79,026 consisting of rental payments and $12,533 paid to BankUnited as reimbursements for tenant improvements for the fiscal year 2006 and $87,161 consisting of rental payments and $22,598 paid to BankUnited as reimbursements for tenant improvements for the fiscal year 2006 and in fiscal year 2005 BankUnited was paid $52,265 in rent. BankUnited believes that the terms of the sublease reflect market rates comparable to those prevailing in the area for similar transactions involving non-affiliated parties at the time the sublease was made.

During the fiscal years 2007, 2006 and 2005, BankUnited obtained policies for directors’ and officers’ liability insurance, banker’s blanket bond insurance, commercial multi-peril insurance, workers’ compensation insurance and BankUnited’s health and dental insurance through HBA Insurance Group (“Head-Beckham); Based on information provided by Head-Beckham, Head-Beckham received approximately $319 thousand, $345 thousand, and $300 thousand, respectively, in commissions on premiums paid for these policies. Marc Jacobson, a director of BankUnited, is a Senior Vice President and member of the Board of Directors of Head-Beckham and holds less than 2% of its stock.

(17) BankUnited Financial Corporation

The following summarizes the major categories of BankUnited’s (holding company only) financial statements:

Condensed Statements of Financial Condition

	As of September 30,
	2007	2006
	(In thousands)
Assets:
Cash	$203,772	$28,752
Federal Home Loan Bank overnight deposits	50	55

Cash and cash equivalents	203,822	28,807
Investments available for sale, at fair value	4,933	5,559
Accrued interest receivable	135	1,366
Investment in the Bank	1,202,867	1,005,909
Investment in other subsidiaries	5,216	3,190
Other assets	34,095	25,782

Total assets	$1,451,068	$1,070,613

Liabilities and Capital:
Convertible senior notes	$120,000	$120,000
HiMEDS Units senior notes	184,000	—
Trust preferred securities and subordinated debentures	237,261	195,791
Junior subordinated debt	12,500	—
Other liabilities	85,341	1,662

Total liabilities	639,102	317,453
Stockholders’ equity	811,966	753,160

Total liabilities and stockholders’ equity	$1,451,068	$1,070,613

Condensed Statements of Operations

	For the Years Ended September 30,
	2007	2006	2005
	(In thousands)
Interest income	$3,574	$1,979	$2,160
Interest expense	33,320	17,729	13,259
Equity income of the Bank and other subsidiaries	109,599	103,629	40,523
Gain (loss) on sale of investment securities	40	(624)	1,040
Other non-interest income	9	—	—
Non-interest expenses	11,370	13,194	10,223

Income before income taxes	68,523	74,061	20,241
Income tax benefit	12,856	9,814	7,296

Net income	$81,379	$83,875	$27,537

Condensed Statements of Cash Flows

	For the Years Ended September 30,
	2007	2006	2005
	(In thousands)
Cash flows from operating activities:
Net income	$81,379	$83,875	$27,537
Less: Undistributed income of the other subsidiaries	(109,586)	(103,609)	(40,518)
Amortization of restricted stock and other awards	7,546	5,522	2,761
Other, net	82,208	(5,188)	(6,988)

Net cash provided (used) by operating activities	61,547	(19,400)	(17,208)

Cash flows from investing activities:
Equity contributions to the Bank	(80,000)	(130,000)	(97,000)
Net increase in loans	—	—	45,859
Proceeds from repayments of mortgage-backed securities available for sale	—	—	1,278
Proceeds from the sale of investment securities available for sale	2,000	—	15,171
Proceeds from the sale of mortgage-backed securities available for sale	—	—	33,412
Purchase of investment securities available for sale	—	(2,050)	—
Other, net	(1,962)	(323)	(1,332)

Net cash used in investing activities	(79,962)	(132,373)	(2,612)

Cash flows from financing activities:
Net proceeds from issuance of trust preferred and junior subordinated debentures	120,000	—	30,928
Net proceeds from issuance of HiMEDS units senior notes	178,681	—	—
Net proceeds from issuance of stock	2,403	154,263	1,565
Net proceeds from pay-down of trust preferred and junior subordinated debentures	(69,467)	—	—
Tax benefit from stock-based compensation	1,144	533	1,692
Purchase of stock	(38,071)	—	(2,214)
Dividends paid on stock	(1,260)	(1,169)	(878)

Net cash provided by financing activities	193,430	153,627	31,093

Increase(decrease) in cash and cash equivalents	175,015	1,854	11,273
Cash and cash equivalents at beginning of year	28,807	26,953	15,680

Cash and cash equivalents at end of year	$203,822	$28,807	$26,953

(18) Estimated Fair Value of Financial Instruments

The information set forth below provides disclosure of the estimated fair value of BankUnited’s financial instruments. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no readily available market for some of these financial instruments, management has no basis to determine whether the fair value presented would be indicative of the value negotiated in an actual sale. The fair value estimates do not consider the tax effect that would be associated with the disposition of the assets or liabilities at their fair value estimates.

Fair values for investments and mortgage-backed securities are based on quoted market prices or dealer quotes. If quoted prices are not available, fair value is estimated using quoted market prices for similar securities.

Fair values are estimated for loan portfolios with similar financial characteristics. Loans are segregated by category, such as residential mortgage, second mortgages, commercial real estate, commercial, and other installment. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing status. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit risk inherent in the loan. The estimate of average maturity is based on historical experience with prepayments for each loan classification modified, as required, by an estimate of the effect of current economic and lending conditions.

Upon the adoption of SFAS No. 157 “Fair Value Measurements” on October 1, 2008, BankUnited will be required to disclose fair value at exit prices versus discounted cash flow models currently utilized. The adoption of this guidance may result in different fair value disclosures for loans and these differences may be significant.

The carrying value of FHLB stock and other earning assets, approximates fair value.

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings and transaction accounts, and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows.

The fair value of borrowings, which include FHLB advances, securities sold under agreements to repurchase and senior notes is determined by discounting the scheduled cash flows through maturity using estimated market discount rates that reflect the interest rate currently available in the market.

Fair value for derivatives are based solely on quotes provided by independent third parties.

The estimated fair value of BankUnited’s financial instruments as of September 30, 2007 and 2006 was as follows:

	As of September 30,
	2007		2006
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Financial assets:
Cash and cash equivalents	$512,935	$512,935	$66,655	$66,655
Investments (1)	187,375	187,375	299,909	299,909
Mortgage-backed securities (1)	916,223	916,223	1,225,944	1,225,944
Loans receivable, net (2)	12,736,541	12,705,874	11,410,248	11,597,939
FHLB stock and other earning assets	305,535	305,535	255,492	255,492
Financial liabilities:
Deposits	$7,090,387	$7,094,524	$6,074,132	$6,076,325
Borrowings (3)	6,693,922	6,712,985	6,360,739	6,349,044
Trust preferred securities and subordinated debentures	237,261	236,535	195,791	204,347
Derivative instruments, net debit (credit) (4)	(614)	(614)	1,307	1,307

(1)	Fair value is equal to carrying value since investments and mortgage-backed securities available for sale are carried at fair value.
(2)	Including loans held for sale.
(3)	Excluding trust preferred securities and subordinated debentures.
(4)	Derivative instruments are included in other assets and other liabilities.

(19) Subsequent Events

Due to the continuing deterioration of the residential real estate market conditions, the Bank’s non accrual loans and real estate owned changes during the month of October 2007 were as follows:

•	Non accrual loans increased by $53.6 million from $180.8 million at September 30, 2007 to $234.4 million at October 31, 2007;

•	Net charge offs for the month of October 2007 were $749 thousand;

•	Real estate owned increased by $8.4 million from $27.7 million at September 30, 2007 to $36.1 million at October 31, 2007; and

•

Additionally, as a result of capital market declines in October 2007, unrealized losses in investment securities increased from $21.5 million, as of September 30, 2007, to $34.0 million as of October 31, 2007.

Management’s	Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis and the related financial data present a review of the consolidated financial condition and operating results of BankUnited for the periods presented. This discussion and analysis is presented to assist the reader in understanding and evaluating the financial condition, results of operations and future prospects of BankUnited, and is intended to supplement, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto.

Overview

Our results of operations are dependent primarily on net interest income, which is the difference between the interest earned on assets, primarily our loan and securities portfolios, and our cost of funds, which consists of the interest paid on our deposits and borrowings. Our results of operations are also affected by our provision for loan losses, gain or loss on the sale of loans, other non-interest income, non-interest expenses and income taxes.

Our operations, like those of other financial institution holding companies, are affected by our asset and liability management policies, as well as factors beyond our control, such as general economic conditions and the monetary and fiscal policies of the federal government. Lending activities are affected by the demand for mortgage financing and other types of loans, and are thus influenced by interest rates and other factors that are beyond management’s control. Deposit flows and cost of deposits and borrowings are influenced by local competition and by general market rates of interest.

BankUnited executed its strategy effectively during fiscal 2007 to achieve record operating net income for the fiscal year. However, our net income was adversely affected by the deterioration in general economic conditions and real estate markets throughout the country, particularly in certain geographic regions, and the generalized fear caused by the crisis in the subprime lending industry.

While BankUnited is not, and has not been, a subprime lender, like other lenders throughout the mortgage industry our asset quality declined during the fiscal year as mortgage borrowers experienced a downturn in residential real estate values and economic conditions. Our net charge-offs remained low as a percentage of average annual loans during fiscal 2007, but increased by 0.08% compared to fiscal 2006. Non-performing assets increased throughout the fiscal year, and are expected to continue increasing in fiscal 2008. During the fourth quarter of the fiscal year BankUnited significantly increased its allowance for loan losses relative to its level of non-performing assets and past practice, in consideration of industry trends and continued difficulty in the housing markets, particularly in regions impacted by housing price decreases. We anticipate that we may take larger provisions for loan losses during the coming year, if deemed appropriate.

Our net income for fiscal 2007 was also affected by reduced demand and profitability for payment option loan sales in the secondary market and further tightening of our credit standards. The crisis in the subprime lending market has generated substantial speculation and concern in the financial markets that the same level of mortgage delinquencies and writedowns of securities will occur with respect to lower documentation loans and payment option loans. While BankUnited has for years applied many of the principles now required by banking regulators for non-traditional loans such as payment option loans, and has historically employed compensating underwriting criteria on lower documentation loans, the generalized concern in the secondary markets reduced our opportunities for profitable sales of our loans during the fiscal year. We sold $804 million of payment option loans into the secondary market in fiscal 2007, as compared to $1.4 billion in fiscal 2006, and none during the fourth quarter of fiscal 2007 as compared to $434 million in the fourth quarter of fiscal 2006.

Although the demise of numerous mortgage lenders, especially subprime lenders, during 2007 created some opportunities for producing loans, many lenders, including BankUnited, tightened credit standards in consideration of the risk posed by market conditions. Some of our larger competitors, however, also ran aggressive pricing campaigns to gain market share. These elements combined to negatively affect BankUnited’s loan productions efforts during the fourth quarter of fiscal year 2007.

The problems in the subprime lending market also inhibited funding sources in the capital markets, as writedowns of securities and rating downgrades cast doubt on collateral values. Besides deeming it prudent to further tighten our credit standards, during the fiscal year we determined to preserve our capital levels by limiting growth. We are transitioning to selling more loans into the secondary market rather than maintaining the majority for portfolio, and we have altered our residential loan production mix to comprise approximately 50% saleable residential mortgage loans, which are sold to FNMA, FHLMC, and other conduits.

In addition, during fiscal 2007, we transitioned the production of payment option loans from those that are monthly adjustable to a Select-My-Payment product which carries a fixed rate for three or five years and then becomes an adjustable rate loan. This product also carries payment rates with generally higher payment start rates than our monthly payment option loan. For the quarter ended September 30, 2007, our monthly adjustable payment option production comprised only 14% of total production.

Significant items for fiscal 2007 included:

•	Net income of $81.4 million compared to $83.9 million for fiscal 2006. Net interest margin of 2.36%, an increase of 23 basis points from fiscal 2006.

•

Total assets of $15.0 billion at September 30, 2007, up $1.5 billion, or 11%, from September 30, 2006. Asset growth was centered in the residential loan portfolio, which grew by $1 billion during the fiscal year. During fiscal 2007 we shifted our focus to originating a Select-My-Payment product that has a fixed interest rate for three or five years before converting to an adjustable rate. This product also carries payment options.

•	Total loans grew by $1.3 billion, or 12%, to $12.6 billion at September 30, 2007 compared to $11.4 billion at September 30, 2006.

•	Total deposits reached $7.1 billion at September 30, 2007, up $1.0 billion, or 17%, from September 30, 2006.

•	Issued $184 million from the sale of 3,680,000 6.75% HiMEDS equity units. The units require holders to purchase common equity by May 2010 at a price in the range of $23.40 to $32.76.

•

BankUnited commenced operations in the two new Florida coastal markets of Indian River and Pinellas counties, opened ten new neighborhood branches, and opened two additional residential loan offices in Oregon and Colorado during the fiscal year.

•

Provisions for loan losses totaling $31.5 million were taken during the fiscal year, up $21.1 million or 203% from fiscal 2006. This increase reflects industry trends and continued difficulties in the housing markets, as well as the increase in BankUnited’s level of non-performing assets. However, during fiscal 2007 net charge-offs remained low at 0.06% in proportion to the loan portfolio.

Due to the continued deterioration of real estate market conditions, non-accrual loans and real estate owned (“REO”) are expected to increase in the 2008 fiscal year. While not necessarily indicative of future results, the following tables present the changes in our non-accruing loans and REO during the month of October 2007:

Non-accruing loans during October 2007

	Total Loans
	Dollar Amount	Number of Loans
	(Dollars in thousands)
Non-accruing loans at September 30, 2007	$180,833	588
Loans placed on non accrual status	69,040	212
Foreclosed loans transferred to REO	(10,343)	(34)
Loans past due 90 days and still accruing and transferred to non accrual	(23)	(1)
Loan amounts charged off	(848)	(9)
Loans returned to accrual status or paid in full	(4,274)	(18)

Non-accruing loans at October 31, 2007	$234,385	738

REO during October 2007

	Total Properties
	Dollar Amount	Number of Properties
	(Dollars in thousands)
Total Properties at September 30, 2007	$27,732	94
Transfers from loan portfolio at estimated net realizable value (after charge off)	9,984	34
Loss on disposition	(94)	—
Sales (1)	(1,514)	(6)

Total Properties at October 31, 2007 (2)	$36,108	122

(1)	Dispositions net of additional write-offs of $94 thousand.
(2)	Of the total $36.1 million in REO at September 30, 2007, approximately $10.9 million had $1.5 million in mortgage insurance coverage.

BankUnited anticipates that the environment will continue to be challenging, and intends to continue concentrating during fiscal 2008 on absorbing the growth of the last two years, achieving efficiencies in all of its business lines and executing its expense control measures.

In spite of the significant volatility in the real estate markets, the continuing downturn in the housing sector, and the likelihood that non-performing assets have not yet leveled off, we have several factors that are expected to aid our future performance: our capital position is strong, we are a Florida-based banking franchise with strong liquidity sources, our net charge-offs remain manageable and we have an experienced management team.

Critical Accounting Estimates

Our financial position and results of operations are impacted by management’s application of accounting policies involving judgments made to arrive at the carrying value of certain assets. In implementing our policies, management must make estimates and assumptions about the effect of matters that are inherently less than certain. Actual results could differ significantly from these estimates, which could materially affect the reported amounts of our assets, liabilities, income and expenses. Critical accounting estimates made by management include those that relate to the allowance for loan losses, the carrying amount of investments and mortgage-backed securities available for sale, and stock based compensation.

Allowance for loan losses

The allowance for loan losses is a subjective judgment that management must make regarding the loan portfolio, and is established and maintained at levels that management believes are adequate to cover probable losses resulting from the inability of borrowers to make required payments on loans. Estimates for loan losses are made by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan administration and resolution, the views of regulators, changes in the size and composition of the loan portfolio, and peer group information. In addition, the economic climate and direction, increases or decreases in overall lending rates, political conditions, legislation directly or indirectly impacting the banking industry, and economic conditions affecting specific geographical areas in which BankUnited conducts business are all considered. We transfer a portion of our credit risk on residential loans by requiring mortgage insurance on a portion of our loans. Where there is a question as to the impairment of a non-homogenous loan, management obtains valuations of the property or collateral securing the loan, and current financial information of the borrower, including financial statements, when available. Since the calculation of appropriate loan loss allowances relies on management’s estimates and judgments relating to inherently uncertain events, actual results may differ from these estimates. For a more detailed discussion on the allowance for loan losses, see Asset Quality and, (e) Allowance for Loan Losses in note (1) Summary of Significant Accounting Policies to the Notes to Consolidated Financial Statements.

Investments and mortgage-backed securities available for sale

Several estimates impact the periodic valuation of investments and mortgage-backed securities, which are carried at fair value. Generally, the bank uses third party pricing services to assist management in estimating the fair value of its securities. For a limited number of securities for which third party pricing is not available, the bank uses internal valuation models to calculate fair value. The vast majority of our investments and mortgage-backed securities were purchased prior to 2004 and as such have relatively short remaining lives. For a more detailed discussion on investment securities and mortgage-backed securities available for sale , see notes (3) Investments and Mortgage-Backed Securities Available for Sale and (18) Estimated Fair Value of Financial Instruments to the Notes to Consolidated Financial Statements.

Stock-Based Compensation

Several assumptions are made in the determination of stock-based compensation. BankUnited utilizes the Black—Scholes model to calculate stock-based compensation under SFAS No. 123R. Estimates of expected volatility, expected life of options, applicable risk free interest rate affect the computation of the fair value of options to be expensed. Assumptions are also made as to the expected achievement of performance conditions for performance based stock grants. Estimates of expected forefeiture rates are made for both options and stock grants. For a more detailed discussion of stock based compensation see notes (1) Summary of Significant Accounting Policies and (13) Stock-Based Compensation and Other Benefit Plans.

Accounting Pronouncements Issued and Not Yet Adopted

For information about accounting pronouncements issued but not yet adopted, see the discussion in note (1) Summary of Significant Accounting Policies to the Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

BankUnited’s objective in managing liquidity is to maintain sufficient resources of available liquid assets to address both short and long-term business funding needs such as loan demand, investment purchases, deposit fluctuations, and debt service requirements. In doing so, BankUnited maintains an overall liquidity position that has an aggregate amount of readily accessible and marketable assets, cash flow and borrowing capacity to meet unexpected deposit outflows and/or increases in loan demand. Cash levels may vary but are maintained at levels required by regulation and necessary to meet the projected anticipated needs for business operations. BankUnited is not aware of any events, or uncertainties which may impede liquidity in the short or long-term.

BankUnited, FSB has a borrowing line available at the FHLB of Atlanta secured by eligible real estate loans which were $9.1 billion as of September 30,2007. BankUnited has additional borrowing capacity through securities sold under repurchase agreements with various counterparts which were $143 million as of September 30, 2007. Short-term borrowing facilities are also available through fed funds purchased from other financial institutions.

From time to time, we utilize our access to capital markets and may raise capital through equity and debt offerings. We have also utilized trust preferred and subordinated debt issuances to provide a source of capital for the Bank. In April 2007, we raised $184 million through the sale of 3,680,000 6.75% HiMEDS equity units. The equity units require the holders to purchase common equity by May 2010 at a price in the range of $23.40 to $32.76. We believe that our current sources of funds, including repayments of existing loans, enable us to meet our obligations while maintaining liquidity at appropriate levels.

Deposits

BankUnited’s expanding network of neighborhood banking offices and internet deposit offerings allow it to raise deposits over a wide geographic area. BankUnited’s deposit pricing is competitive but faces competition from other local and national financial institutions. The following table sets forth average amounts and weighted average rates paid on each of BankUnited’s deposit categories for the periods indicated:

	For the Years ended September 30,
	2007		2006		2005
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Savings accounts	$1,456,083	4.57%	$1,279,420	3.74%	$960,850	2.20%
Transaction accounts:
Non-interest-bearing.	359,209	—	366,571	—	291,151	—
Interest bearing	232,451	1.66%	239,032	1.40%	252,028	1.18%
Money market	280,864	4.63%	154,214	3.64%	139,243	1.81%
Certificates of deposit (1)	4,325,561	5.06%	3,374,203	4.24%	2,326,411	3.08%

Total average deposits	$6,654,168	4.54%	$5,413,439	3.69%	$3,969,683	2.48%

(1)	As of September 30, 2007, 2006 and 2005, BankUnited had $ 293 million, $258 million and $300 million, respectively, of certificates of deposit issued to the State of Florida, referred to as public funds. These public funds are collateralized by a letter of credit in the amount of $155 million and $175 million issued by the FHLB Atlanta in 2007 and 2006, respectively, and by, FNMA, and FHLMC mortgage-backed securities with an aggregate market value of $152 million at September 30, 2005.

For information on deposits, see note (8) Deposits to the Notes to Consolidated Financial Statements.

Borrowings

A substantial portion of BankUnited’s balance sheet growth has been funded by short-term and long-term borrowings. Short-term borrowings are due within one year; long-term borrowings are due in one year or more. In addition to borrowings available as a member of the FHLB Atlanta, BankUnited utilizes securities sold under agreements to repurchase, subordinated notes, and trust preferred securities as sources of borrowings.

The FHLB Atlanta offers a wide variety of borrowing plans to member financial institutions with fixed, variable, or convertible rates. Borrowings from the FHLB, known as “advances,” are secured by a member’s share of stock in the FHLB, that are required to be purchased in proportion to outstanding advances, and by certain types of mortgages and other eligible collateral. The terms and rates charged for FHLB advances vary in response to general economic conditions. The FHLB Atlanta will consider various factors, including an institution’s regulatory capital position, net income, quality and composition of assets, lending policies and practices, and level of current borrowings from all sources, in determining the amount of credit to extend to an institution. In addition, an institution that fails to meet the qualified thrift lender test may have restrictions imposed on its ability to obtain FHLB advances. The Bank currently meets the qualified thrift lender test.

As of September 30, 2007, BankUnited had $6.2 billion of FHLB advances outstanding, including approximately $385 million maturing within 30 days and an additional $2.8 billion maturing within one year. Advances outstanding as of September 30, 2007 were secured by loans with a carrying value of approximately $9.1 billion. Approximately $5.3 billion, $310 million, and $664 million of the advances outstanding as of September 30, 2007 were fixed, variable, and convertible, respectively. The FHLB convertible advance programs permit the FHLB to call an advance or to change the rate structure at the call date. Convertible advances generally fall under one of two programs, one with a single specified call date after which the rate changes to a floating rate and the other with a specified initial call date that resets every ninety days thereafter. Specific call features vary on each advance including BankUnited’s ability to prepay the advance. The next call date on current advances ranges from three months to four years. As of September 30, 2007, BankUnited had a total of $850 million in available borrowings with the FHLB Atlanta, $850 million of which is available on a long-term basis or short-term basis. BankUnited held shares of stock in the FHLB Atlanta as of September 30, 2007 with a carrying value of $305 million.

Securities sold under agreements to repurchase (“Repos”) are another source of borrowed funds available to BankUnited. Under this type of borrowing, securities are pledged against borrowed funds and are released when the funds are repaid. BankUnited typically uses Repos on a short-term basis, but may also use them on a long-term basis. As of September 30, 2007, BankUnited had $232 million in investments and mortgage-backed securities pledged against Repos with an outstanding balance of $143 million, of which approximately $143 million matured overnight.

In February and March of 2004, BankUnited issued $120 million of Convertible Senior Notes that mature in March 2034 and bear interest at an annual rate of 3.125% payable semiannually. Upon conversion of the notes BankUnited will deliver cash for 100% of the principal amount of the notes and may, at its discretion, in lieu of delivering shares of Class A Common Stock, deliver cash or a combination of cash and shares of Class A Common Stock for the profit shares. BankUnited may redeem for cash some or all of the notes at any time on or after March 1, 2011 at 100% of the principal amount of the notes plus any accrued and unpaid interest, contingent interest and additional amounts, if any. Holders may require BankUnited to purchase all or part of the notes for cash at a purchase price of 100% of the principal amount of the notes plus accrued and unpaid interest including contingent interest and additional amounts, if any, on March 1, 2011, March 1, 2014, March 1, 2019, March 1, 2024 and March 1, 2029 or upon the occurrence of a fundamental change. The notes are senior unsecured obligations, ranking equally in right of payment with all of BankUnited’s existing and future unsecured senior indebtedness. The notes are effectively subordinated to BankUnited’s entire senior secured indebtedness and all indebtedness and liabilities of its subsidiaries. The Bank used the net proceeds from the issuance of the notes for general corporate purposes, including loan financing, and assisting in the Bank’s asset/liability management. See note (9) Borrowings to Notes to Consolidated Financial Statements for a discussion on Convertible Senior Notes.

BankUnited has issued trust preferred securities through its trust subsidiaries, which in turn have invested the proceeds from the sale thereof in junior subordinated deferrable interest debentures issued by BankUnited. Proceeds from the sale of junior subordinated debentures, if contributed to the Bank as additional paid-in-capital, increase Tier 1 equity capital for regulatory purposes. BankUnited’s consolidated statement of financial condition reflects outstanding trust preferred securities issued by its sole consolidated trust subsidiary and junior subordinated debentures issued by BankUnited to its non-consolidated trust subsidiaries. In the past five fiscal years, all of the trust preferred securities issued by BankUnited’s trust subsidiaries have been sold through participations in “pools”, whereby a number of financial institutions issue trust preferred securities through their trust subsidiaries, and sell such securities to investors in private placement transactions. As of September 30, 2007, BankUnited had $237 million of trust preferred securities and subordinated debentures outstanding with maturities greater than one year.

Issuance of HiMEDS Equity Units

During the third fiscal quarter of 2007, BankUnited raised $184 million through the sale of 3,680,000 6.75% HiMEDS equity units, which require holders to purchase common equity by May 2010 at a price in the range of $23.40 to $32.76.

BankUnited intends to use the net proceeds of the offering for general corporate purposes including buying shares of its Class A Common Stock, expanding operations through new branch offices and operations centers, possible acquisitions, acquisitions of debt and equity securities if available on favorable terms, redemption of outstanding debt and investing in loans and mortgage-backed or other securities.

The equity units carry a total distribution rate of 6.75%. Each equity unit has a stated amount of $50 and is initially comprised of (i) a 3-year purchase contract which will obligate the holder to purchase from BankUnited on May 17, 2010, a certain number of shares of BankUnited’s Class A Common Stock, for $50; and (ii) a 1/20 undivided beneficial interest in $1,000 principal amount of BankUnited’s 6.37% Senior Notes due May 17, 2012. Holders of the equity units will be entitled to receive quarterly contract adjustment payments at a rate of 0.38% per year of the stated amount of $50 per equity unit.

BankUnited has recorded the fair value of the forward purchase contract as a reduction of additional paid-in capital for $1.9 million. The contract adjustment payment obligation has been recorded as a liability for its present value of $1.9 million.

The forward purchase contract is evaluated during each reporting period to ensure that it continues to qualify for equity classification under EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” As of September 30, 2007, the forward purchase contract continued to qualify as equity.

Issuance of Junior Subordinated Debentures

On September 28, 2007, BankUnited issued $12.5 million principal amount of junior subordinated debentures due on December 15, 2017. The debentures bear an annual floating rate equal to 3-month LIBOR plus 3%. Interest will be paid quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (the “Distribution Periods”).

The amount of interest payable for each Distribution Period will be calculated by applying the interest rate to the principal amount outstanding at the commencement of the Distribution Period on the basis of the actual number of days in the Distribution Period concerned divided by 360.

The payment by BankUnited of the principal of, and premium, if any, and interest on all debentures is subordinated and junior in right of payment to the prior payment in full of all senior indebtedness of BankUnited, whether outstanding at the date of the issuance of these debentures or thereafter incurred.

The indebtedness represented by these debentures is unsecured by the assets of BankUnited and its affiliates and the debenture is not eligible as collateral for any loan by BankUnited.

These debentures may be redeemed on or after the interest payment date in December 2012 in accordance with the terms of the indenture.

BankUnited uses derivative instruments as part of its interest rate risk management activities to reduce risks associated with its borrowing activities. Derivatives used to hedge interest rate risk associated with long-term fixed and variable rate debt include interest rate swaps and caps.

The following tables set forth information as to BankUnited’s short-term borrowings as of the dates and for the periods indicated:

	As of September 30,
	2007		2006		2005
	Amount	Rate (1)	Amount	Rate (1)	Amount	Rate (1)
	(Dollars in thousands)
Period End Balances:
Securities sold under agreements to repurchase	$143,072	4.6%	$1,066,389	5.3%	$1,111,348	3.9%
FHLB advances	2,145,000	5.2%	2,900,000	5.4%	1,520,000	4.0%

	$2,288,072	5.2%	$3,966,389	5.4%	$2,631,348	3.9%

(1)	Weighted average interest rates.

	For the Years Ended September 30,
	2007	2006	2005
	(In thousands)
Maximum Outstanding at any Month End:
Securities sold under agreements to repurchase	$844,596	$1,258,370	$1,290,681
FHLB advances	3,700,000	2,900,000	1,520,000
Other Funds	195,000	65,000	—

	$4,739,596	$4,223,370	$2,810,681

For more information on BankUnited’s borrowings see note (9) Borrowings to Notes to Consolidated Financial Statements.

Significant sources and uses of funds

BankUnited’s assets grew by $1.5 billion and $2.0 billion, respectively during the fiscal years ended September 30, 2007 and 2006 primarily through loan growth of $1.3 billion and $3.4 billion, respectively.

BankUnited funded its asset and loan growth through deposit growth of $1.0 billion and $1.3 billion, respectively, during the fiscal years ended September 30, 2007 and 2006. Other major funding was provided by FHLB advances which increased by $1.1 billion and $1.4 billion, respectively, during the fiscal years ended September 30, 2007 and 2006. In April 2007, BankUnited raised $184 million through the sale of 3,680,000 6.75% HiMEDS equity units, which require holders to purchase common equity in May 2010 at a price in the range of $23.40 to $32.76. Equity issuances during the fiscal year ended September 30, 2007 provided $2.4 million in equity capital.

Contractual Obligations

The following table provides information on BankUnited’s contractual obligations as of September 30, 2007:

	Payments Due by Period
	Total As of September 30, 2007	Less than 1 year	1 year but less than 3 years	3 years but less than 5 years	5 years or more
	(In thousands)
Long-term debt obligations	$4,643,111	$1,005,000	$2,819,000	$85,000	$734,111
Operating lease obligations	70,257	12,485	22,868	18,391	16,513
Service contracts and purchase obligations	24,584	11,146	8,949	3,389	1,100

Total	$4,737,952	$1,028,631	$2,850,817	$106,780	$751,724

Off-Balance Sheet Arrangements

BankUnited operates wholly-owned trust subsidiaries formed for the purpose of issuing trust preferred securities and investing the proceeds from the sale thereof solely in junior subordinated debentures issued by BankUnited. In accordance with Generally Accepted Accounting Principles, BankUnited does not consolidate a number of these trust subsidiaries. See the Borrowings section contained herein MD&A, and notes (1) Summary of Significant Accounting Policies (FIN46 and FIN46R), and (9) Borrowings to the Notes to Consolidated Financial Statements for more information on these arrangements.

See note (15) Commitments and Contingencies to the Notes to Consolidated Financial Statements for a discussion of commitments entered into by BankUnited, which may require capital resources. BankUnited expects to have sufficient capital resources to satisfy its commitments.

Restrictions on Transfers

The OTS regulations impose certain limitations regarding stock repurchases, redemptions, cash-out mergers and any other distributions charged against an institution’s capital accounts. The Bank must therefore notify the OTS before paying any dividend. Prior OTS approval would be required if the Bank would not be considered adequately capitalized under OTS regulations following the distribution, or if the amount of the dividend exceeded the Bank’s retained net income for that year to date plus retained net income for the preceding two years. These restrictions have not had, nor are they expected to have, an impact on our ability to meet our cash obligations.

FINANCIAL CONDITION

Assets

Mortgage-backed securities available for sale.

Mortgage-backed securities available for sale were valued at $916 million as of September 30, 2007, which is a net decrease of $310 million from the balance at September 30, 2006. BankUnited allowed its mortgage-backed securities portfolio to pay down by $306 million during the 2007 fiscal year as asset growth has been driven by loan demand. The effect of market value adjustments and premium amortization reduced the carrying value by $4 million.

Investments available for sale.

Investments available for sale decreased by $113 million, or 37%, to $187 million at September 30, 2007. This decrease resulted from purchases of $29 million and repayments of $137 million during the fiscal year. BankUnited recognized a $1.3 million other-than-temporary impairment on a preferred equity security, a $3.7 million other than temporary impairment on two mutual fund investments and a $0.8 million other than temporary impairment on an investment security which it did not anticipate holding until full cost recovery.

The following table sets forth additional information regarding BankUnited’s investments and mortgage-backed securities available for sale as of the dates indicated. Investments and mortgage-backed securities available for sale are carried by BankUnited at fair value on the financial statements.

	As of September 30
	2007	2006	2005
	(Dollars in thousands)
U.S. Government sponsored entity debt securities	$24,977	$69,916	$71,434
Mortgage-backed securities (1)	916,223	1,225,944	1,626,005
Other (2)	162,398	229,993	218,498

Total investment securities	$1,103,598	$1,525,853	$1,915,937

Weighted average yield	5.49%	4.89%	4.35%

(1)	Included in mortgage-backed securities as of September 30, 2007, 2006 and 2005, are $210 million, $265 million, and $339 million, respectively, of securities issued by FNMA and FHLMC.
(2)	Includes trust preferred securities of other issuers, preferred stock of FHLMC and FNMA, mutual funds, and bonds.

As of September 30, 2007 and September 30, 2006, BankUnited Trust 2005-1 was the only investment security outstanding from a single issuer that represented greater than ten percent of BankUnited’s stockholder’s equity. BankUnited Trust 2005-1 is a trust established by a third party for the purpose of issuing securities arising from the securitization of one-to-four family residential mortgage loans originated by BankUnited. BankUnited Trust 2005-1 is not controlled by, or affiliated with BankUnited or any of its subsidiaries. The BankUnited Trust 2005-1 securities were carried at a fair value of $179.0 million and $230.5 million, respectively.

The following table sets forth information regarding the maturities of BankUnited’s investments and mortgage-backed securities available for sale as of September 30, 2007:

	As of September 30, 2007	Periods to Maturity from September 30, 2007 (1)
		Within 1 Year	1 Through 5 Years	5 Through 10 Years	Over 10 Years	Equity Securities
	(Dollars in thousands)
U.S. Government sponsored entity debt securities	$24,977	$24,977	$—	$—	$—	$—
Mortgage-backed securities (1)	916,223	274,742	503,540	113,578	24,363	—
Other (2)	162,398	3,284	7,873	2,872	107,191	41,178

Total	$1,103,598	$303,003	$511,413	$116,450	$131,554	$41,178

Weighted average yield (3)	5.49%	5.87%	5.46%	4.85%	4.93%	n/a

(1)	Maturities on mortgage-backed securities have been adjusted for anticipated pre-payments.
(2)	Includes trust preferred securities of other issuers, preferred stock of FHLMC and FNMA, mutual funds, and bonds.
(3)	Yields on tax exempt investments have not been computed on a tax equivalent basis.

Based on our internal model, estimated average duration of the mortgage-backed securities portfolio as of September 30, 2007 was 1.34 years. This duration is extended to 1.72 years in a hypothetical scenario which adds an instantaneous 100 basis points to market interest rates. Our model is based on assumptions which may often differ from their eventual outcome.

For additional information regarding BankUnited’s investments and mortgage-backed securities, see note (3) Investments and Mortgage-backed Securities Available for Sale to the Notes to Consolidated Financial Statements.

Loans.

Total net portfolio loans comprise the major earning asset of the Bank and increased to $12.6 billion at September 30, 2007 from $11.4 billion at September 30, 2006. Loans are centered in first mortgage residential loans, including at September 30, 2007 specialty consumer mortgages, that amounted to $10.7 billion and represented 85%, of the net loan portfolio and grew $1.0 billion, or 11%, from September 30, 2006.

Commercial real estate loans, including multi-family, construction, and land loans, increased by $56 million, or 5.5% during fiscal 2007. Commercial loans declined by $6 million, or 3.3%, and home equity loans and lines of credit increased by $65 million, or 18%. Other consumer loans declined by $1.6 million, or 9% during fiscal 2007.

The following table sets forth certain information with respect to the composition of the Bank’s loan portfolio, by collateral type, as of the dates indicated.

	As of September 30,
	2007		2006		2005		2004		2003
	Amount	Percent (1)	Amount	Percent (1)	Amount	Percent (1)	Amount	Percent (1)	Amount	Percent (1)
	(Dollars in thousands)
Real estate loans:
One-to-four family residential:
Residential mortgages	$9,996,086	79.6%	$8,967,323	78.6%	$5,999,713	74.7%	$4,058,858	70.9%	$2,653,515	67.4%
Specialty consumer mortgages	697,726	5.5%	694,590	6.1%	678,609	8.5%	688,711	12.0%	613,287	15.5%

Total one-to-four family residential	10,693,812	85.1%	9,661,913	84.7%	6,678,322	83.2%	4,747,569	82.9%	3,266,802	82.9%
Home equity loans and lines of credit	420,386	3.3%	355,822	3.1%	257,789	3.2%	150,323	2.6%	95,273	2.5%
Multi-family	120,058	1.0%	85,544	0.8%	111,444	1.4%	51,104	0.9%	32,583	0.8%
Commercial real estate	496,556	4.0%	413,637	3.6%	344,503	4.3%	267,127	4.7%	196,237	5.0%
Construction	146,557	1.2%	174,466	1.5%	87,113	1.1%	187,518	3.3%	132,778	3.4%
Land	303,294	2.4%	337,023	3.0%	235,829	2.9%	94,006	1.6%	27,569	0.7%

Total real estate loans	12,180,664	97.0%	11,028,405	96.7%	7,715,000	96.1%	5,497,647	96.0%	3,751,242	95.3%
Commercial	187,951	1.5%	194,269	1.7%	199,344	2.5%	167,786	2.9%	152,663	3.9%
Consumer	16,228	0.1%	17,809	0.2%	19,415	0.2%	19,454	0.3%	21,172	0.5%

Total loans held in portfolio	12,384,842	98.6%	11,240,483	98.6%	7,933,759	98.8%	5,684,887	99.2%	3,925,077	99.7%
Unearned deferred loan costs, premiums and discounts	235,454	1.9%	196,601	1.7%	119,588	1.5%	65,992	1.2%	36,806	0.9%
Allowance for loan losses (2)	(58,623)	(0.5)%	(36,378)	(0.3)%	(25,755)	(0.3)%	(24,079)	(0.4)%	(22,295)	(0.6)%

Total Loans held in portfolio, net	$12,561,672	100.0%	$11,400,706	100.0%	$8,027,592	100.0%	$5,726,800	100.0%	$3,939,588	100.0%

(1)	Percent is calculated using loans held in portfolio, net in the denominator.
(2)	The high ratio of allowance for loan losses to total loans receivable (loans held in portfolio before allowance for loan losses) in 2003 was due to a high level of charge-offs in the commercial loan portfolio.

During the first quarter of the 2007 fiscal year we shifted the focus of our residential loan originations to a Select-My-Payment product. This represented a shift from the last three years when we focused primarily on production of the monthly payment option ARM loan product which adjusts interest rates on a monthly basis but maintains a fixed minimum payment for a year and limits annual minimum required payment increases.

Our Select-My-Payment product is available with a fixed interest rate for a period of either three or five years and then becomes an adjustable rate loan. This is a payment option product. This loan generally requires a minimum cash payment of approximately 3% to 4% in interest per month. At month 37 or 61 depending on the fixed period, the loan payment is recast to be amortized over the remaining term. These payments will change every twelve months after the initial payment change date. There are 7.5% limitations on each payment increase, with the exception of the initial payout change, and each fifth subsequent change thereafter. If the monthly minimum payment is not sufficient to pay all the monthly interest, the unpaid interest may be deferred up to 115% of the original principal balance at any time during the life of the loan. Unlike monthly payment option loans the maximum possible deferred interest for the fixed rate period is determinable at origination.

The monthly adjustable payment option loans are indexed to the Monthly Treasury Average (MTA). The MTA index is the twelve-month moving average of the monthly average yields on U.S. Treasury securities with a constant maturity of one year. The twelve month look back period and averaging nature of MTA index results in a slower reaction to changes in short term interest rates on assets indexed to the MTA than on liabilities priced at the short term market rates. This lag, combined with fluctuations in interest earned when borrowers exercise their payment options, can produce volatility in the net interest margin.

In a rising interest rate environment, the lagging effect tends to reduce the net interest margin with improvement in the margin occurring as short-term interest rates level off or decline. The magnitude of the impact of lag on margin is a function of the size of the interest rate movement and frequency of change, while the timing of the lag is driven by the averaging of the index over a twelve-month period. Conversely, in a decreasing rate environment, this lagging effect tends to improve the net interest margin for the same reason.

Originations of residential loans including our specialty consumer mortgage product totaled $3.98 billion for fiscal 2007, down from $5.88 billion in 2006 due to various economic and market conditions.

As noted, we shifted our focus to the Select-My-Payment product in the first quarter of fiscal year 2007. This product constituted 16%, 56%, and 75% of our payment option loan originations for the second, third and fourth quarter of the fiscal year, respectively. As a result, for the quarter ended September 30, 2007, our monthly adjustable payment option production comprised only 14% of total loan production.

During the fourth quarter of fiscal 2007, in light of certain liquidity and credit events in the financial markets, we elected to limit the growth, and possibly decrease, the size of our residential loan balances. Accordingly, we further refined our production mix to originate a higher proportion of saleable product, particularly to FNMA and FHLMC as well as other conduits. These saleable products comprised approximately 30% of our fourth quarter production and its expected to be the majority of our production for the next several quarters.

The following table provides total one-to-four family loans, including loans held for sale, categorized between fixed rate mortgages and ARMs as of September 30, 2007 and September 30, 2006:

	As of September 30, 2007		As of September 30, 2006
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
One-to-four family residential loans:
Fixed rate loans	$1,499,757	13.8%	$1,273,240	13.1%
ARM loans:
Monthly payment option (1)	6,682,670	61.5	6,662,052	68.9
Select-My-Payment (1)	925,000	8.5	—	—
Non option ARM	1,761,253	16.2	1,736,163	18.0

Total ARM loans	9,368,923	86.2	8,398,215	86.9

Total one-to-four family residential loans, including loans held for sale (2)	$10,868,680	100.0%	$9,671,455	100.0%

(1)	As of September 30, 2007, payment option loans with a balance of $6.7 billion were negatively amortizing with approximately $270 million of their principal balances resulting from negative amortization. As of September 30, 2006, payment option loans with a balance of $5.0 billion were negatively amortizing with approximately $89 million of their principal balances resulting from negative amortization. These loans are subject to interest rate caps.
(2)	Excluding deferred costs, unearned discounts, premiums and allowance for loan losses.

The characteristics of the payment option portfolio as of September 30, 2007 are as follows:

•	Payment option loans represented 61% of total loans (including loans held for sale and excluding unearned premiums, discounts and deferred loan costs);

•	$6.7 billion, or 89%, of the $7.6 billion in payment option loans had negative amortization of $270 million. This amount represents 3.55% of the total payment option loans outstanding;

•	The average loan-to-value (“LTV”) of the payment option portfolio at inception was 74% with the adjustment for coverage of mortgage insurance;

•	The average outstanding balance of a payment option loan in the portfolio, was $320 thousand; and

•	The average borrower credit score was 709.

Other significant characteristics of our total residential loan portfolio at September 30, 2007 included:

•	The average outstanding balance of a one-to-four family residential loan, was $287 thousand;

•

Forty-two percent of our one-to four family residential loans were underwritten based on borrower stated income and asset verification and an additional 9% were underwritten with no verification of either borrower income or assets; While these loans generally represent more risk than full documentation products we compensate by requiring higher credit scores, lower LTVs, lower-debt-to-income ratios and additional employment/ business information;

•	Fifty-six percent of our one-to-four family residential portfolio was concentrated in loans secured by properties located in the state of Florida.

•	The average LTV and credit score of the portfolio were 74% and 709 respectively.

The various risks of our loan portfolio are mitigated by our underwriting requirements, which include credit qualifications and loan to value ratios directly correlated to potential risk. In almost all circumstances, loans originated with loan to value ratios greater than 80% require the purchase of mortgage insurance. After an adjustment for the coverage of mortgage insurance, the average loan to value ratio of the residential loan portfolio at inception was 74%. The following table sets forth the credit scores of our one-to-four family residential portfolio at September 30, 2007:

CREDIT SCORES	2007
Below 620	0%
620 to 639	3
640 to 659	8
660 to 709	43
710 to 759	31
760 or Greater	15

Total	100%

The following table provides a detail of our one-to-four family residential loan portfolio by documentation type at September 30, 2007;

Attribute	FULL DOC EMPLOYMENT VERIFIED (2)	STATED INCOME / VERIFIED ASSETS EMPLOYMENT VERIFIED (2)	REDUCED DOC EMPLOYMENT VERIFIED (2)	NO DOC	Total
Total Portfolio(1)	$1,836,250	$4,233,866	$3,118,721	$934,023	$10,122,859
Percentage of Total Portfolio	18%	42%	31%	9%	100%
Weighted Average Credit Score of the Document Type	703	708	708	720	709
Percentage of the Document Type with Mortgage Insurance	11%	19%	26%	9%	18%
Weighted Average LTV Document Type (After MI Adjustment)	73.7%	74.5%	74.4%	73.8%	74.3%

One-to-four residential loans

(1)	Total one-to-four family residential portfolio balance excludes unearned discounts, premiums and deferred loan costs, specialty consumer mortgages and the allocation of loans in process
(2)	For these loans employment is verified and a reasonableness test is applied to the level of income noted to the type of position verified.

The following table provides a detail of our one-to-four family residential loans by year originated at September 30, 2007:

Vintage	Percent of Portfolio
2007	21%
2006	36%
2005	21%
2004	12%
2003 or prior	10%

The following table provides a detail of one-to-four family residential loans excluding unearned premiums and discounts, and deferred loan costs; and including both portfolio loans and loans held for sale:

	As of September 30,
	2007		2006
One-to-four family residential loans by state	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in millions)
Florida (1)	$6,033	55.50%	$5,998	62.03%
California	872	8.02	569	5.88
Arizona	668	6.15	491	5.08
Illinois	626	5.76	614	6.35
New Jersey	553	5.09	395	4.07
Virginia	475	4.37	406	4.20
Other (states with less than 4%)	1,642	15.11	1,198	12.39

Total one-to-four family residential loans	$10,869	100.00%	$9,671	100.00%

(1)	As of September 30, 2007, 58.22% of the collateral for Florida residential loans was located in the three southeastern counties of Miami-Dade, Broward and Palm Beach.

The following table provides a detail of total loans excluding unearned premiums and discounts, and deferred loan costs by state, including both portfolio loans and loans held for sale, for states with balances of 3.5% and higher. Non-residential loans are originated from the Florida lending offices.

	As of September 30,
	2007		2006
Total loans by state	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in millions)
Florida	$7,710	61%	$7,571	67%
California	872	7	569	5
Arizona	668	5	491	4
Illinois	626	5	614	5
New Jersey	553	4	395	4
Virginia	475	4	406	4
Other (states with less than 3.5%)	1,656	14	1,204	11

Total loans	$12,560	100%	$11,250	100%

As of September 30, 2007 approximately $11.9 billion, or 98.1% of loans excluding unearned premiums, discounts, deferred loan costs and allowance for loan losses, including loans held for sale, were secured by real property. Loans secured by properties in Florida were $7.7 billion, or 61% of all secured loans as of September 30, 2007, compared to $7.6 billion, or 67%, as of September 30, 2006. Due to this concentration, regional economic circumstances in Florida could affect the level of our non-performing loans. As of September 30, 2007, no other state represented more than 6.9% of our loan portfolio secured by real estate.

As of September 30, 2007 and 2006, approximately $1.5 billion, or 12%, and $1.6 billion, or 14%, respectively, of our loan portfolio consisted of first mortgage loans to non-resident aliens, all of which are secured by domestic property. The majority of these loans were secured by single-family residences located in Florida. Loans to non-resident aliens may involve a greater degree of risk than single-family residential mortgage loans to resident borrowers. The ability to obtain access to the borrower is more limited for non-resident aliens, as is the ability to attach or verify assets located in foreign countries. We have attempted to minimize these risks through our underwriting standards for such loans, including generally requiring more conservative loan-to-value ratios and qualification based on verifiable assets located in the United States.

The following table sets forth, as of September 30, 2007, the amount of portfolio loans including deferred loan costs, unearned premiums and discounts but excluding the allowance for loan losses, by category and anticipated principal repayments. These anticipated repayments are based on contractual maturities adjusted for an estimated rate of prepayments based on historical trends, current interest rates, types of loans and refinance patterns.

		Anticipated Repayments
	Outstanding at September 30, 2007	One Year or Less	After One Year through Five Years	After Five Years
	(Dollars in thousands)
Real estate loans:
One-to-four family residential	$10,920,847	$1,739,139	$7,907,626	$1,274,082
Home equity loans and lines of credit	315,135	42,599	106,512	166,024
Multi-family	120,058	20,004	63,979	36,075
Commercial real estate	504,073	130,388	169,477	204,208
Construction	141,574	72,512	62,399	6,663
Land	302,715	264,247	38,068	400

Total real estate loans	12,304,402	2,268,889	8,348,061	1,687,452

Commercial	189,609	120,969	60,479	8,161
Consumer	126,284	16,122	33,761	76,401

Total portfolio loans including unearned loan costs, premiums and discounts	$12,620,295	$2,405,980	$8,442,301	$1,772,014

FHLB stock and other earning assets

FHLB stock and other earning assets increased by $50 million, or 20%, from $255 million at September 30, 2006, to $305 million at September 30, 2007, primarily from net purchases of FHLB stock. FHLB stock must be purchased in proportion to advances received from the FHLB.

Mortgage servicing rights

Mortgage servicing rights increased by $372 thousand during fiscal 2007 from $20.3 million as of September 30, 2006, to $20.6 million as of September 30, 2007. Loans sold with servicing retained added $5.0 million to the mortgage servicing rights asset while amortization and impairment reduced it by $4.6 million. Loan sales of $892 million were made on a servicing released basis during fiscal 2007.

Liabilities

Deposits.

Deposits increased from $6.1 billion at September 30, 2006 to $7.1 billion at September 30, 2007 and funded 47% of BankUnited’s total assets at September 30, 2007. The majority of the deposit growth occurred in interest bearing deposits that increased by $1 billion. Core deposits, defined as checking, money market, and saving deposits, as well as time deposits of $100 thousand and less, reached $5.1 billion as of September 30, 2007 and represented 72% of total deposits.

FHLB advances.

FHLB advances increased from $5.2 billion at September 30, 2006 to $6.2 billion at September 30, 2007 and funded 41% of BankUnited’s total assets at September 30, 2007. The maturity of advances is managed by BankUnited as part of its asset and liability management process.

Trust Preferred Securities and Subordinated Debentures

Trust preferred securities and subordinated debentures increased by $41 million securities and from $196 million at September 30, 2006 to $237 million at September 30, 2007. BankUnited operates wholly-owned trust subsidiaries for the purpose of issuing trust preferred securities and investing the proceeds from the sale thereof in junior subordinated deferrable interest debentures issued by BankUnited. The carrying amount of trust preferred securities and subordinated debentures in BankUnited’s Consolidated Statement of Financial Condition was $237 million as of September 30, 2007, and represented trust preferred securities issued by its consolidated trust subsidiary and the subordinated debentures issued by BankUnited to its non-consolidated trust subsidiaries.

HiMEDS equity units.

During the third fiscal quarter of 2007, BankUnited raised $184 million through the sale of 3,680,000 6.75% HiMEDS equity units, which require holders to purchase common equity by May 2010 at a price in the range of $23.40 to $32.76.

Junior subordinated debentures.

On September 28, 2007, BankUnited issued $12.5 million principal amount of junior subordinated debentures due on December 15, 2017. The debentures bear an annual floating rate equal to 3-month LIBOR plus 3%.

Securities sold under agreements to repurchase. Securities sold under agreements to repurchase (repos) decreased from $1.1 billion at September 30, 2006 to $143 million at September 30, 2007.

Asset Quality

At September 30, 2007, non-performing assets totaled $208.6 million, as compared to $21.5 million at September 30, 2006 and $8.9 million at September 30, 2005. Expressed as a percentage of total assets, non-performing assets were 1.39% as of September 30, 2007 as compared to 0.16% as of September 30, 2006 and 0.08% as of September 30, 2005. The increase in the level of non-performing assets reflects industry trends as well as the downturn in economic conditions and housing markets, particularly in certain geographic areas that have suffered price decreases. The overall level of non-performing assets is expected to increase in fiscal 2008.

Non-performing loans consist of (i) non-accrual loans; (ii) accruing loans more than 90 days contractually past due as to interest or principal and (iii) loans that have been restructured because of deterioration in the financial condition of the borrower. Generally, we place loans on non-accrual status when more than four missed payments in accordance with the OTS guidelines. When a loan is placed on non-accrual status, we reverse all accrued and uncollected interest since the last payment.

The following table sets forth information concerning our non-performing assets at the dates indicated:

	September 30,
	2007	2006	2005	2004	2003
	(Dollars in thousands)
Non-accrual loans (1)	$180,810	$20,740	$8,391	$15,523	$37,080
Restructured loans (2)	—	—	—	367	306
Accruing loans more than 90 days past due as to interest or principal	23	—	—	2	276

Total non-performing loans	180,833	20,740	8,391	15,892	37,662
Non-accrual tax certificates	—	—	—	69	334
Real estate owned (3)	27,732	729	542	1,611	4,290

Total non-performing assets	$208,565	$21,469	$8,933	$17,572	$42,286

Allowance for losses on tax certificates	$—	$—	$—	$65	$355
Allowance for loan losses	58,623	36,378	25,755	24,079	22,295

Total allowance	$58,623	$36,378	$25,755	$24,144	$22,650

Non-performing assets as a percentage of total assets	1.39%	0.16%	0.08%	0.20%	0.59%
Non-performing loans as a percentage of total loans (4)	1.43%	0.18%	0.10%	0.27%	0.89%
Allowance for loan losses as a percentage of total loans (4)	0.46%	0.32%	0.32%	0.42%	0.52%
Allowance for loan losses as a percentage of non-performing loans	32.42%	175.40%	306.94%	151.52%	59.20%
Net charge-offs (recoveries) as a percentage of average total loans	0.08%	(0.002)%	0.03%	0.05%	0.08%

(1)	Gross interest income that would have been recorded on non-accrual loans had they been current in accordance with original terms was $8.1 million for the year ended September 30, 2007. The amount of interest income on such non-accrual loans included in interest income for the year ended September 30, 2007, was $6.8 million.
(2)	All restructured loans were accruing.
(3)	We are not aware of any significant liability related to real estate owned (“REO”) or loans that may be foreclosed. Includes $50 thousand of repossessed property other than REO.
(4)	Based on balances prior to deductions for allowance for loan losses.

The following table presents the changes in our non accruing loans during fiscal 2007:

	Total Loans
	Dollar Amount	Number of Loans
	(Dollars in thousands)
Non-accruing loans at September 30, 2006	$20,740	72
Loans placed on non accrual status	252,147	833
Loans past due 90 days and still accruing (1)	493	3
Foreclosed loans transferred to REO	(34,528)	(100)
Loan amounts charged off	(3,210)	(29)
Loan settled with investment security	(1,200)	(1)
Loans returned to accrual status or paid in full (2)	(53,609)	(190)

Non-accruing loans at September 30, 2007	$180,833	588

(1)	Includes three commercial loans guaranteed by a federal government agency.
(2)	Includes $470 thousand of payments on loan guaranteed by the federal government mentioned in the above footnote (1).

The following table presents the changes in our REO during fiscal 2007:

	Total Properties
	Dollar Amount	Number of Properties
	(Dollars in thousands)
Properties at September 30, 2006	$729	3
Transfers from loan portfolio at estimated net realizable value (after charge-off) (1)	30,576	104
Repossessed assets other than REO	50	—
Loss on sale of REO	(170)	—
Sales (2)	(3,453)	(13)

Total Properties at September 30, 2007 (3)	$27,732	94

(1)	Includes properties that we acquired before loans were in non-accruing status, net of $4.9 million charge- offs.
(2)	Dispositions net of additional write-offs.
(3)	Of the total $27.7 million in REO at September 30, 2007, approximately $9.2 million had $1.2 million in mortgage insurance coverage.

We maintain a valuation allowance for loans to provide for losses inherent in our portfolio. We evaluate the adequacy of this allowance on a quarterly basis to maintain the allowance at levels sufficient to provide for inherent losses at that quarter. Our risk management department performs internal assessments on asset categories which are then evaluated by our loss allowance methodology. Estimates for loan losses are made by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan administration and resolution, the views of our regulators, changes in the size of the portfolio and peer group information. An increase in the provision for fiscal 2007 was deemed appropriate because of the following trends:

•

The continued weakening and uncertainty in certain residential real estate markets including declines in prices which have been exacerbated by continuing builder price reductions in our primary markets;

•	The weak performance of the 2006 vintage of residential loans which continue to under-perform compared to other vintages; and

•

The continued increase in capitalized interest balances on negative amortizing loans. As more borrowers near their limit of negative amortization permitted under the terms of their loans, the greater the increase in probability that their loan payment will increase, causing a potential for increased nonperforming assets.

The following table sets forth information regarding our allowance for loan losses for the years ended September 30, as indicated:

	2007	2006	2005	2004	2003
	(In thousands)
Allowance for loan losses (balance at beginning of period)	$36,378	$25,755	$24,079	$22,295	$20,293
Provision for loan losses	31,500	10,400	3,800	5,025	5,425
Loans charged-off:
One-to-four family residential mortgages	(5,347)	(130)	(972)	(360)	(654)
Home equity loans and lines of credit	(620)	(241)	(572)	(11)	(80)
Commercial real estate	—	—	—	(298)	(469)
Land (1)	(2,651)	—	—	—	—
Commercial	(2,425)	(902)	(1,527)	(2,381)	(2,205)
Consumer	(7)	—	(118)	(60)	(145)

Total loans charged-off	(11,050)	(1,273)	(3,189)	(3,110)	(3,553)

Recoveries:
One-to-four family residential (2)	1,407	—	—	192	—
Home equity loans and line of credit	73	—	43	3	2
Commercial real estate	—	—	298	—	—
Commercial	306	1,482	705	227	107
Consumer	9	14	19	46	21

Total recoveries	1,795	1,496	1,065	468	130

Reclassification of letter of credit reserve to other liabilities	—	—	—	(599)	—

Allowance for loan losses (balance at end of period)	$58,623	$36,378	$25,755	$24,079	$22,295

(1)	This charge-off relates to a loan sale transaction on a troubled commercial real estate loan with a balance of $14.3 million, which was never in non-accrual status, and therefore it was not included in the nonaccruing loans roll forward of fiscal year 2007 previously disclosed.
(2)	Fiscal 2007 included $1.4 million in payments from mortgage insurance companies for claims.

The following table sets forth the allocation of the general allowance for loan losses by category of loans held in portfolio at the dates indicated.

	September 30,
	2007		2006		2005
	Amount	% of Loans in Each Category to Total Loans(1)	Amount	% of Loans in Each Category to Total Loans(1)	Amount	% of Loans in Each Category to Total Loans(1)
	(Dollars in thousands)
Balance at end of period applicable to:
One-to-four family residential	$26,787	86.5%	$9,558	85.9%	$6,356	84.2%
Home equity loans and lines of credit	6,850	3.3	3,971	3.2	2,909	3.3
Multi-family residential	960	1.0	684	0.8	891	1.4
Commercial real estate	8,092	4.0	6,316	3.7	3,076	4.3
Construction	1,173	1.2	1,396	1.5	697	1.1
Land	2,426	2.4	2,696	3.0	1,886	3.0
Commercial	4,331	1.5	7,613	1.7	7,161	2.5
Consumer	880	0.1	785	0.2	843	0.2
Unallocated (2)	7,124	N/A	3,359	N/A	1,936	N/A

Total allowance for loan losses	$58,623	100.0%	$36,378	100.0%	$25,755	100.0%

	September 30,
	2004		2003
	Amount	% of Loans in Each Category to Total Loans(1)	Amount	% of Loans in Each Category to Total Loans(1)
	(Dollars in thousands)
Balance at end of period applicable to:
One-to-four family residential	$4,889	83.5%	$3,807	83.2%
Home equity loans and lines of credit	2,608	2.6	1,845	2.5
Multi-family residential	409	0.9	358	0.8
Commercial real estate	2,706	4.7	4,166	5.0
Construction	1,500	3.3	1,461	3.4
Land	752	1.7	303	0.7
Commercial	7,140	3.0	8,128	3.9
Consumer	331	0.3	570	0.5
Unallocated (2)	3,744	N/A	1,657	N/A

Total allowance for loan losses	$24,079	100.0%	$22,295	100.0%

(1)	Excluding loans held for sale.
(2)	The unallocated component of the allowance for long losses reflects management’s evaluation of conditions that are not directly attributable to credit risks, inherent in specific loan products (due to the imprecision that is inherent in credit loss estimation techniques). The conditions evaluated in connection with the unallocated allowance include national and local economic trends and conditions, industry conditions, recent loan portfolio performance, loan growth and concentrations, changes in underwriting criteria, and the regulatory and public policy environment.

Management believes that the allowance for loan losses of $58.6 million as of September 30, 2007 was adequate given the strength of our collateral position and the attention given to loan review and classifications. There can be no assurance that additional provisions for loan losses will remain at the level recorded in fiscal 2007. BankUnited anticipates that provisions for loan losses may be made at higher levels during fiscal 2008 than in prior years, in light of increasing non-performing assets, industry trends and real estate market conditions.

For more information on our Allowance for Loan Losses, see Note (1) Summary of Significant Accounting Policies (e) Allowance for Loan Losses, and Note (4) Loans Held in Portfolio to the Notes to Consolidated Financial Statements.

Comparison of Operating Results for the Fiscal Years Ended September 30, 2007 and 2006

General

Net income of $81.4 million for the year ended September 30, 2007 reflected a decrease of $2.5 million, or 3%, from net income for the year ended September 30, 2006. Basic and diluted earnings per share were $2.25 and $2.14, respectively, for the fiscal year 2007 as compared to $2.43 and $2.30, respectively, for the 2006 fiscal year.

The following table is a condensed version of BankUnited’s Consolidated Statement of Operations for the periods presented.

	For the twelve months ended September 30,		Change
	2007	2006	$	%
	(In thousands, except per share amounts)
Net interest income	$323,593	$250,442	$73,151	29.2%
Provision for loan losses	31,500	10,400	21,100	202.9%
Non-interest income	32,647	35,694	(3,047)	(8.5)%
Non-interest expense	201,059	150,193	50,866	33.9%

Income before taxes	123,681	125,543	(1,862)	(1.5)%
Income taxes	42,302	41,668	634	1.5%

Net income	$81,379	$83,875	$(2,496)	(3.0)%

Basic earnings per share	$2.25	$2.43	$(0.18)	(7.4)%
Diluted earnings per share	$2.14	$2.30	$(0.16)	(7.0)%

Net Interest Income

Yields Earned and Rates Paid. The following table sets forth certain information relating to the categories of BankUnited’s interest-earning assets and interest-bearing liabilities for the periods indicated. All yield and rate information is calculated on an annualized basis by dividing the income or expense item for the period by the average balances during the period of the appropriate balance sheet item. Net interest margin is calculated by dividing net interest income by average interest-earning assets. Net interest spread is the difference between the yield earned on average interest earning assets and the rate paid on average on interest bearing liabilities. Non-accrual loans are included for the appropriate periods, whereas recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with generally accepted accounting principles and federal regulations. The yields and net interest margins appearing in the following table have been calculated on a pre-tax basis.

	For the Year Ended September 30,
	2007			2006			2005
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net (1)	$12,092,457	$876,848	7.25%	$9,813,390	$623,792	6.36%	$6,966,539	$345,005	4.95%
Mortgage-backed securities	1,068,820	50,711	4.74%	1,415,239	62,377	4.41%	1,696,874	64,265	3.79%
Short-term investments (2)	63,027	3,268	5.18%	27,685	1,295	4.68%	21,574	588	2.73%
Investment securities and FHLB stock	502,594	28,143	5.60%	511,309	26,044	5.09%	481,839	21,018	4.36%

Total interest-earning assets	13,726,898	958,970	6.99%	11,767,623	713,508	6.06%	9,166,826	430,876	4.70%

Interest-bearing liabilities:
Transaction and money market	513,315	16,866	3.29%	393,246	8,954	2.28%	391,271	5,482	1.40%
Savings	1,456,083	66,580	4.57%	1,279,420	47,838	3.74%	960,850	21,096	2.20%
Certificates of deposit	4,325,561	218,889	5.06%	3,374,203	143,178	4.24%	2,326,411	71,735	3.08%
Trust preferred securities and subordinated debentures (3)	243,791	20,552	8.43%	195,581	15,700	8.03%	190,753	12,942	6.78%
Senior notes (4) (5)	198,415	9,920	5.00%	120,000	4,284	3.57%	120,000	4,278	3.57%
FHLB advances and other borrowings (3)	6,025,031	302,570	5.02%	5,582,749	243,112	4.35%	4,547,922	152,878	3.36%

Total interest-bearing liabilities	$12,762,196	$635,377	4.98%	$10,945,199	$463,066	4.23%	$8,537,207	$268,411	3.14%

Excess of interest-earning assets over interest-bearing liabilities	$964,702			$822,424			$629,619

Net interest income		$323,593			$250,442			$162,465

Interest rate spread			2.01%			1.83%			1.56%

Effect of non-interest bearing sources			0.35%			0.30%			0.21%

Net interest margin			2.36%			2.13%			1.77%

Ratio of interest-earning assets to interest-bearing liabilities	107.56%			107.51%			107.37%

Note:	The yields and rates along with the corresponding interest rate spread and net interest margin represent the yields earned and rates paid on BankUnited’s interest-earning assets and interest-bearing liabilities, respectively, for the periods presented. Loan yields reflect any acceleration of premium amortization or discount accretion resulting from early repayment of loans during the year. The yields are calculated on a pre-tax basis.
(1)	Includes average balances of loans held for sale of $137.6 million, $152.8 million and $18.5 million for the years ended September 30, 2007, 2006 and 2005, respectively. Interest income arising from loans held for sale is included in interest on loans and fees in BankUnited’s consolidated statement of operations, as well as BankUnited’s calculations of interest rate spread and net interest margin. Also includes average balances of non-accruing loans of $87.7 million, $11.8 million and $14.4 million for the years ended September 30, 2007, 2006 and 2005, respectively.

(2)	Short-term investments include FHLB overnight deposits, federal funds sold, securities purchased under agreements to resell, and certificates of deposit.
(3)	Average balances include adjustments related to fair value hedges with interest rate swaps and caps. For more information see note (10) Accounting for Derivatives and Hedging Activities to Notes to Consolidated Financial Statements.
(4)	Includes convertible senior notes issued in February and March of 2004, and senior notes outstanding up until February 2004, which matured at that time. Rates on these instruments differ from contractual terms due to the amortization of deferred cost.
(5)	Includes HIMEDS Units senior notes.

Rate/Volume Analysis. The following table presents, for the periods indicated, the changes in interest income and the changes in interest expense attributable to the changes in interest rates and the changes in the volume of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rate (change in rate multiplied by prior year volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume, which are allocated to rate).

	Year Ended September 30, 2007 v 2006			Year Ended September 30, 2006 v 2005
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Changes in Volume	Changes in Rate	Total Increase (Decrease)	Changes in Volume	Changes in Rate	Total Increase (Decrease)
	(Dollars in thousands)
Interest income attributable to:
Loans receivable, net (1)	$140,227	$112,829	$253,056	$139,129	$139,658	$278,787
Mortgage-backed securities	(15,268)	3,603	(11,665)	(10,666)	8,778	(1,888)
Short-term investments (2)	1,653	319	1,972	167	540	707
Investment securities and FHLB stock	(82)	2,182	2,100	981	4,044	5,025

Total interest-earning assets	126,530	118,933	245,463	129,611	153,020	282,631

Interest expense attributable to:
Transaction and money market	2,734	5,178	7,912	28	3,445	3,473
Savings	6,605	12,137	18,742	6,995	19,747	26,742
Certificates of deposit	40,370	35,341	75,711	32,308	39,135	71,443
Trust preferred securities and subordinated debentures (3)	3,870	982	4,852	327	2,431	2,758
Senior notes (4)	2,799	2,837	5,636	—	6	6
FHLB advances and other borrowings (3)	19,260	40,198	59,458	34,785	55,449	90,234

Total interest-bearing liabilities	75,638	96,673	172,311	74,443	120,213	194,656

Increase in net interest income	$50,892	$22,260	$73,152	$55,168	$32,807	$87,975

(1)	Includes interest earned on loans held for sale.
(2)	Short term investments include FHLB overnight deposits, federal funds sold, securities purchased under agreements to resell, and certificates of deposit.
(3)	Includes the effect of interest rate swaps and caps. See Note (10 Accounting for Derivatives and Hedging Activities to Notes to Consolidated Financial Statements.
(4)	Includes interest expense on convertible senior notes issued in February and March 2004, and interest expense on senior notes outstanding up until February 2004, which matured at that time.

Net Interest Income. Net interest income is the most significant component of our revenue. Our ability to grow net interest income is dependent on loan demand, our ability to raise deposits and obtain borrowing facilities. Movements in interest rates and pricing pressure from competitors can have a significant impact on our balance sheet volume and net interest income. BankUnited manages net interest income through its asset and liability management practices.

Net interest income before provision for loan losses was $323.6 million for the year ended September 30, 2007. This represents an increase of $73.2 million, or 29%, over the $250.4 million reported for the same period in 2006. The net interest margin improved in fiscal year 2007 to 2.36% from 2.13% for fiscal year 2006. The overall yield on interest earning assets increased by 93 basis points, while the overall rates paid on interest bearing liabilities increased by 75 basis points, resulting in an improvement in the interest rate spread of 18 basis points for fiscal 2007 as compared to fiscal year 2006. Interest income on loans includes deferred interest on payment option loans where periodic payments do not cover the amount of interest earned contractually and where the uncollected interest is added to the principal balance of the loans. Deferred interest resulting in negative amortization, where the loan balance exceeds the original loan balance amounted to $270 million at September 30, 2007 compared to $89 million at September 30, 2006. The amount of deferred interest has remained relatively constant over the last few quarters as interest rates remained relatively stable. Generally, the generation of negative amortization grows as interest rates increase, slows as interest rates stabilize and reduces as interest rates decrease and pre-payments rise.

The improvement in net interest income and net interest margin is attributable to the growth in earning assets, the change in earning asset mix, the improved spread between earning assets and interest bearing liabilities, and faster repricing of ARM loans than deposits. Average earning assets for fiscal 2007 increased by $2.0 billion, or 17%, from the preceding fiscal year. Growth was centered in higher yield average loans that represent 88% of earning assets in the current fiscal year as compared to 83% in the fiscal year ended September 30, 2006.

The net interest spread rose to 2.01% for fiscal 2007 from 1.83% for fiscal 2006. The change in net interest income, net interest spread and net interest margin is almost entirely attributable to improving yield on loans exceeding the increased cost of interest bearing liabilities and to the increase in loan volume exceeding the overall earning asset growth.

Other factors affecting the yield improvement on assets include prepayment fees that increased from $14.3 million in fiscal 2006 to $22.2 million in the fiscal year ended September 30, 2007.

Prepayments on residential mortgage loans reduce loan interest income as the net deferred cost amortization is accelerated with the prepayment. For the year ended September 30, 2007, the constant prepayment rate (“CPR”) was 15.6% as compared to 16.4% for the year ended September 30, 2006. The slower prepayment rate also contributed to the increase in the net interest margin for the year.

Provision for Loan Losses

The provision for loan losses totaled $31.5 million for fiscal 2007 representing an increase from the $10.4 million for fiscal 2006. The increase reflects negative market trends in the overall general mortgage market including decreasing housing prices as well as trends in our non-performing loans for certain vintages and geographic markets. Non-performing loans increased from $20.7 million at September, 30 2006 to $180.8 million at September 2007. Also, to a lesser extent the provision represents a proportional increase in net charge offs and portfolio growth. Net charge-offs were $9.3 million for fiscal year 2007 as compared to net recoveries for fiscal 2006 of $0.2 million. See discussion in Overview, Asset Quality and Note (4) Loans Held in Portfolio to the Consolidated Financial Statements for information on BankUnited’s allowance for loan losses.

Non-interest Income

The following table provides a comparison for each of the categories of non-interest income for the years ended September 30, 2007 and 2006.

	For the Years Ended September 30,
	2007	2006	Change
	(Dollars in thousands)
Non-interest income:
Loan servicing fees	$6,998	$7,139	$(141)	(2.0)%
Amortization of mortgage servicing rights	(3,329)	(3,594)	265	7.4
Impairment of mortgage servicing rights	(1,293)	(1,036)	(257)	(24.8)
Loan fees	5,315	3,407	1,908	56.0
Deposit fees	5,904	5,348	556	10.4
Other fees	2,832	2,868	(36)	(1.3)
Net loss on sale of investments and mortgage-backed securities	(524)	—	(524)	(100.0)
Other-than-temporary impairment on investment securities	(5,844)	(400)	(5,444)	(1,361.0)
Net gain on sale of loans and other assets	9,752	13,271	(3,519)	(26.5)
Insurance and investment services income	5,360	3,720	1,640	44.1
Loss on swaps	(327)	(1,657)	1,330	(80.3)
Other	7,843	6,628	1,215	18.3

Total non-interest income	$32,647	$35,694	$(3,047)	(8.5)%

Total non-interest income of $32.6 million for fiscal 2007 reflects a decrease of $3.0 million, or 8.5% from fiscal 2006.

We recognized a $5.8 million other-than-temporary impairment on four investment securities which we did not anticipate holding until full cost recovery; $1.3 million on a preferred equity security, $3.7 million on two mutual fund investments and a $0.8 million on an investment security. The other-than-temporary impairment was $400 thousand in fiscal 2006.

Net gain on the sale of loans of $9.8 million for fiscal 2007 represented a $3.5 million decrease from the gain reported for fiscal 2006 and reflected the decline in secondary market demand for loans during fiscal 2007. For the twelve months ended September 30, 2007, we sold $852 million of adjustable rate loans to private label conduits compared to $1.4 billion for the twelve months ended September 30, 2006. A disruption in the secondary market for these loans late in fiscal 2007 was the primary factor for the decline. However, we continue to successfully originate fixed and adjustable loan products for sale in the secondary market to the government sponsored entities and other conduits. For the twelve months ended September 30, 2007, we sold $30,855 of fixed rate loans to the government sponsored entities compared to $163,288 for the twelve months ended September 30, 2006.

Loan servicing fee income, net of amortization and impairment decreased to $2.4 million in fiscal 2007 from $2.5 million in fiscal year 2006 as the average loans serviced for others remained constant.

Non-Interest Expense

The following table provides a comparison for each of the categories of non-interest expense for the years ended September 30, 2007 and 2006:

	For the Years Ended September 30,
	2007	2006	Change
	(Dollars in thousands)
Non-interest expenses:
Employee compensation and benefits	$103,244	$76,211	$27,033	35.5%
Occupancy and equipment	39,003	29,572	9,431	31.9
Telecommunications and data processing	12,569	10,192	2,377	23.3
Professional fees	7,368	6,506	862	13.2
Advertising and promotion expense	8,389	6,945	1444	20.8
Other operating expenses	30,486	20,767	9,719	46.8

Total non-interest expenses	$201,059	$150,193	$50,866	33.9%

Non-interest expense increased by $50.9 million, or 33.9%, from the 2006 fiscal year to the 2007 fiscal year. This increase reflects the continued expansion of our branch network, operations and support areas. Additional expenses incurred during fiscal 2007 included those associated with default administration. Given the lower anticipated growth in the number of branches during fiscal 2008, these expenses are expected to continue to increase but at lower rate in fiscal 2008. The increase in employee compensation and benefits of $27.0 million, or 35.5%, in fiscal 2007 mainly reflects the addition of ten branches and two loan origination offices, as well as a smaller credit for FASB 91 loan origination costs due to lower residential production. The increase in other operating expenses of $9.7 million, or 46.8%, in fiscal 2007 include an increase of $2.5 million in FDIC premiums, $513 thousand in general insurance, $531 thousand in postage and courier.

Provision for Income Taxes

BankUnited’s overall effective tax rates for fiscal 2007 and 2006 are below the federal tax rate of 35.0% as a result of tax savings strategies. The effective income tax rate was 34.2% for fiscal 2007 compared to 33.2% for 2006. Lower tax exempt income in fiscal 2007 contributed to the higher effective tax rate. See Item 1. Business—Income Taxes, and notes (1) Summary of Significant Accounting Policies—(o) Income Taxes, and (14) Income Taxes to the Notes to Consolidated Financial Statements.

Comparison of Operating Results for the Fiscal Years Ended September 30, 2006 and 2005

General

Net income for the year ended September 30, 2006 of $83.9 million reflected an increase of $56.3 million, or 205% from net income for year ended September 30, 2005. Basic and diluted earnings per share were $2.43 and $2.30, respectively, for the 2006 fiscal year as compared to $0.90 and $0.85 for the 2005 fiscal year.

Earnings for fiscal 2005 included the impact of an early extinguishment of FHLB advances, which decreased after-tax net income by $24.2 million.

Net Interest Income (Refer to Yields Earned and Rates Paid and Rate/Volume Analysis tables in Comparison of Operating Results for the Fiscal Years Ended September 30, 2007 and 2006)

Net Interest Income. Net interest income is the most significant component of our revenue. Our ability to grow net interest income is dependent on loan demand, our ability to raise deposits and obtain borrowing facilities. Movements in interest rates and pricing pressure from competitors can have a significant impact on our balance sheet volume and net interest income. BankUnited manages net interest income through its asset and liability management practices.

Net interest income before provision for loan losses was $250.4 million for the year ended September 30, 2006. This represents an increase of $87.9 million, or 54%, over the $162.5 million reported for the same period in 2005. The net interest margin improved in fiscal year 2006 to 2.13% from 1.77% for fiscal year 2005. The overall yield on interest earning assets increased by 136 basis points, while the overall rates paid on interest bearing liabilities increased by 109 basis points, resulting in an improvement in the interest rate spread of 27 basis points for fiscal 2006 as compared to fiscal year 2005.

Interest income on loans includes deferred interest on payment option loans where periodic payments do not cover the amount of interest earned contractually and where the uncollected interest is added to the principal balance of the loans. Deferred interest resulting in negative amortization, where the loan balance exceeds the original loan balance amounted to $77.3 million for the year ended September 30, 2006.

The improvement in net interest income and net interest margin is attributable to the growth in earning assets, the change in earning asset mix, the improved spread between earning assets and interest bearing liabilities, and faster repricing of ARM loans than deposits. Average earning assets for fiscal year 2006 increased by $2.6 billion, or 28%, from the preceding fiscal year. Growth was centered in higher yield average loans that represent 83% of earning assets in the current fiscal year as compared to 76% in the fiscal year ended September 30, 2005.

The net interest spread rose to 1.83% for fiscal year 2006 from 1.56% for fiscal year 2005. The change in net interest income, net interest spread and net interest margin is almost entirely attributable to improving yield on loans exceeding the increase cost of interest bearing liabilities and to the increase in loan volume exceeding the overall earning asset growth.

Other factors affecting the yield improvement on assets include prepayment fees that increased from $4.8 million in fiscal year 2005 to $14.3 million in the fiscal year ended September 30, 2006. Factors resulting that reduced the rise in the cost of interest bearing liabilities included the prepayment of long-term high rate FHLB debt in fiscal 2005 with reduced cost of borrowing in subsequent periods. The growth in non-interest bearing sources of funds including the stock offering in the quarter ended March 31, 2006 added 9 basis points to net interest margin in fiscal 2006.

Prepayments on residential mortgage loans reduce loan interest income as the net deferred cost amortization is accelerated with the prepayment. For the year ended September 30, 2006, the constant prepayment rate (CPR) was 16.4% as compared to 21.0% for the year ended September 30, 2005. The slower prepayment rate also contributed to the increase in the net interest margin for the year.

Provision for Loan Losses

BankUnited records provisions for loan losses as a charge to income in amounts necessary to adjust the allowance for loan losses as determined by management through its review of asset quality. The provision for loan losses of $10.4 million for fiscal 2006 increased from the $3.8 million for fiscal 2005. The increase reflects growth in the portfolio with the overall ratio of allowance to total loans remaining at 0.32% and a small net recovery on losses for the fiscal year. Net recovery was $0.2 million as compared to net charge-offs for fiscal 2005 of $2.1 million. Increased provision also reflects the increase in non-performing assets and specific reserves for impaired loans. See Asset Quality and Note (4) Loans Held in Portfolio to the Consolidated Financial Statements for information on BankUnited’s allowance for loan losses.

Non-interest Income

The following table provides a comparison for each of the categories of non-interest income for the years ended September 30, 2006 and 2005.

	For the Years Ended September 30,
	2006	2005	Change
	(Dollars in thousands)
Non-interest income:
Loan servicing fees	$7,139	$3,357	$3,782	112.7%
Amortization of mortgage servicing rights	(3,594)	(3,673)	79	2.2
Impairment of mortgage servicing rights	(1,036)	(130)	(906)	696.9
Loan fees	3,407	2,506	901	36.0
Deposit fees	5,348	4,422	926	20.9
Other fees	2,868	2,266	602	26.6
Net gain on sale of investments and mortgage-backed securities	—	3,742	(3,742)	(100.0)
Net gain on sale of loans and other assets	13,271	2,370	10,901	460.0
Insurance and investment services income	3,720	4,284	(564)	(13.2)
Loss on swaps	(1,657)	(1,369)	(288)	21.0
Other	6,228	5,330	898	16.8

Total non-interest income	$35,694	$23,105	$12,589	54.5%

Total non-interest income of $35.7 million for fiscal year 2006 reflects an increase of $12.6 million, or 54.5% from fiscal year 2005.

Net gain on the sale of loans accounted for the majority of the increase. Net gain on the sale of loans of $13 million resulted in a $10.9 million increase from the gain reported in fiscal year 2005. There was no gain on sales of securities in fiscal year 2006 as compared to $3.7 million in fiscal year 2005.

Loan servicing fee income, net of amortization and impairment increased to $2.5 million in fiscal 2006 from a net loss of $0.4 million in fiscal year 2005. This improvement reflects the increase in ancillary fees earned on loans serviced for others including prepayment fees and the increase in average volume of loans serviced.

BankUnited recognized losses from the settlement of swap transactions in both fiscal years 2006 and 2005. See Note (8) Accounting for Derivatives and Hedging Activities to the accompanying notes to the consolidated financial statements.

Other categories of non-interest income, excluding insurance and investment services, reflected a combined increase of $3.3 million, or 22.9%, in fiscal year 2006 as compared to fiscal year 2005.

Non-interest Expense

The following table provides a comparison for each of the categories of non-interest expense for the years ended September 30, 2006 and 2005:

	For the Years Ended September 30,
	2006	2005	Change
	(Dollars in thousands)
Non-interest expenses:
Employee compensation and benefits	$76,211	$51,817	$24,394	47.1%
Occupancy and equipment	29,572	24,379	5,193	21.3
Telecommunications and data processing	10,192	7,030	3,162	45.0
Professional fees	6,506	5,556	950	17.1
Advertising and promotion expense	6,945	5,579	1,366	24.5
Extinguishment of debt	—	35,814	(35,814)	(100.0)
Other operating expenses	20,767	13,680	7,087	51.8

Total non-interest expenses	$150,193	$143,855	$6,338	4.4%

Non-interest expense increased by $6.3 million, or 4.4%, from fiscal year 2005 to fiscal year 2006. Excluding a $35.8 million prepayment fee on FHLB debt, non-interest expense for fiscal year 2005 was $108.0 million. Non-interest expense for fiscal year 2006 increased 39% from the prior fiscal year, excluding the FHLB prepayment fees. This increase reflects the company’s continued expansion of its branch network, operations and support areas. The increase in compensation expense includes an increase of $9.9 million in commissions and performance-based compensation and also reflects the implementation of SFAS No. 123R with a total increase in share-based compensation of $2.7 million from the fiscal year ended September 30, 2005. Given the anticipated growth in the number of branches during 2007, these expenses are expected to continue to increase in fiscal 2007.

Provision for Income Taxes

BankUnited’s overall effective tax rates for fiscal 2006 and 2005 are below the federal tax rate of 35.0% as a result of tax savings strategies. The effective income tax rate was 33.2% for fiscal 2006 compared to 27.4% for 2005. The increase in the effective rate from fiscal 2005 to fiscal 2006 resulted from the impact of FHLB debt extinguishment transactions, which reduced taxable income in fiscal 2005 while the amount of non-taxable income increased during the fiscal 2005. Higher taxable income in 2006 also contributed to the higher effective tax rate. See Item 1. Business—Income Taxes, and notes (1) Summary of Significant Accounting Policies—(o) Income Taxes, and (14) Income Taxes to the Notes to Consolidated Financial Statements.

Related Party Transactions

See note (16) Related Party Transactions to the Notes to Consolidated Financial Statements.

Selected Quarterly Financial Data

Set forth below is selected quarterly data for the fiscal years ended September 30, 2007 and 2006.

	2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except for per share data)
Net interest income	$78,795	$82,340	$81,979	$80,478
Provision for loan losses (1)	4,000	4,000	4,400	19,100
Non-interest income	11,590	10,153	8,340	2,565
Non-interest expense	45,047	51,326	50,496	54,189

Income before taxes and preferred stock dividends	41,338	37,167	35,423	9,754
Income taxes	13,970	12,763	12,214	3,356

Net income before preferred stock dividends	27,368	24,404	23,209	6,398
Preferred stock dividends	135	133	133	141

Net income applicable to common stock	$27,233	$24,271	$23,076	$6,257

Basic earnings per share	$0.75	$0.67	$0.65	$0.18
Diluted earnings per share	$0.71	$0.64	$0.62	$0.17

High bid quoted on Nasdaq	$28.38	$28.79	$24.46	$20.48
Low bid quoted on Nasdaq	$24.25	$19.92	$19.99	$13.64

	2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except for per share data)
Net interest income	$51,313	$59,753	$66,795	$72,581
Provision for loan losses	2,300	2,300	1,200	4,600
Non-interest income	7,672	7,413	10,494	10,115
Non-interest expense	32,432	35,372	40,195	42,194

Income (loss) before taxes, and Preferred stock dividends	24,253	29,494	35,894	35,902
Income taxes	8,078	9,806	12,069	11,715

Net income (loss) before preferred stock dividends	16,175	19,688	23,825	24,187
Preferred stock dividends	118	118	118	119

Net income (loss) applicable to common stock	$16,057	$19,570	$23,077	$24,068

Basic earnings (loss) per share	$0.53	$0.57	$0.65	$0.66
Diluted earnings (loss) per share	$0.50	$0.54	$0.62	$0.63

High bid quoted on Nasdaq	$27.64	$28.86	$32.00	$31.82
Low bid quoted on Nasdaq	$20.18	$25.89	$26.27	$24.49

(1)	The increase in provision for loan losses in the fourth fiscal quarter was the result of management’s continual analysis and assessment of the inherent losses in our loan portfolio. During the quarter, the Company experienced an elevated level of non-performing assets, and charge-offs. These trends have been evaluated and incorporated in the allowance for loan loss evaluation and resulted in an increased provision.

Quantitative and Qualitative Disclosure About Market Risk.

Interest Rate Sensitivity

As a financial intermediary BankUnited invests in various types of interest-earning assets (primarily loans, mortgage-backed securities, and investment securities) which are funded largely by interest-bearing liabilities (primarily deposits, FHLB advances, repurchase agreements, senior notes, and trust preferred securities and subordinated debentures). None of these financial instruments are entered into for trading purposes. Such financial instruments have varying levels of sensitivity to changes in market interest rates that creates interest rate risk for the Bank. Accordingly, BankUnited’s net interest income, the most significant component of its net income, is impacted by changes in market interest rates and yield curves, particularly if there are differences, or gaps, in the repricing frequencies of its interest-earning assets and the interest-bearing liabilities which fund them. BankUnited monitors such interest rate gaps and seeks to manage its interest rate risk by adjusting the repricing frequencies of its interest-earning assets and interest-bearing liabilities. In addition to reviewing reports which summarize BankUnited’s various interest sensitivity gaps, management utilizes a simulation model which measures the financial impact certain interest rate scenarios are likely to have on the Bank. As discussed more fully below, a variety of factors influence the repricing characteristics and the market values of BankUnited’s interest-earning assets and interest-bearing liabilities, but many of these factors are difficult to quantify. Additionally, BankUnited utilizes derivative financial instruments designed to reduce the interest rate risk associated with its interest-earning assets and interest-bearing liabilities.

The matching of the repricing characteristics of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring an institution’s interest rate sensitivity gap. An asset or liability is said to be interest rate sensitive within a specific time period if it will contractually mature or reprice, or if by management assumption, it is likely to be impacted by prepayments, run-off, early withdrawal, or other such forces which can impact the timing and amount of a given financial instrument’s cash flows. An interest rate sensitivity gap is the difference between the amount of interest-earning assets anticipated to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated to mature or reprice within that same period. A gap is considered to be positive when the amount of interest rate sensitive assets maturing or repricing within a specific time frame exceeds the amount of interest rate sensitive liabilities maturing or repricing within that same time frame. Conversely, a gap is considered to be negative when, within a given period of time, the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period where the general level of interest rates is rising, a bank with a negative gap over that period is likely to experience a decline in net interest income; while a bank with a positive gap will typically experience an increase in net interest income. During fiscal 2007 we transitioned the production of payment option loans from those that are monthly adjustable to a product that carries a fixed rate for three or five years and has funded this growth with liabilities of similar duration.

Significant Assumptions Utilized in Managing Interest Rate Risk

Assessing and managing BankUnited’s exposure to interest rate risk involves significant assumptions concerning the exercise of options which are considered to be embedded in many of the financial instruments on BankUnited’s balance sheet, the expected movement and relationship of various interest rate indices, the impact of lag and cap risk, and the general availability of mortgages.

Embedded Options. As of September 30, 2007, a substantial portion of BankUnited’s loans and mortgage-backed securities consist of mortgage loans that contain an embedded option allowing borrowers to repay all, or a portion of, their loan prior to maturity. The existence of this embedded prepayment option can adversely impact BankUnited’s financial performance. In general, fixed rate securities tend to exhibit an increase in market value when the level of interest rates falls, and they tend to exhibit a decrease in market value when the level of interest rates rises. Mortgage loans having embedded prepayment options, and the securities which contain them, tend to decrease in market value as interest rates rise. However increases in market value due to a decrease in interest rates are typically suppressed since in a lower rate environment borrowers are more likely to prepay, or refinance, their mortgage loans. Consequently, the adverse impact an investment in mortgage loans or mortgage securities may have on BankUnited’s market value of equity, should interest rates rise, may exceed the beneficial impact should interest rates fall by a like amount.

Additionally, in an increasing interest rate environment BankUnited’s funding costs may be expected to increase more quickly than would BankUnited’s earnings from its mortgage loan assets. This could result in a deterioration in BankUnited’s net interest margin. However, due to the asymmetry discussed previously, improvement in BankUnited’s net interest margin due to a general decrease in interest rates may be less than the deterioration in BankUnited’s net interest margin given a similar increase in the general level of interest rates.

We recognize our deferred loan origination costs and premiums paid in originating these loans by adjusting our interest income over the contractual life of the individual loans. As prepayments occur, the rate at which net deferred loan origination costs and premiums are expensed accelerates.

A borrower’s propensity for prepayment is dependent upon a number of factors, some of which are: the loan’s current interest rate versus the rate at which the borrower would be able to refinance, the economic benefit expected to be obtained from refinancing, the borrower’s financial ability to refinance, the availability of mortgage loans in general, prepayment fees and numerous other economic and non-economic factors, some of which may vary by geographic region.

Savings and checking deposits generally may be withdrawn upon customer request without prior notice. However, on an overall basis, one customer’s withdrawal is likely to be offset by another customer’s deposit resulting in a dependable source of funds. Time deposits are generally subject to early withdrawal penalties, which results in the large majority of these deposits being maintained until maturity. Similarly, term FHLB advances have prepayment penalties, which discourage early repayment by the Bank.

BankUnited’s trust preferred securities may be redeemed at par plus accrued interest receivable after five years from the issuance date.

BankUnited borrows from the FHLB in the form of advances to fund operations. These advances have a variety of terms, rates and repayment provisions. Approximately $664 million of advances outstanding as of September 30, 2007 have been obtained through a convertible advances program. The FHLB convertible advance programs permit the FHLB to call an advance or to change the rate structure at the call date. Convertible advances generally fall under one of two programs, one with a single specified call date after which the rate changes to a floating rate and the other with a specified initial call date that resets every ninety days thereafter. Specific call features vary on each advance, including BankUnited’s ability to prepay the advance. The next call date on current advances ranges from three months to four years. If the FHLB elects to exercise their options under the convertible advance programs, BankUnited’s cost of funds may be affected adversely. The convertible advances outstanding as of September 30, 2007 of $664 million have a weighted average coupon rate of 4.14%.

Interest Rate Indices. The majority of BankUnited’s ARM loans and mortgage-backed securities are primarily indexed to the One-Year Constant Maturity Treasury (“CMT”) or MTA indices. BankUnited’s commercial and consumer loans may be indexed to Prime or LIBOR. To the extent such loans and mortgage-backed securities are funded by deposits, FHLB advances, and other interest-bearing liabilities whose interest costs are influenced by indices not highly correlated with the above indices, an environment of changing interest rates may impact the various indices differently which may lead to significant changes in the value of, and the net earnings generated from, BankUnited’s financial instruments. Historical relationships between various indices may not necessarily be indicative of future relationships.

Lag Risk. Lag risk results from timing differences between repricing of adjustable-rate assets and liabilities. The effect of this timing difference, or “lag”, would be favorable in a falling interest rate environment and negative during periods of rising interest rates. This lag risk can produce short-term volatility in the net interest margin during periods of interest rate movements even though over time the lag effect will balance out.

As an illustration we have loans indexed to the MTA. Loans may be delayed in repricing to current interest rate levels during a period of rapidly rising interest rates while liabilities generally reprice to current market interest rates more rapidly.

Cap Risk. In times of sharply rising interest rates, caps may serve to limit the increase in interest income generated from certain interest-earning assets. Conversely, in an environment of sharply falling interest rates, they may reduce the decline in BankUnited’s interest income. Over periods of time where the general level of interest rates has had time to fluctuate, the alternating positive and negative effects generated by such interest rate caps will be largely offsetting. Over shorter periods, however, and to the extent any caps are actually limiting the interest rate adjustment of any assets, they can increase the volatility of BankUnited’s net interest income, and to a lesser extent, its market value of equity.

Availability of Mortgage Loans. The availability of mortgage loans meeting BankUnited’s criteria is dependent upon, among other things, the size and level of activity in the residential real estate lending market, which in turn depends on other factors including the level of interest rates, regional and national economic conditions and changes in residential real estate values. To the extent that BankUnited is unable to originate or acquire a sufficient volume of mortgage loans meeting its criteria, BankUnited’s operating results could be adversely affected.

In originating or acquiring mortgage loans, BankUnited competes with REITs, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, competing lenders, FNMA, FHLMC, GNMA, and other entities which purchase mortgage loans, some of which have greater financial resources than BankUnited. Increased competition for the origination or acquisition of eligible mortgage loans or a diminution in the supply could result in BankUnited having to incur higher costs and accept lower yields. This, in turn, would reduce the amount by which BankUnited’s yield on earning assets would exceed its cost of funding those assets.

The following table sets forth the re-pricing gap between interest-sensitive assets and interest-sensitive liabilities expected to mature or re-price within the same period of time. This gap analysis is a static view as of September 30, 2007. The analysis reflects assumptions made as to the prepayment of residential mortgage loans and mortgage-backed securities. Assumptions are also made as to the re-pricing period of deposits that have no stated maturity and are not contractually subject to re-pricing except as determined by BankUnited. Other interest-earning assets and interest-bearing liabilities have been scheduled to re-price based on the earlier contractual re-pricing or final maturity date of the contract.

Assumptions as to the prepayment of mortgage-backed securities and residential mortgage loans are based upon expected prepayment speeds and an analysis of current market conditions. Money market, savings and transaction accounts are assumed to re-price based upon deposit decay estimates determined by BankUnited. Pricing of these deposits is determined by BankUnited based upon market conditions and other factors. The conditions and assumptions utilized in this analysis may not be appropriate at another point in time. Consequently, the interpretation of this information is highly subjective.

Gap Table. The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at September 30, 2007, expected to reprice or mature in each of the future time periods shown. This table does not reflect the lagging effect on repricing of certain variable interest rate loans tied to the lagging indices.

	At September 30, 2007 Interest Sensitivity Period
	6 Months or Less	6 Months- 12 Months	13 Months- 24 Months	25 Months- 36 Months	37 Months- 60 Months	Over 60 Months	Total
	(Dollars in thousands)
Interest-earning assets:
FHLB overnight deposits, federal funds sold and securities purchased under agreements to resell, investments securities, and FHLB stock	$811,115	$55	$118	$129	$94,778	$45,148	$951,343
Mortgage-backed securities	135,469	139,264	204,337	137,765	161,419	137,969	916,223
Loans:
Adjustable-rate mortgages	7,736,559	425,138	606,967	421,132	467,814	699,021	10,356,631
Fixed-rate mortgages	199,831	132,095	218,268	199,406	294,765	536,593	1,580,958
Commercial and consumer loans:
Adjustable-rate loans	504,204	308	—	—	—	—	504,512
Fixed-rate loans	7,195	7,820	9,664	8,191	13,587	71,152	117,609

Total loans (2)	8,447,789	565,361	834,899	628,729	776,166	1,306,766	12,559,710

Total interest-earning assets	$9,394,373	$704,680	$1,039,354	$766,623	$1,032,363	$1,489,883	$14,427,276

Interest-bearing liabilities:
Customer deposits:
Transaction and money market accounts (1)	$106,211	$106,210	$161,067	$161,067	$322,134	$85,262	$941,951
Savings accounts (1)	112,500	112,500	225,044	225,044	450,089	482,237	1,607,414
Certificates of deposit	3,136,038	1,034,120	148,204	129,502	93,157	—	4,541,022

Total customer deposits	3,354,749	1,252,830	534,316	515,613	865,380	567,499	7,090,387

Borrowings:
FHLB advances:
Adjustable rate advances	549,000	125,000	300,000	—	—	—	974,000
Fixed-rate advances	1,900,000	940,000	1,470,000	890,000	60,000	350	5,260,350
Trust preferred securities and subordinated debentures:
Adjustable rate	221,797	—	—	—	—	—	221,797
Fixed-rate	—	—	—	—	—	—	15,464
Other borrowings:
Fixed rate securities sold under agreement to repurchase	143,072	—	—	—	—	—	143,072
Fixed-rate convertible senior notes	—	—	—	—	120,000	—	120,000
HiMEDS Units senior notes	—	—	—	—	184,000	—	184,000
Subordinated junior debentures	12,500	—	—	—	—	—	12,500

Total borrowings	2,813,869	1,065,000	1,770,000	890,000	244,000	567,849	6,931,183

Total interest-bearing liabilities	$6,168,618	$2,317,830	$2,304,316	$1,405,613	$1,109,380	$715,713	$14,021,570

Derivative instruments affecting interest rate sensitivity	—	$15,000	—	—	—	—	$15,000

Total interest-earning assets less interest-bearing liabilities (“GAP”)	$3,225,755	$(1,598,150)	$(1,264,962)	$(638,990)	$(77,017)	$774,070	$420,706

Ratio of GAP to total assets	22.0%	(11.0)%	(8.0)%	(4.0)%	(1.0)%	5.0%	3.007%

Cumulative excess (deficiency) of interest-earning assets over interest-bearing liabilities	$3,225,755	$1,627,605	$362,643	$(276,347)	$(353,364)	$420,706

Cumulative excess (deficiency) of interest-earning assets over interest-bearing liabilities, as a percentage of total assets	22.0%	11.0%	2.0%	(2.0)%	(2.0)%	3.0%

(1)	Based on projected decay rates and/or repricing periods.
(2)	Total loans exclude unearned premiums, discounts and deferred loan costs and include loans held for sale.

In addition to preparing and reviewing periodic gap reports which help identify repricing mismatches, BankUnited uses simulation models which estimate the impact on net interest income of various interest rate scenarios, balance sheet trends and strategies. These simulations incorporate assumptions about balance sheet dynamics, such as loan and deposit growth and pricing, changes in funding mix and asset and liability repricing and maturity characteristics based on BankUnited’s expectations for the next 12 months. Simulations are run under various interest rate scenarios to determine the impact on net income and capital. From these scenarios, interest rate risk is quantified and appropriate strategies are developed and implemented. The overall interest rate risk position and strategies are reviewed on an ongoing basis by senior management. Based on the information and assumptions in effect on September 30, 2007, management estimates the impact, on net interest income, of a gradual and parallel 100 basis-point rise or fall in interest rates over the next 12 months to be a decrease of 4.98% or an increase of 3.15% of net interest income, respectively.

BankUnited recognizes that there are numerous assumptions and estimates associated with the simulations described above which may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the simulation model assumes that the composition of BankUnited’s interest sensitive assets and liabilities existing at the beginning of a period remains relatively constant over the period being measured and also assumes that the change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. In addition, prepayment estimates and other assumptions within the model are highly subjective in nature, involve uncertainties and, therefore, cannot be determined with precision.

Accordingly, although the simulation model may provide an indication of BankUnited’s interest rate risk exposure at a particular point in time, such measurements are not intended to provide for a precise forecast of the effect of changes in market interest rates on BankUnited’s net interest income and may often differ from actual results.

BankUnited’s operations are affected by many factors beyond its control such as the overall condition of the economy, monetary and fiscal policies of the federal government, and regulations specific to the banking industry. Revenues generated from lending activities are impacted by loan demand, which in turn impacts the interest rates at which such loans may be made, the supply of housing, the availability of funds to lend, and the cost of obtaining such funds.

Derivative and Hedging Activities. BankUnited uses derivative instruments as part of its interest rate risk management activities to reduce risks associated with its borrowing activities. Derivatives used for interest rate risk management include various interest rate swaps and caps that relate to the pricing of specific on-balance sheet instruments and forecasted transactions. In connection with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), we recognize all derivatives as either assets or liabilities on the consolidated statement of financial condition and report them at fair value with realized and unrealized gains and losses included in either earnings or in other comprehensive income, depending on the purpose for which the derivative is held and whether the derivative qualifies for hedge accounting.

BankUnited has one interest rate cap agreement that qualifies as a cash flow hedge. BankUnited uses cash flow hedges to hedge interest rate risk associated with variable rate debt.

In connection with its interest rate management activities, BankUnited may use other derivatives as economic hedges of on-balance sheet assets and liabilities or forecasted transactions which do not qualify for hedge accounting under SFAS 133. Accordingly, these derivatives are reported at fair value on the consolidated balance sheet with realized gains and losses included in earnings.

By using derivative instruments, BankUnited is exposed to credit and market risk. Credit risk, which is the risk that a counterparty to a derivative instrument will fail to perform, is equal to the extent of the fair value gain in a derivative. Credit risk is created when the fair value of a derivative contract is positive, since this generally indicates that the counterparty owes us. When the fair value of a derivative is negative, no credit risk exists since BankUnited would owe the counterparty. BankUnited minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties as evaluated by management. Market risk is the adverse effect on the value of a financial instrument from a change in interest rates or implied volatility of rates. We manage the market risk associated with interest rate contracts by establishing and monitoring limits as to the types and degree of risk that may be undertaken. The market risk associated with derivatives used for interest rate risk management activity is fully incorporated into our market risk sensitivity analysis.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

	March 31, 2008	September 30, 2007
	(Dollars in thousands, except per share amounts)
ASSETS
Cash	$78,864	$54,502
Federal Home Loan Bank (FHLB) overnight deposits	60,681	456,775
Federal funds sold	22,860	1,658

Cash and cash equivalents	162,405	512,935

Investment securities available for sale, at fair value	118,027	187,375
Mortgage-backed securities available for sale, at fair value (including assets pledged of $146,489 and $231,740 at March 31, 2008 and September 30, 2007, respectively)	748,855	916,223
Mortgage loans held for sale at lower of cost or market	181,984	174,868

Loans held in portfolio	12,307,036	12,384,842
Add: Unearned discounts, premiums and deferred loan costs, net	225,356	235,454
Less: Allowance for loan losses	(202,315)	(58,623)

Loans held in portfolio, net	12,330,077	12,561,673

FHLB stock and other earning assets	292,933	305,535
Office properties and equipment, net	64,223	66,749
Real estate owned	73,436	27,732
Accrued interest receivable	79,513	86,182
Mortgage servicing rights	22,670	20,631
Goodwill	28,353	28,353
Bank owned life insurance	124,368	122,100
Prepaid expenses and other assets	117,423	35,915

Total assets	$14,344,267	$15,046,271

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Interest bearing deposits	$6,599,761	$6,747,888
Non-interest bearing deposits	335,561	342,499

Total deposits	6,935,322	7,090,387

Securities sold under agreements to repurchase	122,669	143,072
Advances from Federal Home Loan Bank	5,869,350	6,234,350
Convertible senior notes	120,000	120,000
HiMEDS Units senior notes	184,000	184,000
Junior subordinated debt	12,500	12,500
Trust preferred securities and subordinated debentures	237,261	237,261
Interest payable	36,841	39,480
Advance payments by borrowers for taxes and insurance	56,027	97,452
Accrued expenses and other liabilities	61,606	75,803

Total liabilities	13,635,576	14,234,305

Commitments and Contingencies (See Note (10))
Stockholders’ Equity:
Preferred stock, $0.01 par value	13	11
Authorized shares—10,000,000
Issued shares—1,264,853 and 1,131,153
Outstanding shares—1,238,133 and 1,104,433
Treasury shares—26,720	(528)	(528)
Class A Common Stock, $0.01 par value	374	371
Authorized shares—100,000,000
Issued shares—37,332,129 and 37,075,365
Outstanding shares—35,164,746 and 34,907,982
Treasury shares—2,167,383	(43,297)	(43,297)
Class B Common Stock, $0.01 par value	7	7
Authorized shares—3,000,000
Issued shares—719,947
Outstanding shares—479,734 and 473,747
Treasury shares—240,213 and 246,200	(2,802)	(2,802)
Additional paid-in capital	518,641	513,042
Retained earnings	264,255	356,197
Deferred compensation	2,048	2,048
Accumulated other comprehensive loss	(30,020)	(13,083)

Total stockholders’ equity	708,691	811,966

Total liabilities and stockholders’ equity	$14,344,267	$15,046,271

See accompanying notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2008	2007	2008	2007
	(Dollars and shares in thousands, except per share data)
Interest income:
Interest and fees on loans	$204,011	$216,240	$423,910	$428,055
Interest on mortgage-backed securities	11,228	13,337	22,844	27,107
Interest and dividends on investments and other interest-earning assets	6,829	7,465	14,559	15,709

Total interest income	222,068	237,042	461,313	470,871

Interest expense:
Interest on deposits	73,099	74,341	153,862	142,060
Interest on borrowings	72,949	74,539	152,524	156,811
Preferred dividends of trust preferred securities and subordinated debentures	4,256	5,822	9,005	10,865

Total interest expense	150,304	154,702	315,391	309,736

Net interest income before provision for loan losses	71,764	82,340	145,922	161,135
Provision for loan losses	98,000	4,000	163,000	8,000

Net interest (loss) income after provision for loan losses	(26,236)	78,340	(17,078)	153,135

Non-interest (loss) income:
Loan servicing fees	1,432	1,782	2,840	3,729
Amortization of mortgage servicing rights	(1,737)	(811)	(2,585)	(1,668)
Impairment of mortgage servicing rights	(624)	(133)	(3,258)	(965)
Loan fees	1,395	1,265	2,433	2,339
Deposit fees	1,719	1,510	3,316	2,984
Other fees	723	697	1,386	1,369
Net gain on sale of investments and mortgage-backed securities	341	(566)	342	(524)
Other-than-temporary impairment on investment securities	(25,677)	—	(26,527)
Net gain on sale of loans and other assets	2,096	3,474	4,365	9,069
Income from insurance and investment services	1,969	1,320	3,394	2,272
Loss on swaps	—	(121)	—	(318)
Loss on loans held for sale	(2,017)	—	(2,017)	—
Other non-interest income	2,176	1,736	4,725	3,456

Total non-interest (loss) income	(18,204)	10,153	(11,586)	21,743

Non-interest expense:
Employee compensation and benefits	26,857	26,551	54,418	50,837
Occupancy and equipment	10,502	9,551	20,973	18,107
Telecommunications and data processing	3,478	2,933	6,815	5,764
Real estate owned	2,284	14	3,436	64
Advertising and promotion expense	1,369	2,243	3,033	4,018
Professional fees	2,865	1,842	6,380	3,459
Other	9,811	8,192	17,134	14,124

Total non-interest expense	57,166	51,326	112,189	96,373

(Loss) income before income taxes	(101,606)	37,167	(140,853)	78,505
(Benefit) provision for income taxes	(35,825)	12,763	(49,568)	26,733

Net (loss) income	$(65,781)	$24,404	$(91,285)	$51,772

(Loss) earnings per share:
Basic	$(1.88)	$0.67	$(2.61)	$1.42

Diluted	$(1.88)	$0.64	$(2.61)	$1.35

Weighted average number of common shares outstanding:
Basic	35,135	36,252	35,119	36,321
Diluted	35,135	38,351	35,119	38,397
Dividends declared per share on common stock	$0.005	$0.005	$0.01	$0.01

See accompanying condensed notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

	For the Six Months Ended March 31, 2008 and 2007
	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Deferred Compensation	Accumulated Other Comprehensive Loss Net of Tax	Total Stockholders’ Equity
	(In thousands)
Balance at September 30, 2007	$11	$378	$513,042	$356,197	$(46,627)	$2,048	$(13,083)	$811,966
Comprehensive loss:
Net loss for the six months ended March 31, 2008	—	—	—	(91,285)	—	—	—	(91,285)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(16,937)	(16,937)

Total comprehensive loss	—	—	—	—	—	—	—	(108,222)
Payment of dividends	—	—	—	(657)	—	—	—	(657)
Transfer to tax benefit for stock- based compensation	—	—	(330)	—	—	—	—	(330)
Stock option exercises and restricted stock awards	2	3	4,988	—	—	—	—	4,993
Tax benefit from stock-based compensation	—	—	941	—	—	—	—	941

Balance at March 31, 2008	$13	$381	$518,641	$264,255	$(46,627)	$2,048	$(30,020)	$708,691

Balance at September 30, 2006	$10	$374	$503,585	$276,078	$(8,556)	$2,048	$(20,379)	$753,160
Comprehensive income:
Net income for the six months ended March 31, 2007	—	—	—	51,772	—	—	—	51,772
Other comprehensive income, net of tax	—	—	—	—	—	—	7,835	7,835

Total comprehensive income	—	—	—	—	—	—	—	59,607
Payment of dividends	—	—	—	(635)	—	—	—	(635)
Company stock acquired	—	—	—	—	(12,154)	—	—	(12,154)
Deferral of compensation	—	—	—	—	—	—	—	—
Stock option exercises and restricted stock awards	1	3	4,942	—	—	—	—	4,946

Balance at March 31, 2007	$11	$377	$508,527	$327,215	$(20,710)	$2,048	$(12,544)	$804,924

See accompanying condensed notes to consolidated financial statements.

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended March 31,
	2008	2007
	(In thousands)
Cash used in operating activities	$(503,401)	$(85,599)

Cash flows from investing activities:
Net decrease (increase) in loans held in portfolio	51,470	(365,551)
Purchase of investment securities available for sale	(19,908)	(17,908)
Purchase of FHLB stock and other earning assets	(36,296)	(94,188)
Purchase of office properties and equipment	(5,787)	(15,477)
Proceeds from repayments of investment securities available for sale	25,025	61,556
Proceeds from repayments of mortgage-backed securities available for sale	123,932	166,037
Proceeds from repayments of FHLB stock and other earning assets	52,560	78,795
Proceeds from sale of investment securities available for sale	50,861	57,342
Proceeds from sale of mortgage-backed securities available for sale	475,560	91,225
Proceeds from sale of real estate owned and other assets	16,637	1,067
Proceeds from sale of office properties and equipment	—	582

Net cash provided by (used in) investing activities	734,054	(36,520)

Cash flows from financing activities:
Net (decrease) increase in deposits	(155,065)	770,003
Additions to long-term Federal Home Loan advances	1,750,000	2,640,000
Repayments of long-term Federal Home Loan advances	(1,900,000)	(1,880,000)
Net decrease in short-term Federal Home Loan advances	(215,000)	(470,000)
Net decrease in other borrowings	(20,403)	(755,807)
Net decrease in advances from borrowers for taxes and insurance	(41,425)	(41,247)
Net proceeds from issuance of trust preferred securities	—	52,120
Net proceeds from issuance of stock	427	1,038
Purchase of treasury stock	—	(12,154)
Tax benefit from stock-based compensation	940	—
Dividends paid on stock	(657)	(635)

Net cash (used in) provided by financing activities	(581,183)	303,318

(Decrease) increase in cash and cash equivalents	(350,530)	181,199
Cash and cash equivalents at beginning of period	512,935	66,655

Cash and cash equivalents at end of period	$162,405	$247,854

Supplemental schedule of non-cash investing and financing activities:
Exchange of loans for mortgage-backed securities in loan sales transaction with FNMA and FHLMC	$470,442	$79,482
Transfer of loans from portfolio to loans held for sale	$242	$130,207
Transfer of loans held for sale to portfolio	$12,918	$34,257
Transfers from loans to real estate owned	$80,776	$3,576

See accompanying condensed notes to consolidated financial statements

BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2008

(1) Principles of Consolidation and Basis of Presentation

The accompanying unaudited consolidated financial statements include the accounts of BankUnited Financial Corporation (“BankUnited”) and its consolidated subsidiaries, including BankUnited, FSB (the “Bank”). All significant intercompany transactions and balances associated with consolidated subsidiaries have been eliminated.

The unaudited consolidated financial statements have been prepared in conformity with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission and therefore do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, all adjustments (consisting of normal recurring accruals), which, in the opinion of management, are necessary for a fair presentation of the financial statements, have been included. Operating results for the six-month period ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending September 30, 2008. These condensed notes should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in BankUnited’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

(2) Impact of Certain Accounting Pronouncements

FIN No. 48

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN No. 48”), an interpretation of SFAS No.109 “Accounting for Income Taxes,” to clarify the requirements of SFAS No.109 relating to the recognition of income tax benefits.

FIN No 48 provides a two-step approach to recognizing and measuring tax benefits taken or expected to be taken in a tax return, when realization of the benefits is uncertain. The first step is to determine whether the benefit is to be recognized; the second step is to determine the amount to be recognized as follows:

•

Income tax benefits should be recognized when, based on the technical merits of a tax position, the entity believes that, assuming a dispute arose with the taxing authority and was taken to a court of last resort, it is more likely than not (i.e., a probability of greater than 50 percent) that the tax position would be sustained as filed; and

•

If a position is determined to be more likely than not of being sustained, the reporting enterprise should recognize the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the taxing authority.

This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. BankUnited will recognize any future interest and penalties related to underpayments of income taxes or income tax uncertainties in its provision for income taxes, in accordance with paragraphs 15 and 19 of FIN No. 48. BankUnited adopted this statement in the fiscal year that began October 1, 2007 without any material effect.

BankUnited remains subject to examination by federal and state tax jurisdictions for its fiscal years ended September 30, 2004, 2005 and 2006.

SFAS No. 157

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” This Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements.

This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. BankUnited will adopt this statement, as applicable, in its fiscal year beginning October 1, 2008.

Management is in process of evaluating the impact of the adoption of this statement on BankUnited’s financial statements.

SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of SFAS No. 115.”

This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.

The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.

The fair value option:

•	May be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method.

•	Is irrevocable (unless a new election date occurs).

•	Is applied only to entire instruments and not to portions of instruments.

This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. BankUnited will adopt this Statement, as applicable, in its fiscal year beginning October 1, 2008.

Management is in process of evaluating the impact of the adoption of this statement on BankUnited’s financial statements.

SFAS No. 141(R)

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. SFAS No. 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

The provisions of SFAS No. 141(R) are effective for financial statements issued for fiscal years beginning after December 15, 2008. BankUnited will adopt this statement, as applicable, in its fiscal year beginning October 1, 2009.

SFAS No. 160

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements—An Amendment of Accounting Research Bulletin (“ARB”) No. 51. This Statement amends ARB No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement also amends certain of ARB No. 51’s consolidation procedures for consistency with the requirements of SFAS No. 141(R). In addition, SFAS No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest.

The provisions of SFAS No. 160 will be effective for fiscal years beginning after December 15, 2008. Earlier adoption is prohibited. BankUnited will adopt this statement, as applicable, in its fiscal year beginning October 1, 2009.

SAB No. 109

In November 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (“SAB”) No. 109, “Written Loan Commitments Recorded at Fair Value through Earnings.”

SAB No. 109 expresses the views of the staff regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles. SAB No. 105, “Application of Accounting Principles to Loan Commitments” (“SAB 105”), provided the views of the staff regarding derivative loan commitments that are accounted for at fair value through earnings pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SAB No. 105 stated that in measuring the fair value of a derivative loan commitment, the staff believed it would be inappropriate to incorporate the expected net future cash flows related to the associated servicing of the loan. SAB No. 109 supersedes SAB 105 and expresses the current view of the staff that, consistent with the guidance in SFAS No. 156, “Accounting for Servicing of Financial Assets,” and SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB No. 105 also indicated that the staff believed that internally-developed intangible assets (such as customer relationship intangible assets) should not be recorded as part of the fair value of a derivative loan commitment. This SAB retains that staff view and broadens its application to all written loan commitments that are accounted for at fair value through earnings.

SAB No. 109 was effective on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. BankUnited adopted this statement, in its fiscal quarter beginning January 1, 2008 with no material effect on the consolidated financial statements.

SFAS No. 161

On March 19, 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement 133. Statement 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Statement

161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. BankUnited does not expect the adoption of SFAS 161 to have a material effect on its consolidated financial statements. BankUnited will adopt this statement, as applicable, in its fiscal quarter beginning January 1, 2009.

FASB Staff Position No. FAS 140-3

In February 2008, the FASB issued FSP FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions. The objective of this FSP is to provide implementation guidance on accounting for a transfer of a financial asset and a repurchase financing. The FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under Statement 140. However, if certain criteria are met, the initial transfer and repurchase financing shall not be evaluated as a linked transaction and shall be evaluated separately under Statement 140. FSP FAS 140-3 is effective for fiscal years beginning after November 15, 2008. BankUnited will adopt this statement, as applicable, in its fiscal year beginning October 1, 2009.

(3) Investments and Mortgage-backed Securities Available for Sale

Investments Securities Available for Sale

Presented below is an analysis of investments designated as available for sale.

	At March 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
Preferred stock of U.S. government sponsored entities (1)	$31,067	$—	$—	$31,067
Trust preferred securities of other issuers	11,763	—	(1,391)	10,372
Mutual funds and other bonds (2)	78,873	168	(2,453)	76,588
Other investment notes	—	—	—	—
Other equity securities	—	—	—	—

Total	$121,703	$168	$(3,844)	$118,027

	At September 30, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
U.S. government sponsored entity debt securities (1)	$25,000	$—	$(23)	$24,977
Preferred stock of U.S. government sponsored entities (1)	39,933	—	(2,772)	37,161
Trust preferred securities of other issuers	4,000	—	(311)	3,689
Mutual funds and other bonds (2)	117,511	35	(743)	116,803
Other investment notes	1,200	—	—	1,200
Other equity securities	3,462	83	—	3,545

Total	$191,106	$118	$(3,849)	$187,375

Investment securities at March 31, 2008, by contractual maturity, are shown below.

	Available for Sale
	Amortized Cost	Fair Value
	(In thousands)
Due in one year or less	$2,385	$2,401
Due after one year through five years	8,421	8,473
Due after five years through ten years	1,717	1,729
Due after ten years	45,612	44,207
Equity securities	63,568	61,217

Total	$121,703	$118,027

(1)	U.S. Government sponsored entities include the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC).
(2)	Underlying assets of mutual funds consist primarily of mortgage-backed securities.

Mortgage-backed Securities Available for Sale

Presented below is an analysis of mortgage-backed securities designated as available for sale:

	At March 31, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
FNMA mortgage-backed securities	$141,958	$501	$(602)	$141,857
FHLMC mortgage-backed securities	46,199	833	—	47,032
Collateralized mortgage obligations	3,831	—	(14)	3,817
Mortgage pass-through certificates (1)	599,391	1,186	(44,428)	556,149

Total	$791,379	$2,520	$(45,044)	$748,855

	At September 30, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
FNMA mortgage-backed securities	$163,656	$139	$(4,049)	$159,746
FHLMC mortgage-backed securities	50,541	135	(137)	50,539
Collateralized mortgage obligations	4,284	—	(18)	4,266
Mortgage pass-through certificates (1)	714,190	980	(13,498)	701,672

Total	$932,671	$1,254	$(17,702)	$916,223

(1)	Included in BankUnited’s portfolio of mortgage-backed securities as of March 31, 2008 and September 30, 2007 were securities with a fair value of $128 million and $179 million and cost of $161 million and $184 million, respectively, which were retained from BankUnited’s mortgage loan securitization in September 2005.

Mortgage-backed securities at March 31, 2008, by contractual maturity and adjusted for anticipated prepayments, are shown below.

	Available for Sale
	Amortized Cost	Fair Value
	(In thousands)
Due in one year or less	$187,141	$177,412
Due after one year through five years	383,394	361,760
Due after five years through ten years	140,794	132,727
Due after ten years	80,050	76,956

Total	$791,379	$748,855

Based on the internal model used by BankUnited, estimated average duration of the mortgage-backed securities portfolio as of March 31, 2008, was 1.7 years. This duration extends to 1.9 years in a hypothetical scenario that immediately adds 100 basis points to market interest rates. The model used by BankUnited is based on assumptions that may differ from the eventual outcome.

As March 31, 2008, of a total portfolio of $749 million of mortgage backed securities, the Company held $128 million of securities backed by loans originated by BankUnited with negative amortization (“BUMT 2005 -1 securities”), and $751 thousand of securities backed by subprime mortgages which were not originated by BankUnited. These securities had gross unrealized losses of $33 million as of March 31, 2008. As of March 31, 2008, the total amount outstanding of BUMT 2005-1 securities, including amounts not held by BankUnited was $287 million. Mortgage loans backing these securities as of March 31, 2008 totaled $284 million and had negative amortization of $15 million.

The following tables provide information on unrealized losses for investments and mortgage-backed securities available for sale as of March 31, 2008 and September 30, 2007. The fair value of investments and mortgage-backed securities available for sale with unrealized gains are not included in the tables below.

	As of March 31, 2008
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses (1)	Fair Value	Unrealized Losses (1)	Fair Value	Unrealized Losses (1)
	(In thousands)
Available for sale securities
Investment securities:
Trust preferred securities of other issuers	$8,860	$(903)	$1,512	$(488)	$10,372	$(1,391)
U.S. government sponsored entity debt securities (2)	—	—	—	—	—	—
Preferred stock of U.S. government sponsored entities (2)	—	—	—	—	—	—
Mutual funds and other bonds (3)	27,791	(102)	28,335	(2,351)	56,126	(2,453)
Other investments notes	—	—	—	—	—	—

Total investment securities	$36,651	$(1,005)	$29,847	$(2,839)	$66,498	$(3,844)

Mortgage-backed securities:
FNMA mortgage-backed securities	$9,936	$(45)	$60,572	$(557)	$70,508	$(602)
FHLMC mortgage-backed securities	—	—	—	—	—	—
Collateralized mortgage obligations	—	—	752	(14)	752	(14)
Mortgage pass-through certificates	196,461	(25,268)	235,215	(19,160)	431,676	(44,428)

Total mortgage-backed securities	$206,397	$(25,313)	$296,539	$(19,731)	$502,936	$(45,044)

	As of September 30, 2007
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Losses (1)	Fair Value	Unrealized Losses (1)	Fair Value	Unrealized Losses (1)
	(In thousands)
Available for sale securities
Investment securities:
Trust preferred securities of other issuers	$1,889	$(111)	$1,800	$(200)	$3,689	$(311)
U.S. government sponsored entity debt securities (2)	—	—	24,977	(23)	24,977	(23)
Preferred stock of U.S. government sponsored entities (2)	28,451	(2,772)	—	—	28,451	(2,772)
Mutual funds and other bonds (3)	5,718	(18)	27,638	(725)	33,356	(743)

Total investment securities	$36,058	$(2,901)	$54,415	$(948)	$90,473	$(3,849)

Mortgage-backed securities:
FNMA mortgage-backed securities	$—	$—	$135,629	$(4,049)	$135,629	$(4,049)
FHLMC mortgage-backed securities	—	—	19,849	(137)	19,849	(137)
Collateralized mortgage obligations	—	—	959	(18)	959	(18)
Mortgage pass-through certificates	115,585	(5,205)	426,293	(8,293)	541,878	(13,498)

Total mortgage-backed securities	$115,585	$(5,205)	$582,730	$(12,497)	$698,315	$(17,702)

(1)	These unrealized losses are not considered to be other- than- temporary based on management’s evaluation.
(2)	U.S. Government sponsored entities (GSE’s) include FNMA and FHLMC.
(3)	Underlying assets of mutual funds consist primarily of mortgage-backed securities.

BankUnited monitors its investment in available for sale securities for other than temporary impairment. Impairment is evaluated considering numerous factors, and their relative significance varies depending on the situation. Factors considered include the length of time and extent to which the market value has been less than cost; the financial condition and near-term prospects of the issuer of the securities; and the intent and ability to retain the security in order to allow for an anticipated recovery in fair value. In addition, for mutual fund holdings, the Company reviews the assets held by the mutual fund to determine whether any of those assets provide evidence that unrealized losses in the Company’s investments in mutual funds may be other than temporary. We consider the decline in the value of debt and equity securities classified as available-for-sale as of March 31, 2008 to be temporary and we have the ability and intent to hold these securities until recovery, which could be maturity. Evaluation of these securities at future dates could result in a determination that impairment as of such future dates, if any, is other than temporarily impaired.

The Company also considers ratings actions taken by any of the major credit ratings agencies in its evaluation for other than temporary impairment. As of March 31, 2008, none of the securities reviewed for other than temporary impairment had credit ratings lower than Aaa by Moody’s, or AA+ by Standard & Poor’s. None of the securities were downgraded during the six months ended March 31, 2008.

Mortgage-backed securities as of March 31, 2008 with unrealized losses in excess of 12 months are identified in the table below.

Description	Cost Basis	Fair Value	Loss	Loss %	Rating(1)
BSABS 03AC3	$5,952	$5,284	$668	11.2	Aaa
IMSA 2003-3A	19,889	18,022	1,867	9.4	Aaa
BUMT 2005-1 1A1	79,462	71,349	8,113	10.2	Aaa
BUMT 2005-1 1A3	44,360	37,862	6,498	14.6	Aaa
SASC 2001-15A B1	1,788	1,555	233	13.0	AA+
WAMMS 02-R3	3,349	3,161	188	5.6	Aaa
All other issues (2)	99,575	97,982	1,593	1.6	(2)

	$254,375	$235,215	$19,160

(1)	All ratings are by Moody’s, except SASC 2001-15A B1, which is Standard & Poor’s. Moody’s does not rate this security.
(2)	Includes 20 individual securities. Eighteen of these securities had ratings of Aaa; one had a rating of Aa2; and one had a rating of Aa3. None of these ratings have been changed since September 30, 2007. Each security included in this group had unrealized losses of less than 5%. The Company considered the length and severity of the unrealized loss of each security, the individual credit ratings and any trends thereof, projected cash flows and the Company’s ability and intent to hold these securities until recovery or maturity and concluded that these unrealized losses were not other than temporary.

During the quarter ended March 31, 2008, BankUnited determined that certain preferred stock of U.S. government sponsored entities (“GSE’s”) was other than temporarily impaired and recorded an impairment charge of $8.9 million to recognize the unrealized loss based on the fair value as of March 31, 2008. These securities have had significant unrealized losses for more than 12 months due to the credit and liquidity concerns in the overall market, especially with respect to mortgage related activities. These securities have composite credit ratings of AA-; however, the timing of recovery of the market impacting the GSE’s is uncertain.

During the quarter ended March 31, 2008, BankUnited also determined that its investments in certain mortgage-backed securities were other than temporarily impaired and recorded an impairment charge of $16.2 million to recognize the unrealized loss based on fair value as of March 31, 2008. These securities represent five subordinate classes of BankUnited’s 2005 securitization. Based on cash flow projections of the underlying mortgages as of March 31, 2008, and assuming that current loss trends continue, BankUnited estimated that loss projections could completely erode the value of the two most subordinate classes, and significantly erode the next three most subordinate classes. As of March 31, 2008, BankUnited continues to hold securities with an aggregate fair value of $128.0 million and unrealized losses of $33.2 million arising from the 2005 securitization. BankUnited is the servicer of these loans and has considered actual losses, reviewed the projected losses, cash flows, and coverage levels of these securities and the length of time these securities have had unrealized losses in evaluating whether they were other than temporarily impaired. Based on management’s conclusion that cash flows are adequate to fully amortize these securities and that BankUnited has the ability and intent to hold them until maturity, they were not deemed other than temporarily impaired as of March 31, 2008.

During the quarter ended March 31, 2008, BankUnited also determined that its investment in a corporate debt security was other than temporarily impaired and recorded an impairment charge of $350,000, representing the full cost of this security. The issuer designs, builds and markets single family residences and has experienced significant declines in revenues. During the quarter ended March 31, 2008, the issuer filed for bankruptcy protection.

At March 31, 2008 and September 30, 2007, investment and mortgage-backed securities with an aggregate fair value of approximately $146 million, and $232 million, respectively, were pledged as collateral for repurchase agreements.

(4) Loans Receivable

Loans receivable consist of the following::

	As of March 31, 2008		As of September 30, 2007
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Real estate loans:
One-to-four family residential:
Residential mortgages	$9,792,647	79.4%	$9,996,086	79.6%
Specialty consumer mortgages (1)	749,408	6.1	697,726	5.5

Total one-to-four family residential	10,542,055	85.5	10,693,812	85.1
Home equity loans and lines of credit	452,043	3.7	420,386	3.3
Multi-family	120,799	1.0	120,058	1.0
Commercial real estate	517,667	4.2	496,556	4.0
Construction	168,800	1.4	146,557	1.2
Land	288,758	2.3	303,294	2.4

Total real estate loans	12,090,122	98.1	12,180,663	97.0

Other loans:
Commercial	200,917	1.6	187,951	1.5
Consumer	15,997	0.1	16,228	0.1

Total other loans	216,914	1.7	204,179	1.6

Total loans held in portfolio (2)	12,307,036	99.8	12,384,842	98.6
Unearned discounts, premiums and deferred loan costs, net	225,356	1.8	235,454	1.9
Allowance for loan losses	(202,315)	(1.6)	(58,623)	(0.5)

Total loans held in portfolio, net	12,330,077	100.0%	12,561,673	100.0%
Mortgage loans held for sale	181,984		174,868

Total loans, net	$12,512,061		$12,736,541

(1)	Specialty consumer mortgages are residential mortgage loans that are originated primarily through customer relationships at our neighborhood branch banking offices, compared to those originated through our wholesale residential mortgage loan production offices.
(2)	As of March 31, 2008, BankUnited had $608.3 million of non-accrual loans and $271,000 of loans past due more than 90 days and still accruing. As of September 30, 2007, BankUnited had $180.8 million of non-accrual loans and $23,000 of loans past due more than 90 days and still accruing.

As of March 31, 2008, approximately $7.4 billion, or 59.6%, of all loans were secured by properties in Florida. Loans secured by real estate in no other state represented more than 7.2% of the Bank’s total loan portfolio. As of September 30, 2007, approximately $7.7 billion, or 61%, of all loans were secured by properties in Florida. Loans secured by real estate in no other state represented more than 6.9% of all loans in the Bank’s loan portfolio.

As of March 31, 2008, BankUnited had pledged approximately $8.8 billion of mortgage loans and securities as collateral for advances from the Federal Home Loan Bank of Atlanta (“FHLB of Atlanta”). As of September 30, 2007, the Bank had pledged approximately $9.1 billion of mortgage loans and securities as collateral for advances from the FHLB of Atlanta. On April 2, 2008, the FHLB of Atlanta notified all of its customers that it will increase the discount it applies to residential first mortgage collateral, effective May 1, 2008. Simultaneously, BankUnited was notified that the FHLB’s internal “matrix category” of BankUnited had been re-evaluated. As a result, our collateral requirement has been increased by 20%, effectively reducing availability under our line of credit with the FHLB Atlanta. In response to the notification of the new requirement, we provided additional collateral against which we could borrow. As of May 2, 2008, BankUnited had pledged approximately $9.2 billion of mortgage loans and securities for advances from the FHLB.

The following table provides total one-to-four family loans, including loans held for sale, categorized between fixed rate mortgages and adjustable rate mortgages (“ARMs”) as of March 31, 2008 and September 30, 2007:

	As of March 31, 2008		As of September 30, 2007
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
One-to-four family residential loans:
Fixed rate loans	$1,584,473	14.8%	$1,499,757	13.8%
ARM loans:
Monthly payment option (1)	6,398,640	59.7	6,682,670	61.5
Select-My-Payment (1)	959,370	8.9	925,000	8.5
Non option ARM	1,781,555	16.6	1,761,253	16.2

Total ARM loans	9,139,565	85.2	9,368,923	86.2

Total one-to-four family residential loans (2)	$10,724,038	100.0%	$10,868,680	100.0%

(1)	As of March 31, 2008, payment option loans with a balance of $6.7 billion, representing 91% of the payment option portfolio, were negatively amortizing and approximately $354 million, or 4.8%, of the total payment option portfolio results from negative amortization. As of September 30, 2007, payment option loans with a balance of $6.7 billion, representing 89% of the payment option portfolio, were negatively amortizing and approximately $270 million, or 3.6%, of the total payment option portfolio results from negative amortization. These loans are subject to interest rate caps.
(2)	Including loans held for sale and excluding deferred costs, unearned discounts, premiums and allowance for loan losses.

Payment option loans represented 58.9% and 60.6% of total loans outstanding (including loans held for sale and excluding deferred costs, unearned discounts, premiums and allowance for loan losses) as of March 31, 2008 and September 30, 2007, respectively.

Changes in the allowance for loan losses are as follows:

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2008	2007	2008	2007
	(Dollars in thousands)
Balance at beginning of period	$117,658	$39,192	$58,623	$36,378
Provision	98,000	4,000	163,000	8,000
Loans charged-off	(19,372)	(1,530)	(27,531)	(2,925)
Recoveries (1)	6,029	165	8,223	374

Balance at end of period	$202,315	$41,827	$202,315	$41,827

(1)	Represents $6.0 million for the three months ended March 31, 2008 and $8.2 million for the six months ended March 31, 2008 in expected payments from mortgage insurance companies. This is net of a 10% allowance of these payments.

Consistent with Federal interagency policy guidance and current Office of Thrift Supervision regulatory reporting convention, BankUnited’s policy requires that impaired residential mortgage loans that are 180 days or more delinquent and collateral dependent be subject to specific valuation allowances or be charged-off in amounts equal to the shortfall in collateral, measured as the difference between the recorded investment in each impaired loan (i.e., outstanding principal, and any accrued interest, net deferred loan fees or costs, and unamortized premium or discount) and the net realizable value of collateral. The Bank’s estimate of net realizable value of residential mortgage loan collateral is based on an acceptable in-house or externally prepared estimate of current fair market valuations, less estimated costs to sell the collateral, together with consideration of any expected loan level mortgage insurance proceeds. As of March 31, 2008 the allowance for loan losses included specific valuation allowances of $32 million for $207 million in outstanding impaired residential mortgage loans that were 180 days or more past due.

The following table sets forth information concerning impaired loans and the amount of allocated allowance:

	As of March 31, 2008		As of September 30, 2007
	Outstanding Principal	Allowance for loan losses	Outstanding Principal	Allowance for loan losses
	(Dollars in thousands)
One-to-four family residential	$207,156	$32,181	$—	$—
Specialty Consumer Mortgages	1,672	506	923	407
Home equity loans and lines of credit	6,011	6,011	—	—
Commercial real estate (1) (2)	22,310	6,406	—	—
Commercial	324	324	232	232

Total	$237,473	$45,428	$1,155	$639

(1)	The balance of impaired commercial real estate loans with specific reserves reflects 3 troubled commercial real estate loans.
(2)	At March 31, 2008 there was one impaired loan in the amount of $5.0 million without an allocated allowance.

(5) Earnings Per Share

The following tables reconcile basic and diluted (loss) earnings per share for the three and six months ended March 31, 2008 and 2007.

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2008	2007	2008	2007
	(Dollars and shares in thousands, except per share data)
Basic (loss) earnings per share:
Numerator:
Net (loss) income	$(65,781)	$24,404	$(91,285)	$51,772
Preferred stock dividends	151	133	301	268

Net (loss)/income available to common stockholders	$(65,932)	$24,271	$(91,586)	$51,504

Denominator:
Weighted average common shares outstanding	35,135	36,252	35,119	36,321

Basic (loss) earnings per share	$(1.88)	$0.67	$(2.61)	$1.42

Diluted (loss) earnings per share:
Numerator:
Net (loss) income available to common stockholders	$(65,932)	$24,271	$(91,586)	$51,504
Plus:
Preferred stock dividends	—	133	—	268

Diluted net (loss) income available to common stockholders	$(65,932)	$24,404	$(91,586)	$51,772

Denominator:
Weighted average common shares outstanding	35,135	36,252	35,119	36,321
Plus:
Stock options and restricted stock	—	1,146	—	1,116
Preferred stock	—	953	—	960

Diluted weighted average shares outstanding	35,135	38,351	35,119	38,397

Diluted (loss) earnings per share(1)	$(1.88)	$0.64	$(2.61)	$1.35

(1)	For the three months ended March 31, 2008, BankUnited did not consider potential common and preferred stock options of 3.0 million and 1.1 million, respectively, in the computation of diluted loss per share as they would have been antidilutive. In addition, BankUnited did not consider potential common stock of 7.9 million shares from the HiMEDS Units issued on April 25, 2007 and June 4, 2007, as they would have been antidilutive.

For the six months ended March 31, 2008, BankUnited did not consider potential common and preferred stock options of 3.0 million and 1.1 million, respectively, in the computation of diluted earnings per share as they would have been antidilutive. In addition, BankUnited did not consider potential common stock of 7.9 million shares from the HiMEDS Units issued on April 25, 2007 and June 4, 2007, as they would have been antidilutive.

(6) Regulatory Capital

The Bank’s regulatory capital levels as of March 31, 2008 and September 30, 2007 were as follows:

	As of March 31, 2008	As of September 30, 2007
	(Dollars in thousands)
Tier 1 Leverage Capital
Amount	$1,112,324	$1,183,375
Actual Ratio	7.8%	7.8%
Well-Capitalized Minimum Ratio (1)	5.0%	5.0%
Adequately Capitalized Minimum Ratio (1)	4.0%	4.0%

Tier 1 Risk-Based Capital (2)
Amount	$1,108,394	$1,183,375
Actual Ratio	13.4%	14.6%
Well-Capitalized Minimum Ratio (1)	6.0%	6.0%
Adequately Capitalized Minimum Ratio (1)	4.0%	4.0%

Total Risk-Based Capital
Amount	$1,212,740	$1,232,706
Actual Ratio	14.6%	15.4%
Well-Capitalized Minimum Ratio (1)	10.0%	10.0%
Adequately Capitalized Minimum Ratio (1)	8.0%	8.0%

(1)	Based on Office of Thrift Supervision regulations adopted to implement the “prompt corrective action” provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991.
(2)	Tier 1 risk-based capital ratio is the ratio of leverage (core) capital less the deduction for low level recourse and residual interests to risk weighted assets.

(7) Comprehensive (Loss) Income

BankUnited’s comprehensive (loss) income includes all items which comprise net (loss) income, plus other comprehensive (loss) income net of tax. For the three and six months ended March 31, 2008 and 2007, BankUnited’s comprehensive (loss) income was as follows:

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2008	2007	2008	2007
	(In thousands)
Net (loss) income	$(65,781)	$24,404	$(91,285)	$51,772
Other comprehensive (loss) income, net of tax:
Unrealized (loss) gain arising during the period on securities, net of tax (benefit) expense of ($10,859) and $2,462 for the three months ended March 31, 2008 and 2007, respectively, and ($18,177) and $4,271 for the six months ended March 31, 2008 and 2007, respectively	(20,166)	4,573	(33,758)	7,932
Unrealized loss on cash flow hedges, net of tax benefit of $31 and $98 for the three months ended March 31, 2008 and 2007, respectively, and $61 and $208 for the six months ended March 31, 2008 and 2007, respectively	(58)	(182)	(114)	(387)
Less reclassification adjustment for:
Realized gain (loss) on securities sold included in net income, net of tax expense (benefit) of $120 and ($198) for the three months ended March 31, 2008 and 2007, respectively, and $120 and ($184) for the six months ended March 31, 2008 and 2007, respectively	222	(368)	222	(340)
Other-than-temporary impairment on investment securities included in net income, net of tax benefit of $8,987 and $0 for the three months ended March 31, 2008 and 2007, respectively and $9,207 and $0 for the six months ended March 31, 2008 and 2007, respectively	(16,546)	—	(17,099)	—
Realized (loss) gain on cash flow hedges, net of tax (benefit) expense of ($30) and $11 for the three months ended March 31, 2008 and 2007, respectively, and ($31) and $27 for the six months ended March 31, 2008 and 2007, respectively	(57)	21	(58)	50

Total other comprehensive (loss) income, net of tax	(3,843)	4,738	(16,937)	7,835

Comprehensive (loss) income	$(69,624)	$29,142	$(108,222)	$59,607

(8) Accounting for Derivatives and Hedging Activities

BankUnited uses derivative instruments as part of its interest rate risk management activities to reduce risks associated with its loan origination and borrowing activities. Derivatives include loan commitments, forward sales contracts, and interest rate swaps and caps. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), BankUnited recognizes all derivatives as either assets or liabilities on the consolidated statement of financial condition and reports them at fair value with realized and unrealized gains and losses included in either earnings or in other comprehensive income, depending on the purpose for which the derivative is held and whether the derivative qualifies for hedge accounting.

Loan Commitments

BankUnited commits to originate one-to-four family residential mortgage loans with potential borrowers at specified interest rates for short periods of time, usually thirty days. If potential borrowers meet underwriting standards, these loan commitments obligate BankUnited to fund the loans, but do not obligate the potential borrowers to accept the loans. If the borrowers do not allow the commitments to expire, the loans are funded, and either placed into BankUnited’s loan portfolio or held for sale. Based on historical experience, the interest rate environment, and the underlying loan characteristics, BankUnited estimates the amount of commitments that will ultimately become loans held for sale and accounts for those as derivatives during the commitment period. As derivatives, the changes in the fair value of the commitments are recorded in current earnings under other non-interest expense with an offset to the consolidated statement of financial condition in other liabilities. Fair values are based solely on the relationship of observable market interest rates and are calculated by third parties.

Forward Sales Contracts

BankUnited enters into forward sales contracts in order to economically hedge fair value exposure of loan commitments and fair value exposure of loans held for sale to a change in interest rates. Fair value changes of forward sales contracts, not eligible for hedge accounting under SFAS No. 133, are recorded in earnings under non-interest expense with an offset in other liabilities. Hedge accounting was not applied to these contracts in the three and six-month periods ended March 31, 2008 and March 31, 2007.

Loans Held For Sale

Loans held for sale are accounted for under the lower of cost or market method. Lower of cost or market adjustments are recorded in earnings under non-interest expense. No adjustments related to lower of cost or market, were recorded in the three and six-month periods ended March 31, 2008 and March 31, 2007. During the quarter ended March 31, 2008, BankUnited transferred $12.9 million of loans from loans held for sale to loans held in portfolio and recorded a loss of $2.0 million, which is included in other non-interest expense. These loans had conditions that adversely impacted their marketability. BankUnited has the intent and ability to hold these loans to maturity.

Interest Rate Swaps and Caps

At March 31, 2008, BankUnited had outstanding one interest rate cap contract used to reduce the risk of rising interest payments associated with specific variable rate debt instruments. This contract was accounted for as cash flow hedge under SFAS No. 133.

At March 31, 2008, BankUnited had no interest rate swap agreements outstanding.

The following table summarizes certain information with respect to the use of derivatives and their impact on BankUnited’s consolidated statements of operations during the three and six months ended March 31, 2008 and 2007:

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2008	2007	2008	2007
	(In thousands)
Interest Rate Swaps
Net loss recorded in non-interest income related to swaps	—	(121)	—	(318)
Other Derivatives (1)
Gain (loss) recorded in non-interest expense related to loan commitments	176	(24)	897	(51)
Loss (gain) recorded in non-interest expense related to forward sales contracts	(941)	(7)	(910)	151

Total loss recorded in earnings due to derivatives	$(765)	$(152)	$(13)	$(218)

Note: As of March 31, 2008 there was one cash flow hedge outstanding.

(1)	BankUnited uses other derivatives to economically hedge interest rate risk, but they do not qualify for hedge accounting treatment.

(9) Stock-Based Compensation and Other Benefit Plans

At March 31, 2008, BankUnited had stock-based compensation plans approved by shareholders and designed to provide incentives to current and prospective officers, directors and employees of BankUnited and its subsidiaries. Under the plans, BankUnited may award stock options, stock appreciation rights, restricted stock, restricted stock units and awards in lieu of obligations, dividend equivalents, other stock-based awards and performance awards in each of its classes of stocks.

Compensation expense arising from share-based payment arrangements was $2.3 million and $2.0 million for the quarters ended March 31, 2008 and March 31, 2007, respectively and $4.5 million and $3.7 million for the six months ended March 31, 2008 and March 31, 2007 respectively. Compensation expense for the quarter ended March 31, 2008 includes a modification charge of $116,000 for a two year extension of options that were scheduled to expire during the current fiscal year.

Options

BankUnited may award both incentive stock options and non-qualified stock options. Options granted under BankUnited’s plans generally expire six to ten years after the date of grant and are granted at or above the fair market value (closing price) of the stock on the date of grant. An option may vest over a period ranging from three to five years.

BankUnited uses the Black-Scholes model to calculate fair values of options awarded. This model requires assumptions as to expected volatility, dividends, terms, and risk free rates. Assumptions used for options granted in the six month period ended March 31, 2008 are outlined in the table below. There were no options granted in the three month period ended March 31, 2008:

	Three Months Ended March 31, 2008	Six Months Ended March 31, 2008
Expected Volatility	43.0%	34.0% – 43.0%
Expected Dividend	0.2% – 4.2%	0.10% – 4.2%
Expected Term in Years	2.0	2.0 – 5.0
Risk Free Rate	2.13%	2.13% – 4.68%

Expected volatilities are based on historical volatility trends of BankUnited’s Class A Common Stock and other factors. Expected dividends reflect a range from actual dividends paid on BankUnited’s Class A Common Stock and Series B Preferred Stock. Expected term represents the periods of time that options granted are expected to be outstanding; the range above results from certain categories of recipients exhibiting different exercise behavior. The risk free rate is based on the U.S Treasury yield curve in effect at the time of grant for the appropriate life of each option.

The following table presents the activity of BankUnited’s outstanding stock options, for all classes of common stock for the six-month period ended March 31, 2008:

Common Stock Options	Number of Shares	Weighted Average Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(Dollars and shares in thousands)
Options outstanding, September 30, 2007	2,416	$19.08
Options granted	784	$11.75
Options exercised	(59)	$7.25
Options forfeited	(49)	$16.78
Options expired	(81)	$21.97

Options outstanding, March 31, 2008	3,011	$17.35	5.6	$0

Exercisable at March 31, 2008	1,659	$18.23	4.8	$0
Unvested at March 31, 2008	1,352	$16.29	5.9	$0

As of March 31, 2008, the exercise prices of all 3.0 million outstanding common stock options, were at a price above the fair market value of the common stock on that date.

The following table presents the activity of BankUnited’s outstanding stock options, for Series B Preferred Stock, for the six-month period ended March 31, 2008.

Series B Preferred Stock Options	Number of Shares	Weighted Average Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(Dollars and shares in thousands)
Options outstanding, September 30, 2007	1,039	$27.26
Granted	67	$21.24
Cancelled	(5)	$10.85

Options outstanding, March 31, 2008	1,101	$26.97	4.6	$0

Exercisable at March 31, 2008	667	$25.30	3.7	$0
Unvested at March 31, 2008	434	$29.54	5.9	$0

As of March 31, 2008, the exercise prices of all 1.1 million outstanding Series B preferred stock options, were at a price above the estimated fair market value of the Series B Preferred Stock on that date.

The following table presents the values of option grants and exercises for all classes of stock for the three-month and six-month periods ended March 31, 2008:

	Three Months Ended March 31, 2008	Six Months Ended March 31, 2008
	(Dollars in thousands except per share data)
Grant date weighted average fair value per share of options granted during the period	$0.00	$4.00
Total intrinsic value of options exercised	$0.00	$376
Cash received from options exercised	$0.00	$425
Actual tax benefit to be realized from option exercises	$0.00	$115

Restricted Stock

Restricted stock awards granted without performance-based restrictions vest in annual installments over periods ranging from three to nine years commencing on the date of the grant. The vesting schedules are intended to encourage officers, directors and employees to make long-term commitments to BankUnited.

In the second fiscal quarter of 2008, the Company awarded 25,000 restricted shares of Class A Common Stock valued at $127,000 to vest over three to five years. Fair value for these shares is determined based on the closing price of BankUnited’s shares on the grant date.

The following table presents the activity of BankUnited’s unvested restricted shares of Class A Common Stock and restricted Class A Common Stock units for the six-month period ended March 31, 2008:

Common Unvested Shares *	Number of Shares (in thousands)	Weighted Average Price per Share (at date of grant)
Outstanding September 30, 2007	579	$24.58
Granted	233	12.99
Vested	(78)	24.75
Forfeited	(43)	22.26

Outstanding March 31, 2008	691	$20.79

*	Including restricted stock units

The intrinsic value for the outstanding awards is $3.5 million and the weighted average life of these awards is 3.9 years.

The following table presents the activity of BankUnited’s unvested restricted shares of Series B Preferred Stock, including both performance and nonperformance-based awards for the six-month period ended March 31, 2008:

Series B Preferred Unvested Shares	Number of Shares (in thousands)	Weighted Average Price per Share (at date of grant)
Outstanding at September 30, 2007	396	$33.58
Granted	134	21.24
Vested	(3)	35.40

Outstanding at March 31, 2008	527	$30.44

The intrinsic value for the outstanding awards is $2.6 million and the weighted average life of the awards is 7.0 years.

Performance-Based Awards

Under the plans, the Compensation Committee of BankUnited’s Board of Directors has the authority to grant performance awards based on the achievement of pre-set performance goals by a future date. The goals are based on performance criteria specified in the plans.

During the six-month period ended March 31, 2008, the Compensation Committee voted to award certain executive officers performance awards that require the achievement of goals over future periods based on specified objectives. These awards have a performance period of one year.

Performance-based restricted stock awards are eligible to be voted by the executive from the date of the award. Dividends are paid only after achievement of the performance goals to which the award is subject.

The following table presents the activity of BankUnited’s performance-based unvested awards of Class A Common Stock for the six-month period ended March 31, 2008:

Performance Based Common A Unvested Shares	Number of Shares (in thousands)	Weighted Average Price per Share (at date of grant)
Outstanding at September 30, 2007	51	$25.40
Granted	35	$14.20
Vested	—	—

Outstanding at March 31, 2008	86	$20.83

The intrinsic value for the outstanding awards is $430,000 and the weighted average life of the awards is 6.6 years.

The following table presents the activity of BankUnited’s performance-based unvested awards of Series B Preferred Stock, for the six-month period ended March 31, 2008:

Performance Based Series B Preferred Unvested Shares	Number of Shares (in thousands)	Weighted Average Price per Share (at date of grant)
Outstanding at September 30, 2007	376	$33.46
Granted	134	21.24
Vested	(2)	34.56

Outstanding at March 31, 2008	508	$30.24

The intrinsic value for the outstanding awards is $2.5 million and the weighted average life of the awards is 7.1 years.

(10) Commitments and Contingencies

Commercial and standby letters of credit are off-balance sheet instruments that represent conditional commitments issued by BankUnited to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support trade transactions or guarantee arrangements. BankUnited had outstanding commercial and standby letters of credit in the amount of $48.7 million and $47.5 million as of March 31, 2008 and September 30, 2007, respectively. Fees collected on standby letters of credit represent the fair value of those commitments and are deferred and amortized over their term, which is typically one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. BankUnited generally holds collateral supporting those commitments if deemed necessary.

BankUnited and the Bank have employment and change in control agreements with certain members of senior management. The employment agreements, which establish the duties and compensation of the executives, have terms ranging from one year to five years, and include specific provisions for salary, bonus, other benefits and termination payments in certain circumstances. In addition to other provisions, the change in control agreements provide for severance payments in the event of a change in control.

BankUnited and its subsidiaries, from time to time, are involved as plaintiff or defendant in various legal actions arising in the normal course of their businesses. While the ultimate outcome of any such proceedings cannot be predicted with certainty, it is the opinion of management that no proceedings exist, either individually or in the aggregate, which, if determined adversely to BankUnited and its subsidiaries, would have a material effect on BankUnited’s consolidated financial condition, results of operations or cash flows.

(11) Subsequent Events

On May 6, 2008, the Company filed a preliminary proxy statement relating to a proposal to amend our Articles of Incorporation to increase the number of authorized shares of Class A common stock.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used in this Quarterly Report on Form 10-Q/A (the “Form 10-Q/A”), “BankUnited,” “we,” “us” and “our” refers to BankUnited Financial Corporation (“BankUnited”) and its consolidated subsidiaries, including BankUnited, FSB (the “Bank”). All significant intercompany transactions and balances associated with consolidated subsidiaries have been eliminated. The following discussion and analysis and the related financial data present a review of BankUnited’s consolidated operating results for the three month and six month periods ended March 31, 2008 and 2007 and consolidated financial condition as of March 31, 2008 and as of September 30, 2007. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto contained in BankUnited’s Annual Report on Form 10-K.

This Form 10-Q/A contains forward-looking statements. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “will,” “should,” “would,” “could,” “may,” “can,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions concerning:

•	Projections of revenues, expenses, income, earnings per share, credit or asset quality, margin, asset growth or reduction, loan production, deposit growth, and other performance measures;

•	Expansion or reduction of operations, including operations relating to banking offices and markets and our products and services; and

•	Discussions on the outlook of the economy and the markets in which we operate, competition, regulation, taxation, company strategies, subsidiaries, investment risk, and policies.

Actual results or performance could differ from those implied or contemplated by forward-looking statements. BankUnited wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and are not historical facts or guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties, including, among others: general business and economic conditions, either nationally or regionally; fiscal and monetary policies; significant weather events such as hurricanes; changes or fluctuations in the interest rate environment; a deterioration in credit quality and/or a reduced demand for credit; reduced deposit flows and loan demand; real estate values and market conditions, competition from other financial service companies in our markets; servicing capacities; legislative or regulatory changes, including, among others, changes in accounting standards, guidelines and policies; the issuance or redemption of additional equity or debt; the concentration of operations in Florida, if Florida business or economic conditions continue to decline; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of our common stock; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, price, products and delivery of services. Other factors that could cause actual results to differ materially are: (i) other risks and uncertainties described from time to time in BankUnited’s filings with the SEC, (ii) the risk factors or uncertainties set forth in this Form 10-Q, and (iii) other risks and uncertainties that have not been identified at this time. Information in this Form 10-Q is as of the dates, and for the periods, indicated. BankUnited does not undertake, and specifically disclaims any obligation, to publicly update or revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, whether as the result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this report might not occur.

Overview

Our results of operations are dependent primarily on net interest income, which is the difference between the interest earned on assets, (primarily our loan and securities portfolios,) and our cost of funds, which consists of the interest paid on our deposits and borrowings. Our results of operations are also affected by our provision for loan losses, the performance of our investments, gain or loss on the sale of loans, other non-interest income, non-interest expenses and income taxes.

Our operations, like those of other financial institution holding companies, are affected by our asset and liability management policies, as well as factors beyond our control, such as general economic conditions and the monetary and fiscal policies of the federal government. Lending activities are affected by the demand for mortgage financing and other types of loans, and are thus influenced by interest rates and other factors that are beyond management’s control. Deposit flows and cost of deposits and borrowings are influenced by local competition and by general market rates of interest.

Non-performing loans and real estate owned (“REO”) continued to increase during the quarter ended March 31, 2008, and are expected to increase throughout fiscal 2008. During the three and six months ended March 31, 2008, BankUnited recorded a provision for loan losses of $98 million and $163 million, respectively, reflecting a rising level of non-performing loans, recent experience, and continued difficulty in the housing markets, particularly in regions impacted by housing price decreases. We may record larger provisions for loan losses during the remaining quarters of fiscal 2008, if deemed appropriate.

The disruption in the housing market has also impacted our investments and mortgage backed securities held for sale. Many of BankUnited’s investments are directly or indirectly influenced by the performance of mortgage loans. Similar to the deterioration in loans, assets backed by mortgage loans have exhibited negative performance. As a consequence, certain of BankUnited’s holdings in preferred stock issued by entities active in the mortgage market and debt securities backed by mortgage loans were deemed to be other than temporarily impaired and an impairment charge of $26 million was recorded during the three months ended March 31, 2008. Continued deterioration or adverse performance in the mortgage market may require additional impairment charges in future periods.

The continuing depreciation of housing prices throughout the country, particularly in certain geographic regions, is reflected in the deterioration of our loan portfolio, reduced loan production and the results of operations for the quarter ended March 31, 2008. While BankUnited is not, and has not been, a subprime lender, like other lenders throughout the residential mortgage industry, our asset quality has been negatively affected by market conditions. Additionally, significant deterioration of the bond market and secondary market for residential mortgage loans has put pressure on financial institutions to find alternative sources of liquidity. The resultant competition for retail deposits has kept deposit prices from moving down as much as the reduction in Federal Funds and other market rates. The market dislocations have impacted both sides of our statement of financial condition.

On April 2, 2008, the FHLB of Atlanta notified all of its customers that it will increase the discount it applies to residential first mortgage collateral, effective May 1, 2008. As a result, our collateral requirement has been increased by 20% effectively reducing availability under our line of credit with the FHLB Atlanta. In response to the notification of the new requirement we provided additional collateral to maintain our credit availability. See “Liquidity and Capital Resources for more information.

We have taken the following actions to address the challenges presented by the current residential mortgage crisis:

Repositioning the Company

Our management team is developing a multi-year strategic plan to gradually transition BankUnited to a retail commercial bank with the goal of improving shareholder return while maintaining a well-capitalized model. This program is underway.

We have taken the following steps to implement this plan:

•	We are reducing the size of the balance sheet, thereby bolstering capital ratios;

•	We have significantly downsized the wholesale residential business;

•	We continue to strengthen our risk management programs; and

•	We have launched a major expense reduction program.

Strengthening Capital and Shrinking the Balance Sheet

•

We continue to maintain a strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.8% and 14.6%, respectively, at March 31, 2008, and we plan to maintain capital levels at or above the regulatory well-capitalized level.

•	Additional tangible equity support will be provided by the mandatory conversion of our $184 million HiMEDS equity units to common equity in May 2010 at a minimum price of $23.40 per share.

•

During the quarter, we continued to reduce the size of the balance sheet, thereby bolstering capital ratios. We are shrinking our residential loan balances by lowering production and shifting to originating loans which conform to agency requirements and are thus more saleable. At the same time we will continue to consider other asset and liability management strategies that may be appropriate, including the acquisition of other earning assets. This product mix change supports our decision to shrink the balance sheet so that we relieve pressure on capital and boost capital ratios.

•

On May 6, 2008, we filed a preliminary proxy statement with the SEC asking our shareholders to approve an increase in the authorized number of shares. An increase in the authorized number of shares will provide us with the flexibility to raise capital through a variety of possible transactions.

Wholesale Residential Restructuring

•

We have made a strategic decision to significantly reduce our wholesale residential mortgage business. In January 2008, we closed four of our nine sales offices that were located in Arizona, California, Colorado and Oregon. In addition, we have consolidated our nine operations centers to three, which will provide the Company with greater efficiencies. In total, we have reduced our wholesale residential staff by more than 45%.

•	We have transitioned to selling more loans into the secondary market rather than retaining the majority for portfolio.

•

We have also significantly altered our residential loan production mix to comprise more than 50% saleable residential mortgage loans, mainly conforming agency, which are sold to FNMA, FHLMC, and other conduits.

•

Going forward, wholesale lending will remain part of our business although in a smaller capacity. Its size and growth will be determined by the profitability models installed in the second quarter of fiscal 2008.

Credit Standards

•

BankUnited’s underwriting standards have been substantially consistent with the inter-agency lending guidelines even before their issuance in September 2006. We are not a subprime lender and we do not make piggyback loans in which a borrower is made a second mortgage simultaneously with a first mortgage. Unlike some lenders in the industry, we have underwritten to the fully indexed rate since April 2008 and followed strict policies for outside appraisals combined with internal appraisal reviews.

•

Reduced documentation loans undergo a reasonableness test on income. At March 31, 2008, except for $126.5 million of community reinvestment act loans and $16 million of other loans, loans originated with loan-to-value ratios (“LTVs”) over 80% required the purchase of mortgage insurance.

•

Several years ago, we began to restrict the number of residential loans for luxury high-rise condominiums, including downtown Miami. Additionally, we have not been involved in any construction lending for high-rise condominiums in downtown Miami.

•

We have been addressing the rise in non-performing assets, and have strengthened our risk management and loss mitigation programs accordingly. We remain focused on managing exposure to the loans that we deem to be most at risk.

Expense-Reduction Program

•	Downsizing the wholesale residential business will have a positive impact on expenses, excluding one-time charges.

•	Expenses related to credit collections and other REO have increased and may continue to increase, thus offsetting expense reductions.

•	The changes we implement as a result of our strategic plan, complemented by the expense reduction programs we have initiated, are expected to have a more tangible effect in future quarters.

The Company is unlikely to receive any material relief from the impact of current market conditions until housing prices have declined to their lowest levels. We anticipate that may happen in the next 18 to 24 months at best. Unlike other asset types, which reprice very quickly, housing prices adjust very slowly. As a result, we believe the anticipated market correction will be slow. Since we anticipate that the market environment will continue to be challenging, we intend to continue concentrating during fiscal 2008 on absorbing the growth of the last two years, achieving efficiencies in all of our business lines and executing expense control measures.

The following tables represent a summary of key performance measures for the three and six months ended March 31, 2008 and 2007:

	For the period ended March 31,		Change
	2008	2007	$	%
	(In thousands, except per share amounts)
Key results of operations measures (for the three months)
Net interest income	$71,764	$82,340	$(10,576)	(12.8)%
Net interest margin	2.05%	2.39%	(.34)%	(14.2)%
Provision for loan losses	$98,000	$4,000	$94,000	2,350.0%
Gain on sale of loans	$2,096	$3,474	$(1,378)	(39.7)%
Net (loss) income	$(65,781)	$24,404	$(90,185)	(369.6)%
Diluted (loss) earnings per share	$(1.88)	$0.64	$(2.52)	(393.75)%
Key results of operations measures (for the six months)
Net interest income	$145,922	$161,135	$(15,213)	(9.4)%
Net interest margin	2.08%	2.37%	(.29)%	(12.2)%
Provision for loan losses	$163,000	$8,000	$155,000	1,937.5%
Gain on sale of loans	$4,365	$9,069	$(4,704)	(51.9)%
Net (loss) income	$(91,285)	$51,772	$(143,057)	(276.3)%
Diluted (loss) earnings per share	$(2.61)	$1.35	$(3.96)	(293.3)%
Key financial condition measures (at period end)
Total assets	$14,344,267	$13,943,375	$400,892	2.9%
Total loan portfolio (1)	$12,532,392	$11,843,920	$688,472	5.8%
Allowance for loan losses	$(202,315)	$(41,827)	$(160,488)	383.7%
Total deposits	$6,935,322	$6,844,135	$91,187	1.3%
Total borrowings	$6,545,780	$6,145,080	$400,700	6.5%
Key asset quality measures
Total non performing loans	$608,546	$70,945	$537,601	757.8%
Non-performing loans as a percentage of total loans held in portfolio	4.86%	.60%	4.26%	710.0%
Total net charge-offs QTD	$13,343	$1,365	$11,978	877.5%
Net annualized QTD charge-offs as a % of QTD average loans (2)	0.42%	0.04%	0.38%	950.0%
Total net charge-offs YTD	$19,308	$2,551	$16,757	656.9%
Net annualized YTD charge-offs as a % of YTD average loans (2)	0.42%	0.04%	0.27%	675.0%
Other key performance measures
Total loan originations QTD	$707,612	$1,030,567	$(322,955)	(31.3)%
Total residential originations QTD (3)	$470,953	$866,491	$(395,538)	(45.6)%
Total conforming loans QTD	$326,580	$56,519	$270,061	477.8%
Total loan originations YTD	$1,393,723	$2,355,646	$(961,923)	(40.8)%
Total residential originations YTD (3)	$978,714	$2,016,619	$(1,037,905)	(51.5)%
Total conforming loans YTD	$667,412	$565,388	$102,024	18.0%

(1)	Including unearned discounts, premiums and deferred loan costs.
(2)	QTD defined as quarter-to-date; YTD defined as year-to-date
(3)	Excluding specialty consumer mortgages originated at the branches. Specialty consumer mortgages are residential mortgage loans that are originated primarily through customer relationships at our neighborhood branch banking offices, compared to those originated through our wholesale residential mortgage loan production offices.

Our net loss for the quarter ended March 31, 2008 was also affected by the reduced profitability for our payment option loans due to reduced demand in the secondary market and further tightening of our credit standards. The crisis in the subprime lending market has generated substantial speculation and concern in the financial markets that the same level of mortgage delinquencies and write-downs of securities will occur with respect to lower documentation loans and payment option loans. While BankUnited has applied many of the principles now required by banking regulators for non-traditional loans such as payment option loans for a period that precedes adoption of the inter-agency guidance, and has historically employed conservative underwriting criteria on lower documentation loans, the generalized concern in the secondary markets has reduced the acceptance for sale of payment option loans. We did not sell any payment option loans into the secondary market in the quarter ended March 31, 2008, compared to $502 million sold during the quarter ended March 31, 2007.

Increased competition in agency-qualified mortgages will potentially reduce profits in this sector. A large number of lenders have pulled out of alternative-documentation (Alt-A) and jumbo lending leaving the majority of their resources focused on producing conforming agency loans that are saleable to FNMA and FHLMC. Alt-A loans are primarily credit-score driven, since the candidates for these loans tend to lack proof of income from traditional employment. Jumbo loans are mortgage loans with loan amounts exceeding the conforming loan limits set by the Office of Federal Housing Enterprise Oversight (OFHEO), and, therefore, not eligible to be purchased, guaranteed or securitized by FNMA or FHLMC. OFHEO sets the conforming loan limit size on an annual basis. Cost management will be critical to remaining competitive and profitable in this space.

Critical Accounting Estimates

Our financial position and results of operations are impacted by management’s application of accounting policies involving judgments made to arrive at the carrying value of certain assets. In implementing our policies, management must make estimates and assumptions about the effect of matters that are inherently less than certain. Actual results could differ significantly from these estimates, which could materially affect the reported amounts of our assets, liabilities, income and expenses. Critical accounting estimates made by management include those that relate to the allowance for loan losses, the carrying amount of investments, mortgage-backed securities available for sale, and stock based compensation.

Allowance for loan losses

The allowance for loan losses is a subjective judgment that management must make regarding the loan portfolio, and is established and maintained at levels that management believes are adequate to cover probable losses resulting from the inability of borrowers to make required payments on loans. Estimates for loan losses are made by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan administration and resolution, the views of regulators, changes in the size and composition of the loan portfolio, and peer group information. In addition, the economic climate and direction, increases or decreases in overall lending rates, political conditions, legislation directly or indirectly impacting the banking industry, mortgage insurance and economic conditions affecting specific geographical areas in which BankUnited conducts business are all considered. We transfer a portion of our credit risk on residential loans by requiring mortgage insurance on a portion of our loans. Where there is a question as to the impairment of a non-homogenous loan, management obtains valuations of the property or collateral securing the loan, and current financial information of the borrower, including financial statements, when available. Since the calculation of appropriate loan loss allowances relies on management’s estimates and judgments relating to inherently uncertain events, actual results may differ from these estimates. For a more detailed discussion on the allowance for loan losses, see the Asset Quality section of this report and, (e) Allowance for Loan Losses in note (1) Summary of Significant Accounting Policies to the Notes to Consolidated Financial Statements on page 85 of BankUnited’s Annual Report on Form 10-K for the year ended September 30, 2007.

Investments and mortgage-backed securities available for sale

Several estimates impact the periodic valuation of investments and mortgage-backed securities, which are carried at fair value. Generally, the bank uses third party pricing services to assist management in estimating the fair value of its securities. For a limited number of securities for which third party pricing is not available, the bank uses internal valuation models to calculate fair value. The vast majority of our investments and mortgage-backed securities were purchased prior to 2004, and as such, have relatively short remaining lives. For a more detailed discussion on investment securities and mortgage-backed securities available for sale, see note (3) Investments and Mortgage-Backed Securities Available for Sale to the accompanying Notes to Consolidated Financial Statements.

Stock-Based Compensation

Several assumptions are made in the determination of stock-based compensation. BankUnited utilizes the Black—Scholes model to calculate stock-based compensation under SFAS No. 123R. Estimates of expected volatility, expected life of options, applicable risk free interest rate affect the computation of the fair value of options to be expensed. Assumptions are also made as to the expected achievement of performance conditions for performance based stock grants. Estimates of expected forfeiture rates are made for both options and stock grants. For a more detailed discussion of stock based compensation see notes (1) Summary of Significant Accounting Policies and (9) Stock-Based Compensation and Other Benefit Plans to the accompanying Notes to Consolidated Financial Statements.

Accounting Pronouncements Issued and Not Yet Adopted

For information about accounting pronouncements issued but not yet adopted, see the discussion in Note (2) Impact of Certain Accounting Pronouncements to the accompanying Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

Comparison of Operating Results for the Three Months Ended March 31, 2008 and 2007

General

BankUnited reported a net loss of $65.8 million for the three months ended March 31, 2008, compared to net income of $24.4 million for the quarter ended March 31, 2007. Basic and diluted (loss) earnings per share were $(1.88) and $(1.88), respectively, for the quarter ended March 31, 2008 as compared to $0.67 and $0.64, respectively, for the same quarter last year.

The following table is a condensed version of BankUnited’s Consolidated Statement of Operations for the periods presented.

	For the three months ended March 31,		Change
	2008	2007	$	%
	(In thousands, except per share amounts)
Net interest income	$71,764	$82,340	$(10,576)	(12.84)%
Provision for loan losses	98,000	4,000	94,000	2,350.0%
Non-interest income	7,473	10,153	(2,680)	(26.40)%
Impairment of securities	(25,677)	—	(25,677)	N.A.
Non-interest expense	57,166	51,326	5,840	11.38%

(Loss) income before taxes	(101,606)	37,167	(138,773)	(373.38)%
(Benefit) provision for income taxes	(35,825)	12,763	(48,588)	(380.69)%

Net (loss) income	$(65,781)	$24,404	$(90,185)	(369.55)%

Basic (loss) earnings per share	$(1.88)	$0.67	$(2.55)	(380.60)%
Diluted (loss) earnings per share	$(1.88)	$0.64	$(2.52)	(393.75)%

Net Interest Income

Yields Earned and Rates Paid. The following table sets forth certain information relating to the categories of BankUnited’s interest-earning assets and interest-bearing liabilities for the periods indicated. All yield and rate information is calculated on an annualized basis by dividing the income or expense item for the period by the average balances during the period of the appropriate balance sheet item. Net interest margin is calculated by dividing net interest income by average interest-earning assets. Net interest spread is the difference between the yield earned on average interest earning assets and the rate paid on average on interest bearing liabilities. Non-accrual loans are included for the appropriate periods, whereas recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with generally accepted accounting principles and Federal regulations. The yields and net interest margins appearing in the following table have been calculated on a pre-tax basis.

	For the Three Months Ended March 31,
	2008			2007
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net(1)(2)	$12,594,474	$204,011	6.49%	$11,865,916	$216,240	7.31%
Mortgage-backed securities	811,101	11,228	5.54%	1,106,623	13,337	4.82%
Short-term investments(2)	64,650	499	3.11%	32,609	397	4.94%
Investment securities and FHLB stock	436,385	6,330	5.82%	520,279	7,068	5.48%

Total interest-earning assets	13,906,610	222,068	6.39%	13,525,427	237,042	7.03%

Interest-bearing liabilities:
Transaction and money market	693,895	5,388	3.12%	500,592	4,022	3.26%
Savings	1,486,311	14,009	3.79%	1,420,039	15,922	4.55%
Certificates of deposits	4,483,241	53,700	4.82%	4,349,957	54,397	5.07%
Trust preferred securities and subordinated debentures(4)	237,261	4,257	7.18%	251,529	5,822	9.26%
Senior notes(5)(6)	316,500	4,558	5.76%	120,000	1,070	3.57%
FHLB advances and other borrowings	5,921,464	68,392	4.65%	5,948,716	73,469	5.01%

Total interest-bearing liabilities	$13,138,672	$150,304	4.60%	$12,590,833	$154,702	4.98%

Excess of interest-earning assets over interest-bearing liabilities	$767,938			$934,594

Net interest income		$71,764			$82,340

Interest rate spread			1.79%			2.05%
Effect of non-interest bearing sources			0.26%			0.34%

Net interest margin			2.05%			2.39%

Ratio of interest-earning assets to interest-bearing liabilities	105.84%			107.42%

Note: The yields and rates along with the corresponding interest rate spread and net interest margin represent the yields earned and rates paid on BankUnited’s interest-earning assets and interest-bearing liabilities, respectively, for the periods presented. Loan yields reflect any acceleration of premium amortization or discount accretion resulting from early repayment of loans during the year. The yields are calculated on a pre-tax basis.

(1)	Includes average balances of loans held for sale of $146.6 million and $218.3 million for the quarters ended March 31, 2008 and 2007, respectively. Interest income arising from loans held for sale is included in interest on loans and fees in BankUnited’s consolidated statement of operations, as well as BankUnited’s calculations of interest rate spread and net interest margin. Also includes average balances of non-accruing loans of $534.2 million and $64.2 million for the quarters ended March 31, 2008 and 2007, respectively.

(2)	Interest on loans receivable includes $37.0 million and $46.0 million for the three months ended March 31, 2008 and 2007, respectively, arising from negative amortization of payment loans.
(3)	Short-term investments include FHLB overnight deposits, federal funds sold, securities purchased under agreements to resell, and certificates of deposit.
(4)	Includes the effect of interest rate caps. See Note (8) Accounting for Derivatives and Hedging Activities to Notes to Consolidated Financial Statements.
(5)	Includes convertible senior notes. Rates on these instruments differ from contractual terms due to the amortization of deferred cost.
(6)	Includes HIMEDS Units senior notes and junior subordinated debentures.

Rate/Volume Analysis. The following table presents, for the periods indicated, the changes in interest income and the changes in interest expense attributable to the changes in interest rates and the changes in the volume of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rate (change in rate multiplied by prior year volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume, which are allocated to rate).

	For the Three Month Period Ended March 31, 2008 vs. 2007
	Increase (Decrease) Due to		Total Increase/ (Decrease)
	Changes in Volume	Changes in Rate
	(Dollars in thousands)
Interest income attributable to:
Loans receivable, net (1)	$6,148	$(18,377)	$(12,229)
Mortgage-backed securities	(3,562)	1,453	(2,109)
Short-term investments (2)	394	(292)	102
Investment securities and FHLB stock	(1,020)	282	(738)

Total interest-earning assets	1,960	(16,934)	(14,974)

Interest expense attributable to:
Transaction and money market	1,566	(200)	1,366
Savings	749	(2,661)	(1,912)
Certificates of deposit	1,681	(2,378)	(697)
Trust preferred securities and subordinated debentures (3)	(330)	(1,235)	(1,565)
Senior notes (4)	1,751	1,737	3,488
FHLB advances and other borrowings (3)	(339)	(4,739)	(5,078)

Total interest-bearing liabilities	5,078	(9,476)	(4,398)

Increase (decrease) in net interest income	$(3,118)	$(7,458)	$(10,576)

(1)	Includes interest earned on loans held for sale.
(2)	Short term investments include FHLB overnight deposits, federal funds sold, securities purchased under agreements to resell, and certificates of deposit.
(3)	Includes the effect of interest rate caps. See Note (8) Accounting for Derivatives and Hedging Activities to Notes to Consolidated Financial Statements.
(4)	Includes interest expense on convertible senior notes issued in February and March 2004, and interest expense on senior notes outstanding up until their maturity in February 2034.

Net Interest Income. Net interest income is the most significant component of our revenue. Our ability to grow net interest income is dependent on loan demand and our ability to obtain deposits and borrowings. Movements in interest rates and pricing pressure from competitors can have a significant impact on our balance sheet volume and net interest income. BankUnited manages net interest income through its asset and liability management practices.

Net interest income before provision for loan losses was $71.8 million for the quarter ended March 31, 2008. This represents a decrease of $10.6 million, or 13%, from the $82.3 million reported for the same quarter of fiscal 2007. The net interest margin decreased in the quarter ended March 31, 2008 to 2.05% from 2.39% for the same quarter of fiscal year 2007. The overall yield on interest earning assets decreased by 64 basis points, while the overall rates paid on interest bearing liabilities decreased by 38 basis points, resulting in a decrease in the interest rate spread of 26 basis points for the quarter ended March 31, 2008 as compared to the same quarter of fiscal year 2007. Interest income on loans includes deferred interest on payment option loans where periodic payments do not cover the amount of interest earned contractually and where the uncollected interest is added to the principal balance of the loans. Deferred interest resulting in negative amortization, where the loan balance exceeds the original loan balance, amounted to $354 million at March 31, 2008 compared to $176 million at March 31, 2007.

Declining overall market interest rates (including the Monthly Treasury Average, “MTA”), growth in non-performing loans and increasing liability costs has significantly reduced net interest income and the net interest margin. The MTA index is the twelve-month moving average of the monthly average yield on U.S. Treasury Securities with a constant maturity of one year. Partially offsetting the decrease in net interest margin is the increase in average earning assets at March 31, 2008 by $382.0 million, or 3% compared to the quarter ended March 31, 2007. The increase in average earning assets was centered in higher average loans receivable that represent 91% of earning assets at March 31, 2008 as compared to 88% at March 31, 2007. Based on the previously discussed strategy of reducing significantly our residential mortgage business and the size of our balance sheet, we expect our average earning assets to decrease in the next 12 months.

The net interest margin for the quarter ended March 31, 2008 was 2.05%. The adverse impact on the net interest margin of the carrying costs of non-performing loans was 51 basis points.

The net interest margin fell to 2.05% for the quarter ended March 31, 2008 from 2.39% for the same quarter of fiscal 2007. The change in net interest income, net interest spread and net interest margin was mainly due to the increased cost of interest bearing liabilities, the decrease in the yield on loans and the effect on rates of the lower MTA.

Other factors affecting the yield decrease on assets include prepayment fees that decreased from $6.2 million in the quarter ended March 31, 2007 to $2.2 million in the quarter ended March 31, 2008. Prepayments on residential mortgage loans reduce loan interest income as the net deferred cost amortization is accelerated with the prepayment. For the quarter ended March 31, 2008, the constant prepayment rate (“CPR”) was 10.2% as compared to 15.5% for the quarter ended March 31, 2007. The slower prepayment rate partially offset the decrease in the net interest margin for the year.

Provision for Loan Losses

The provision for loan losses was $98 million for the three months ended March 31, 2008, compared to $4.0 million for the three months ended March 31, 2007 and reflects the amount required to record the allowance for loan losses at an adequate level at March 31, 2008. The provision largely reflected more severe deterioration in the residential housing market, particularly in specific markets in California and Florida. Management continuously updates the assumptions used in the model to incorporate multiple and more precise factors regarding unprecedented consumer behavior, housing price deterioration and increased foreclosures. Total nonperforming assets including loans held for sale were $682 million, or 4.75% of total assets at March 31, 2008 compared to $431 million, or 2.99%, at December 31, 2007 and $209 million, or 1.39% at September 30, 2007. Payment option loans represented the majority of the increase, amounting to $150 million at September 30, 2007, and $512 million at March 31, 2008. Increases in residential real estate-related nonperforming assets due to the effects of the weakened housing industry, housing price deterioration, and consumer behavior, especially with respect to payment option loans, contributed to the level of provision. See discussion in Overview, Asset Quality and Note (4) Loans Held in Portfolio to the Consolidated Financial Statements for information on BankUnited’s allowance for loan losses.

Non-interest Income

The following table provides a comparison for each of the categories of non-interest income for the quarters ended March 31, 2008 and 2007.

	For the Three Months Ended March 31,
	2008	2007	Change
	(Dollars in thousands)
Non-interest income:
Loan servicing fees	$1,432	$1,782	$(350)	(19.6)%
Amortization of mortgage servicing rights	(1,737)	(811)	(926)	(114.2)
Impairment of mortgage servicing rights	(624)	(133)	(491)	(369.2)
Loan fees	1,395	1,265	130	10.3
Deposit fees	1,719	1,510	209	13.8
Other fees	723	697	26	3.7
Net gain on sale of investments and mortgage-backed securities	341	(566)	907	(160.2)
Other-than-temporary impairment on investment securities	(25,677)	—	(25,677)	(100.0)
Net gain on sale of loans and other assets	2,096	3,474	(1,378)	(39.7)
Insurance and investment services income	1,969	1,320	649	49.2
Loss on swaps	—	(121)	121	100.0
Loss on loans held for sale	(2,017)	—	(2,017)	100.0
Other	2,176	1,736	440	25.3

Total non-interest (loss) income	$(18,204)	$10,153	$(28,357)	(279.3)%

Total non-interest income for the quarter ended March 31, 2008 includes other than temporary impairment charges of $25.6 million. Excluding other than temporary impairment, non-interest income for the three months ended March 31, 2008 was $7.5 million and reflects a decrease of $2.7 million, or 26.4%, from the quarter ended March 31, 2007.

During the quarter ended March 31, 2008, BankUnited recorded other than temporary impairment charges of $25.7 million, including $8.9 million relating to certain preferred stock of U.S. government sponsored entities, $16.2 million relating to certain mortgage backed securities and $350,000 relating to a corporate debt security. Each of these securities has had significant unrealized losses for the past 12 months. Evaluation of these securities in the future and other securities which had temporary declines in value as of March 31, 2008, could lead to a determination that additional other than temporary impairments have occurred.

The preferred stock was written down to market value due to uncertainty of the timing and potential for market recovery of the issuers, which are government sponsored entities. The mortgage backed securities represent five subordinate classes of BankUnited’s 2005 securitization. Based on cash flow projections of the underlying mortgages as of March 31, 2008, and assuming that current loss trends continue, BankUnited estimated that loss projections could completely erode the value of the two most subordinate classes, and significantly erode the next three most subordinate classes. As of March 31, 2008, BankUnited continued to hold securities with an aggregate fair value of $124.0 million and unrealized losses of $33.2 million arising from the 2005 securitization. BankUnited reviewed the projected losses, cash flows, and coverage levels of these securities. Additionally, the length of time these securities have had unrealized losses was considered. Based on the conclusion that cash flows are adequate to fully amortize these securities and BankUnited’s ability and intent to hold them until recovery, which could be maturity, they were not deemed other than temporarily impaired as of March 31, 2008.

Net gain on the sale of loans of $2.1 million for the quarter ended March 31, 2008 represented a $1.4 million decrease from the gain reported for the quarter ended March 31, 2007 and reflected lower volume of origination and sale of loans in secondary market during the quarter ended March 31, 2008. For the three months ended March 31, 2008, we did not sell any option ARM loans compared to $502 million sold for the three months ended March 31, 2007. Reduced demand in the secondary market for these loans late in fiscal 2007 was the primary reason for the decline. However, we continue to originate fixed and adjustable loan products for sale in the secondary market to government sponsored entities and other conduits. During the three months ended March 31, 2008, we sold $143.5 million of conforming agency loans to government sponsored entities compared to $4.7 million for the three months ended March 31, 2007.

Loan servicing fee income, net of amortization and impairment, decreased by $1.8 million for the quarter ended March 31, 2008 from the quarter ended March 31, 2007. Due to an increase in constant prepayment rate speeds in conforming agency loans we recorded an impairment of $624,000 for the three months ended March 31, 2008.

Non-Interest Expense

The following table provides a comparison for each of the categories of non-interest expense for the quarter ended March 31, 2008 and 2007:

	For the Three Months Ended March 31,
	2008	2007	Change
	(Dollars in thousands)
Non-interest expense:
Employee compensation and benefits	$26,857	$26,551	$306	1.2%
Occupancy and equipment	10,502	9,551	951	10.0
Telecommunications and data processing	3,478	2,933	545	18.6
Real estate owned expenses	2,284	14	2,270	16,214.3
Professional fees	2,865	1,842	1,023	55.5
Advertising and promotion expense	1,369	2,243	(874)	(39.0)
Other operating expenses	9,811	8,192	1,619	19.8

Total non-interest expense	$57,166	$51,326	$5,840	11.4%

Non-interest expense increased by $5.8 million, or 11.4%, for the second quarter of fiscal 2008 compared to the same quarter in fiscal 2007. The increase in occupancy and equipment reflects the full impact of the expansion of our branch network during fiscal 2007. The increase in other operating expenses of $5.9 million, or 72%, from the first quarter of fiscal 2007, includes an increase of $519,000 in FDIC premiums and $2.3 million in expenses related to foreclosed real estate expenses and losses on sales of these properties. Given the lower anticipated growth in the number of branches during fiscal 2008, these expenses are expected to continue to increase but at lower rate in the remainder of fiscal 2008.

REO expenses include operating costs, writedowns to fair value subsequent to repossession and gain or loss on the disposition of real estate acquired through foreclosure. These costs have increased due to increased volume of foreclosures and are likely to continue to increase throughout fiscal year 2008 and 2009. REO amounted to $3.1 million, $27.7 million, and $73.4 million at March 31, 2007, September 30, 2007 and March 31, 2008, respectively.

For the Six Months Ended March 31, 2008 Compared to the Same Period in 2007

General

Net loss for the six months ended March 31, 2008 was $91.3 million compared to net income of $51.8 million for the same period last year. Basic and diluted loss were $(2.61) and $(2.61) per share, respectively, for the six-month period, compared to earnings of $1.42 and $1.35 per share, respectively, for the same period last year.

The following table is a condensed version of BankUnited’s Consolidated Statements of Income for the periods presented.

	For the Six Months ended March 31,		Change
	2008	2007	$	%
	(In thousands, except per share amounts)
Net interest income	$145,922	$161,135	$(15,213)	(9.44)%
Provision for loan losses	163,000	8,000	155,000	1937.50%
Non-interest income	(11,586)	21,743	(6,802)	31.3%
Impairment of securities	(26,527)	—	(26,527)	(100.0)%
Non-interest expense	112,189	96,373	15,816	16.41%

Income before taxes	(140,853)	78,505	(219,358)	(279.42)%
Income taxes	(49,568)	26,733	(76,301)	(285.42)%

Net income	$(91,285)	$51,772	$(143,057)	(276.32)%

Basic earnings per share	$(2.61)	$1.42	$(4.03)	(283.80)%
Diluted earnings per share	$(2.61)	$1.35	$(3.96)	(293.33)%

Analysis of Net Interest Income

Yields Earned and Rates Paid

The following table sets forth certain information relating to the categories of BankUnited’s interest-earning assets and interest-bearing liabilities for the periods indicated. All yield and rate information is calculated on an annualized basis by dividing the income or expense item for the period by the average balances during the period for the appropriate balance sheet item. Net interest margin is calculated by dividing net interest income by average interest-earning assets. Net interest spread is the difference between the yield earned on average interest earning assets and the rate paid on average interest bearing liabilities. Non-accrual loans are included for the appropriate periods, whereas recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with generally accepted accounting principles and Federal regulations. The yields and net interest margins appearing in the following table have been calculated on a pre-tax basis.

	For the Six Months Ended March 31,
	2008			2007
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans, net(1)	$12,652,466	$423,910	6.70%	$11,823,646	$428,055	7.24%
Mortgage-backed securities	849,517	22,844	5.38%	1,151,510	27,107	4.71%
Short-term investments(3)	79,762	1,570	3.94%	35,752	928	5.20%
Investment securities and FHLB stock	447,361	12,989	5.81%	541,268	14,781	5.47%

Total interest-earning assets	14,029,106	461,313	6.58%	13,552,176	470,871	6.95%

Interest-bearing liabilities:
Transaction and money market	661,632	11,005	3.33%	470,355	7,312	3.12%
Savings	1,512,216	31,652	4.19%	1,376,919	30,714	4.47%
Certificates of deposits	4,499,529	111,205	4.94%	4,166,779	104,034	5.01%
Trust preferred securities and subordinated debentures	237,261	9,005	7.59%	248,827	10,865	8.73%
Senior notes(4)	316,500	9,132	5.77%	120,000	2,133	3.56%
FHLB advances and other borrowings	5,963,988	143,392	4.81%	6,206,546	154,678	5.00%

Total interest-bearing liabilities	$13,191,126	$315,391	4.78%	$12,589,426	$309,736	4.93%

Excess of interest-earning assets over interest-bearing liabilities	$837,980			$962,750

Net interest income		$145,922			$161,135

Interest rate spread			1.79%			2.02%
Effect of non-interest bearing sources			0.29%			0.35%

Net interest margin			2.08%			2.37%

Ratio of interest-earning assets to interest-bearing liabilities	106.35%			107.65%

Note: The yields and rates along with the corresponding interest rate spread and net interest margin represent the yields earned and rates paid on BankUnited’s interest-earning assets and interest-bearing liabilities, respectively, for the periods presented. The yields are annualized and are not calculated on a tax equivalent basis.

(1)

Includes average balances of loans held for sale of $168.3 million and $242.3 million for the six months ended March 31, 2008 and 2007, respectively. Interest income arising from loans held for sale is included in interest on loans and fees in BankUnited’s consolidated statement of operations as well as BankUnited’s calculations of interest rate spread and net interest margin. Also includes average non-accruing loans of $418.2 million and $49.5 million for the six months ended March 31, 2008 and 2007, respectively.

(2)	Interest on loans receivable includes $83.8 million and $86.7 million for the six months ended March 31, 2008 and 2007, respectively, arising from negative amortization of payment option loans.
(3)	Short-term investments include FHLB overnight deposits, federal funds sold, securities purchased under agreements to resell, and certificates of deposit.
(4)	Rates on these instruments differ from contractual terms due to the amortization of deferred cost.

Rate/Volume Analysis

The following table presents, for the periods indicated, the changes in interest income and the changes in interest expense attributable to the changes in interest rates and the changes in the volume of interest-earning assets and interest-bearing liabilities. Changes attributable to: (i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rate (change in rate multiplied by prior year volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume, which were allocated to the changes in rate), were as follows:

	For the Six Month Period Ended March 31, 2008 vs. 2007
	Increase (Decrease) Due to		Total Increase/ (Decrease)
	Changes in Volume	Changes in Rate
	(Dollars in thousands)
Interest income attributable to:
Loans, net (1)	$18,701	$(22,846)	$(4,145)
Mortgage-backed securities	(7,109)	2,846	(4,263)
Short-term investments (2)	1,145	(503)	642
Investment securities and FHLB stock	(2,306)	514	(1,792)

Total interest-earning assets	10,431	(19,989)	(9,558)

Interest expense attributable to:
Transaction and money market	2,982	711	3,693
Savings	3,026	(2,088)	938
Certificates of deposit	8,331	(1,160)	7,171
Trust Preferred Securities and subordinated debentures	(505)	(1,355)	(1,860)
Senior notes (3)	3,493	3,506	6,999
FHLB advances and other borrowings	(6,062)	(5,224)	(11,286)

Total interest-bearing liabilities	11,265	(5,610)	5,655

Increase (decrease) in net interest income	$(834)	$(14,379)	$(15,213)

(1)	Includes interest earned on loans held for sale.
(2)	Short-term investments include FHLB overnight deposits, federal funds sold, securities purchased under agreements to resell, and certificates of deposit.
(3)	Rates on these instruments differ from contractual terms due to the amortization of deferred cost.

Net Interest Income . Net interest income before provision for loan losses was $145.9 million for the six months ended March 31, 2008, decreasing by $15 million, or 9%, from $161.1 million for the same period in 2007. The net interest margin decreased to 2.08% for the period, from 2.37% for the same fiscal period in fiscal 2007. The overall yield on interest earning assets decreased by 37 basis points, while the overall rates paid on interest bearing liabilities decreased by 15 basis points, resulting in a decrease in the interest rate spread of 52 basis points for the six months ended March 31, 2008 compared to the same period in fiscal 2007.

The decrease in net interest income is attributable primarily to the lower yield on interest earning assets. This decrease was affected further by an increase in average nonaccrual loans of $369 million. Average earning assets for the six-month period increased by $477 million, or 4%, from the same period of fiscal 2007. Growth was centered in loans, which are the highest-yielding earning assets. Average loans represented 90% of earning assets for the six months ended March 31, 2008 as compared to 87% in the same period in fiscal 2007.

Interest income attributable to loans receivable for the six months ended March 31, 2008 decreased $4 million compared to the same period in fiscal 2007. Of the $424 million interest income attributable to loans receivable for the six months ended March 31, 2008, $83 million was derived from deferred interest.

Of the $428 million interest income attributable to loans receivable for the six months ended March 31, 2007, $87 million was derived from deferred interest.

The net interest margin fell to 2.08% for the six months ended March 31, 2008 from 2.37% for the same period in fiscal 2007. Declining overall market rates and growth in non-performing loans resulted in a 9% decrease in net interest income. The yield on loans declined by 54 basis points, and was the most significant contributing factor to the decline in net interest income. Higher average earning assets in 2008 compared to 2007, and lower utilization of FHLB advances, partly off set the decline in interest income from loans. The adverse impact on the net interest margin of the carrying costs of nonaccrual loans was 42 basis points.

Factors affecting the yield improvement on assets included prepayment fees on loans that decreased to $5.1 million for the six-month period ended March 31, 2008 from $12.1 million for the six-month period ended March 31, 2007. Prepayments on residential mortgage loans reduce loan interest income as the net deferred cost amortization is accelerated with the prepayment. For the six months ended March 31, 2008, the CPR was 10.2% as compared to 15.5% for the six months ended March 31, 2007.

Provision for Loan Losses. BankUnited records a provision for loan losses as a charge to income in amounts necessary to adjust the allowance for loan losses as determined by management through its review of asset quality. The provision for loan losses was $163 million and $8.0 million for the six-month periods ended March 31, 2008 and 2007, respectively. Total non-performing loans, including loans held for sale were $682 million at March 31, 2008, compared to $209 million at September 30, 2007. Payment option non-performing loans increased from $150 million at September 30, 2007 to $512 million at March 31, 2008. Severe deterioration in the residential housing markets over the past four quarters, particularly in Florida and California, have resulted in higher foreclosures and housing price declines. See Asset Quality for information on BankUnited’s allowance for loan losses.

Analysis of Non-Interest Income and Expenses

	For the Six Months Ended March 31,		Increase/ (Decrease)
	2008	2007
	(Dollars in thousands)
Non-interest income:
Loan servicing fees	$2,840	$3,729	$(889)	(23.8)%
Amortization of mortgage servicing rights	(2,585)	(1,668)	(917)	(55.0)
Impairment of mortgage servicing rights	(3,258)	(965)	(2,293)	(237.6)
Loan fees	2,433	2,339	94	4.0
Deposit fees	3,316	2,984	332	11.1
Other fees	1,386	1,369	17	1.2
Net loss on sale of investments and mortgage-backed securities	342	(524)	866	(165.3)
Other-than-temporary impairment on investment securities	(26,527)	—	(26,527)	N.A.
Net gain on sale of loans and other assets	4,365	9,069	(4,704)	(51.9)
Insurance and investment services income	3,394	2,272	1,122	49.4
Losses on swaps	—	(318)	318	100.0
Losses on loans held for sale	(2,017)	—	(2,017)	(100.0)
Other	4,725	3,456	1,269	36.7

Total non-interest income	$(11,586)	$21,743	$(33,329)	(153.3)%

Total non-interest income for the six-month period ended March 31, 2008, includes other than temporary impairment charges of $26.5 million. Excluding other than temporary impairment, non-interest income for the six-months ended March 31, 2008 was $14.9 million and reflects a decrease of $6.8 million or 31.3% from the same period in fiscal 2007.

BankUnited’s portfolio of residential loans serviced for others was $1.8 billion as of March 31, 2008 compared to $1.5 billion as of March 31, 2007. Servicing fee income net of amortization and impairment was a net loss of $3.0 million for the six-month period ended March 31, 2008, and $1.1 million for the six-month period ended March 31, 2007.

Loan fees, deposit fees and other fees were $7.1 million for the six-month period ended March 31, 2008, up 6% from $6.7 million for the same period in fiscal 2007.

Net gain on the sale of loans, was $4.4 million for the six months ended March 31, 2008 compared to $9.1 million for the six months ended March 31, 2007, reflecting the decline in loan originations and sales. BankUnited sold $658 million of residential loans during the six months ended March 31, 2008, compared to $905 million during the six months ended March 31, 2007.

	For the Six Months Ended March 31,		Increase
	2008	2007
	(Dollars in thousands)
Non-interest expense:
Employee compensation and benefits	$54,418	$50,837	$3,581	7.0%
Occupancy and equipment	20,973	18,107	2,866	15.8
Telecommunications and data processing	6,815	5,764	1,051	18.2
Real estate owned expenses	3,436	64	3,372	5,268.8
Advertising and promotion expense	3,033	4,018	(985)	(24.5)
Professional fees- legal and accounting	6,380	3,459	2,921	84.4
Other operating expenses	17,134	14,124	3,010	21.3

Total non-interest expense	$112,189	$96,373	$15,816	16.4%

Non-interest expense increased by $15.8 million, or 16.4%, for the six months ended March 31, 2008, compared to the same period in fiscal 2007. This increase reflects the company’s continued expansion of its branch network and operations support. The branch network grew to 86 branches at March 31, 2008, from 80 branches at March 31, 2007 and 71 at March 31, 2006. This branch expansion resulted in increases in compensation expense, as well as occupancy expense.

REO expenses include operating costs, writedowns to fair value subsequent to repossession and gain or loss on the disposition of real estate required through foreclosure. These costs have increased due to increased volume of foreclosures, and are likely to continue to increase throughout fiscal year 2008 and 2009. REO amounted to $3.1 million, $27.7 million, and $73.4 million at March 31, 2007, September 30, 2007, and March 31, 2008, respectively.

LIQUIDITY

Liquidity and Capital Resources

BankUnited’s objective in managing liquidity is to maintain sufficient resources of available liquid assets to address both short and long-term business funding needs such as loan demand, investment purchases, deposit fluctuations, and debt service requirements. In doing so, BankUnited maintains an overall liquidity position that has an aggregate amount of readily accessible and marketable assets, cash flow and borrowing capacity to meet unexpected deposit outflows and/or increases in loan demand. Cash levels may vary but are maintained at levels required by regulation and necessary to meet the projected anticipated needs for business operations.

Rapid balance sheet growth over the last several years required sufficient access to wholesale funding. Approximately 50% of funding needs were generally met with retail deposits and the other half was obtained through borrowings from the Federal Home Loan Bank of Atlanta (FHLB) and through repurchase agreements. Because the FHLB will lend BankUnited up to 50% of total assets, the Company would from time to time increase its cash position by drawing on funds from the FHLB and use this excess cash to fund asset growth in subsequent weeks. In an environment where assets were growing rapidly and consistently, building a cash position to fund future growth maximized borrowing capacity at the FHLB and therefore helped to sustain sources of liquidity as well as fund assets. As excess capital was used to fund assets, this position would decline until the Company again increased its cash position from FHLB funds. This replenishment usually occurred near the end of each quarter based on an assessment of the Company’s needs for the coming quarter.

As of March 31, 2008, BankUnited had available borrowing capacity of $1.136 billion at the FHLB, compared to $850 million as of December 31, 2007. Borrowing capacity is based on total assets at the prior quarter end as well as the amount of pledged collateral adjusted by a discount percentage. The increase at March 31, 2008 reflects the impact of the increase in total assets applicable to the March 31, 2008 capacity (the prior quarter ended December 31, 2007). As of March 31, 2008, BankUnited had pledged eligible real estate loans and securities totaling $8.8 billion as collateral for borrowing from the FHLB.

On April 2, 2008, the FHLB notified all of its customers that it would increase the discount it applies to residential first mortgage collateral, effective May 1, 2008. Simultaneously, we were notified that the FHLB’s internal “matrix category” of the Company’s risk had been re-evaluated. This resulted in an increase of 13 percentage points to the discount of 20% applied to our underlying pledged collateral. This resulted in a 20% increase in the pledging requirements in response to the notification of the new requirement, the Company pledged additional collateral against which it could borrow. As of May 2, 2008, pledged collateral was $9.2 billion and available capacity for additional advances from the FHLB after these changes was approximately $357 million.

Borrowing capacity at the FHLB reflects whole loans and mortgage backed securities that as of March 31, 2008 and May 2, 2008 were pledged to the FHLB. Delinquent loans are not eligible to serve as collateral for

FHLB advances and further increases in required collateral have an adverse impact on borrowing capacity. In the next 12 months, growing credit concerns in the U.S. financial markets could result in further changes to the funding availability for BankUnited at the FHLB. Simultaneously, access to credit lines through securities sold under repurchase agreements could be reduced as well. Should borrowing capacity at the FHLB be reduced, the Company would expect to increase its relative reliance on deposits. The Company may deposit raise rates and increase retail balances, as necessary or appropriate although at some cost to the Company’s net interest margin.

In addition to the borrowing line available at the FHLB, BankUnited has additional borrowing capacity through securities sold under repurchase agreements with various parties which were $135 million as of March 31, 2008. Short-term borrowing facilities are also available through Federal funds purchased from other financial institutions.

From time to time, we utilize our access to capital markets to raise capital through equity offerings. We have also utilized trust preferred and subordinated debt issuances to provide a source of capital for the Bank.

As it became clear last fall that credit and liquidity markets were undergoing substantial changes, the Company strategically reduced its expectations for balance sheet growth. This change in outlook curtailed the need for additional wholesale borrowing. As such, there was no longer a need to build excess cash positions as before. Additionally, as the depths of the liquidity crisis became apparent, the Company recognized that, although retail deposits were increasingly expensive, prudent liquidity management warranted an increased reliance on retail deposit balances.

In managing liquidity and seeking to increase earnings, the Company has intentionally allowed some high cost non-core deposit balances to run off of the balance sheet. Competition in our deposit markets has been significant as a number of large banking companies have continued to grow their balance sheets. This incremental growth has been largely funded with retail deposits. The result of this growth has been deposit costs that are higher than wholesale funding rates by as much as 100 basis points. By focusing on multi-service clients, and true core relationships, the Company has been able to retain sufficient deposit balances at yields closer to wholesale funding rates.

BankUnited believes that current borrowing capacity at the FHLB, under repurchase agreements, and through Federal funds purchased is sufficient to meet anticipated funding needs. If that capacity is reduced, this would leave retail deposits as the primary source of funding. Given the relative cost of these funds, liability costs could increase substantially.

Significant sources and uses of funds

BankUnited’s assets decreased by $702 million in the six months ended March 31, 2008, from September 30, 2007, mainly due to a decrease in cash and cash equivalents of $351 million, decrease in investment securities available for sale of $167 million and a decrease in total loans (loan portfolio and loans held for sale) of $70 million. The decrease in assets was offset by a combined decrease in borrowings of $543 million and increase of deposits of $50 million.

BankUnited’s assets grew by $372 million during the six months ended March 31, 2008, from September 30, 2007, primarily through loan growth of $407 million after. BankUnited funded its asset and loan growth through deposit growth of $770 million. FHLB advances increased by $290 million while other borrowings declined by $704 million.

FINANCIAL CONDITION

Assets

Loans.

Total net portfolio loans comprise the major earning asset of the Bank and decreased to $12.3 billion at March 31, 2008 from $12.6 billion at September 30, 2007. Loans are centered in first mortgage residential loans, including specialty consumer mortgages, that amounted to $10.5 billion and represented 85% of the net loan portfolio at March 31, 2008, a decrease of $289 million, or 2.8%, from September 30, 2007.

Commercial real estate loans, including multi-family, construction, and land loans, increased by $72 million, or 7.0% during the six months ended March, 31, 2008. Commercial loans increased by $12 million, or 6.5%, and home equity loans and lines of credit increased by $51 million, or 12.7% during the second quarter of fiscal 2008. Other consumer loans decreased by $1.4 million, or 8.3%, during the second quarter of fiscal 2008.

BankUnited is transitioning to selling more loans into the secondary market rather than maintaining the majority for the portfolio. Our current originations conform to the guidelines and terms of various FNMA and FHLMC programs to make them eligible for sale to these entities. These sales include both fixed rate loans and ARM loans without payment options. We have not sold payment-option ARMs in the secondary market since March 2007.

During the first quarter of the 2008 fiscal year, we shifted the focus of our residential loan originations to a Select-My-Payment product. This represented a change from the previous three years when we focused primarily on producing monthly payment option ARM loan product that adjusts interest rates on a monthly basis, maintains a fixed minimum payment for a year and limits annual minimum required payment increases. Our Select-My-Payment product is available with a fixed interest rate for a period of either three or five years and then becomes an adjustable rate loan. This is a payment option product. This loan generally requires a minimum cash payment of approximately 3% to 4% in interest per month.

During the fourth quarter of fiscal 2007, in light of certain liquidity and credit events in the financial markets, we elected to limit the growth, and possibly decrease the size of our residential loan balances. Accordingly, we further refined our production mix to originate a higher proportion of saleable product, particularly to FNMA and FHLMC, as well as other conduits. Concurrently, we limited the origination of the Select-My-Payment product.

Total originations of residential loans, including our specialty consumer mortgage product, totaled $550 million for the second quarter of fiscal 2008, down from $893 million, or 38%, from the second quarter of fiscal 2007.

Originations of conforming agency loans totaled $327 million for the second quarter of fiscal 2008, up from $57 million for the second quarter of fiscal 2007, representing 69% and 6%, respectively, of all residential loan originations.

Originations of Select-My-Payment loans totaled $48.6 million for the second quarter of fiscal 2008, down from $121.4 million for the second quarter of fiscal 2007, representing 8.8% and 13.6%, respectively, of all residential loan originations.

Originations of monthly payment option ARM loans totaled $1.8 million for the second quarter of fiscal 2008, down from $637.5 million for the second quarter of fiscal 2007, representing 0.3% and 71.4%, respectively, of all residential loan originations.

Total residential loans

Significant characteristics of our total residential loans at March 31, 2008 included:

•	The average outstanding balance of a one-to-four family residential loan was $292,000.

•

Forty-three percent of our one-to four family residential loans were underwritten based on borrower stated income and asset verification and an additional 9% were underwritten with no verification of either borrower income or assets. While these loans generally represent more risk than full documentation products, we seek to mitigate that risk by requiring higher credit scores, lower LTVs, lower-debt-to-income ratios and additional employment/business information.

•	Sixty-one percent of our one-to-four family residential portfolio was concentrated in loans secured by properties located in the state of Florida.

•	The weighted-average LTV using current balance of the residential loan portfolio and appraised value at the time of origination was 75.2% after adjusting for MI coverage.

•	The average borrower FICO credit score at time of origination was 709.

Residential payment option loans

Significant characteristics of the payment option portfolio as of March 31, 2008 were as follows:

•	Payment option loans represented 59% of total loans (including loans held for sale and excluding unearned premiums, discounts and deferred loan costs and allowance for loan losses).

•	$6.7 billion, or 91%, of the $7.4 billion in payment option loans had negative amortization of $354 million. This amount represented 4.8% of the total payment option loans outstanding.

•	The weighted average loan-to-value ratio (“LTV”) using current balance of the payment option portfolio and valuation of origination was 77.1% after adjusting for mortgage insurance (“MI”) coverage.

•	The average outstanding balance of a payment option loan in the portfolio was $327,000.

•	The average borrower credit score and appraised value at the time of origination was 708.

Starting in February 2008, we commenced a program for identifying and reviewing loans expected to reach 115% of their original loan balance within the succeeding two quarters. These loans are evaluated by assessing credit reports to identify increases in late payments and incoming credit applications; reviewing current credit scores versus the score reported at origination; reviewing any change in employment status; and obtaining Automated Valuation Models (AVM). Automated Valuation Models are obtained on the collateral and credit scores of the borrowers are evaluated for changes since the loan’s origination. This analysis is primarily done to develop loss mitigation strategies.

Contractual terms of our payment option loans limit the amount that the loan balance may increase to 115% of the original balance. At the earlier of five years or upon reaching the maximum level of negative amortization, the loan is required to be repaid on a fully amortizing basis over the remaining term. At March 31, 2008, 76% of our borrowers were electing a minimum payment option that generates negative amortization. As of March 31, 2008, payment option loans which had been recast are set forth below:

Period	115% Cap		Five-Year Limit		Totals
($ in thousands)	#	$	#	$	#	$
Prior to October 1, 2007	—	—	86	$24,118	86	$24,118
Quarter ended December 31, 2007	4	$1,699	15	4,003	19	5,702
Quarter ended March 31, 2008	41	13,580	18	4,010	59	17,590

Totals	45	$15,279	119	$32,131	164	$47,410

Based upon the original appraisal none of the loans listed above had LTVs of 100% or more when reamortized at 115% of the original loan balance. Loans that reach 115% of the original balance have a contractual reset as set forth in the original documents. Such loans are not considered refinancings and are not re-evaluated under current underwriting standards. We believe that the limited number of loans that have reached the 115% level has not been sufficient to establish any clear trends. As of March 31, 2008, 40 of the 45 loans recast as a result of reaching 115% of the original balance, representing 88% of the total amount outstanding, were current.

Loans that have recast as a result of reaching five years also do not exhibit any significant trends. Of the 119 total loans, 112, representing 84% of the total amount outstanding, were current as of March 31, 2008.

As of March 31, 2008, BankUnited estimates that payment option loans will reset based on reaching 115% of the original loan balance or reaching its fifth year anniversary as set forth below (amounts in millions):

Period	Amount
Three months ending June 30, 2008	$31.0
Three months ending September 30, 2008	$59.8
Year ending September 30, 2009	$908.0
Year ending September 30, 2010	$2,460.0

These estimates assume that monthly payments continue at the average payment amount over the life of the loan since inception, and that the MTA index continues to decline.

The minimum time period over which a payment option loan can reach the 115% cap can vary significantly based on customer behavior and the level of interest rates. The Company estimates that a payment option loan (i) originated in January 2006, (ii) reflecting minimum payments by the borrower each month, and (iii) carrying interest rates equal to actual historical fully-indexed rates through March 31, 2008, and projected rates based on management’s forecast of the MTA rates subsequent to March 31, 2008, would not reach the 115% cap prior to the end of five years from the date of inception and thus would be recast in January 2011. Keeping all other assumptions constant, except that the interest rate is assumed to increase to the highest historical rate during the period from January 2006 to March 31, 2008, and then remain at that level, the same loan is estimated to reach the 115% cap approximately in 33 months after inception.

The Company’s policy is to obtain mortgage insurance on all loans originated with an LTV greater than 80% at origination. The mortgage insurance coverage is loan-specific. BankUnited does not have mortgage insurance on posted loan basis. Mortgage insurance is obtained for a fixed percentage of each insured loan, including any increase in the loan due to negative amortization. This practice, in combination with a maximum balance of 115% of the original loan amount, is intended to reduce the likelihood of a loan reaching an LTV greater than 100% using the original appraisal. Loans that are fully recast when they reach 115% of the original loan balance retain mortgage insurance coverage, if they were originated with mortgage insurance. For each loan with mortgage insurance, the mortgage insurance policy covers a predetermined percentage (generally ranging from 12% to 35%) of the outstanding balance. The percentage of the outstanding balance of the recast loan that is covered is unchanged from the percentage covered at origination, although the dollar amount of the loan not covered by mortgage insurance may increase proportionately as a result of the higher loan balance. Since April 2006 the increase in the loan balance that may not be covered by mortgage insurance due to negative amortization is considered in the original underwriting which anticipates that borrowers will elect minimum payments and that negative amortization will occur.

The various risks of our loan portfolio are mitigated by our underwriting requirements, which include credit qualifications and LTV ratios directly correlated to potential risk. In almost all circumstances, loans originated with LTV ratios greater than 80% require the purchase of mortgage insurance. The following table sets forth the credit scores of our one-to-four family residential portfolio at March 31, 2008:

CREDIT SCORES	2008
Below 620	0.57%
620 to 639	2.60
640 to 659	8.25
660 to 709	43.31
710 to 759	30.54
760 or Greater	14.73

Total	100.00%

The following table provides details of our one-to-four family residential loans by documentation type at March 31, 2008 ($ in thousands):

Attribute	FULL DOCUMENTATION EMPLOYMENT VERIFIED (2)	STATED INCOME / VERIFIED ASSETS EMPLOYMENT VERIFIED (2)	REDUCED DOCUMENTATION EMPLOYMENT VERIFIED (2)	NO DOCUMENTATION	Total
Total Portfolio(1)	$1,696,877	$4,222,552	$2,966,108	$884,828	$9,770,365
Percentage of Total Portfolio	17.4%	43.2%	30.4%	9.1%	100%
Weighted Average Credit Score of the Document Type	703	709	707	719	709
Percentage of the Document Type with Mortgage Insurance (MI)	9.6%	19.6%	26.2%	9.5%	19%
Weighted Average LTV Document Type (Before MI Adjustment and using current balance)	77.1%	80.1%	80.5%	77.2%	79.4%
Weighted Average LTV Document Type (After MI Adjustment and using current balance)	74.9%	75.6%	74.7%	75.2%	75.2%

One-to-four family residential loans

(1)	Total one-to-four family residential loans balance excludes unearned premiums and discounts, deferred loan costs, specialty consumer mortgages, loans held for sale and the allocation of loans in process.
(2)	For these loans, employment is verified and an assessment is made of the reasonableness of the level of income noted for the type of position verified.

The following table provides details of our one-to-four family residential payment option portfolio by documentation type at March 31, 2008 ($ in thousands);

Attribute	FULL DOCUMENTATION EMPLOYMENT VERIFIED (2)	STATED INCOME / VERIFIED ASSETS EMPLOYMENT VERIFIED (2)	REDUCED DOCUMENTATION EMPLOYMENT VERIFIED (2)	NO DOCUMENTATION	Total
Total Portfolio(1)	$912,637	$3,348,119	$2,966,108	$2,293,330	$7,334,804
Percentage of Total Portfolio	12.4%	45.6%	30.4%	31.3%	100%
Weighted Average Credit Score of the Document Type(3)	699	708	707	706	708
Percentage of the Document Type with Mortgage Insurance	14.4%	22.6%	26.2%	31.6%	23.1%
Weighted Average LTV Document Type (Before MI Adjustment and using current balance)(3)	81.7%	82.6%	80.5%	83.5%	82.2%
Weighted Average LTV Document Type (After MI Adjustment and using current balance)(3)	78.4%	77.4%	74.7%	76.5%	77.1%

Payment option portfolio

(1)	Total payment option portfolio balance excludes unearned premiums and discounts, deferred loan costs, specialty consumer mortgages, loans held for sale and the allocation of loans in process.
(2)	For these loans, employment is verified and an assessment is made of the reasonableness of the level of income noted for the type of position verified.
(3)	Credit score and LTV are at loan origination.

The following table provides details of our one-to-four family residential loans (excluding unearned premiums and discounts, deferred loan costs, specialty consumer mortgages, loans held for sale and the allocation of loans in process) by calendar year originated, as of March 31, 2008:

Vintage	Percent of Portfolio
2008	1.3%
2007	21.3%
2006	36.1%
2005	22.1%
2004	10.6%
2003 or prior	8.6%

The following table provides details of one-to-four family residential loans by state (excluding unearned premiums and discounts, and deferred loan costs) including both portfolio loans and loans held for sale:

One-to-four family residential loans by state	As of March 31, 2008		As of September 30, 2007
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in millions)
Florida (1)	$5,908	55.09%	$6,033	55.50%
California	881	8.22	872	8.02
Arizona	668	6.23	668	6.15
Illinois	602	5.61	626	5.76
New Jersey	549	5.12	553	5.09
Virginia	466	4.35	475	4.37
Other (states with less than 4%)	1,650	15.38	1,642	15.11

Total one-to-four family residential loans	$10,724	100.00%	$10,869	100.00%

(1)	As of March 31, 2008, 55% of the collateral for Florida residential loans was located in the three southeastern counties of Miami-Dade, Broward and Palm Beach.

Total loans

The following table provides details of total loans by state (excluding unearned premiums and discounts, and deferred loan costs by state) including both portfolio loans and loans held for sale. Non-residential loans are originated from the Florida lending offices.

Total loans by state	As of March 31, 2008		As of September 30, 2007
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in millions)
Florida	$7,660	61.33%	$7,710	61.39%
California	881	7.06	872	6.94
Arizona	668	5.35	668	5.32
Illinois	602	4.82	626	4.98
New Jersey	549	4.40	553	4.40
Virginia	466	3.73	475	3.78
Other (states with less than 3.5%)	1,663	13.31	1,656	13.19

Total loans	$12,489	100.00%	$12,560	100.00%

As of March 31, 2008, approximately $12.1 billion, or 98.1%, of loans excluding unearned premiums, discounts, deferred loan costs and allowance for loan losses, including loans held for sale, were secured by real property. Loans secured by properties in Florida were $7.4 billion, or 59.6% of all secured loans as of March 31, 2008, compared to $7.7 billion, or 61.4%, as of September 30, 2007. Due to this concentration, regional economic circumstances in Florida could affect the level of our non-performing loans. As of March 31, 2008, no other state represented more than 8% of our loan portfolio secured by real estate.

As of March 31, 2008 and September 30, 2007, approximately $1.4 billion, or 11%, and $1.5 billion, or 12%, respectively, of our loan portfolio consisted of first mortgage loans to non-resident aliens, all of which were secured by domestic property. The majority of these loans were secured by single-family residences located in Florida. Loans to non-resident aliens may involve a greater degree of risk than single-family residential mortgage loans to resident borrowers. The ability to obtain access to the borrower is more limited for non-resident aliens, as is the ability to attach or verify assets located in foreign countries. We have attempted to minimize these risks through our underwriting standards for such loans, including generally requiring lower LTV ratios and qualification based on verifiable assets located in the United States.

Liabilities

Deposits

Deposits decreased from $7.09 billion at September 30, 2007 to $6.94 billion at March 31, 2008 and funded 48% of BankUnited’s total assets at March 31, 2008. The net decrease in deposits occurred in interest bearing deposits that decreased by $148 million. Core deposits, defined as checking, money market, and saving deposits, as well as time deposits of $100 thousand and less, decreased from $5.09 billion at September 30, 2007 to $5.05 billion as of March 31, 2008, and represented 73% of total deposits.

FHLB advances

FHLB advances decreased by $0.4 billion from $6.2 billion at September 30, 2007 to $5.9 billion at March 31, 2008 and funded 41% of our total assets at March 31, 2008. The maturity of advances is managed by BankUnited as part of our asset and liability management process.

Securities sold under agreements to repurchase.

Securities sold under agreements to repurchase (repos) decreased from $143 million at September 30, 2007 to $123 million at March 31, 2008.

ASSET QUALITY

Commencing in fiscal 2007, as housing values continued to significantly decrease, BankUnited has continuously tightened its credit guidelines on programs and products offered by the Company. BankUnited has raised minimum credit scores and lowered LTVs for all collateral occupancy types. The Company raised payment rates on all option ARM loans. Also, during the second quarter of 2008, BankUnited ceased originating stated income, reduced documentation or no documentation loans. Additionally, non-owner occupied properties are no longer eligible collateral for new loans.

Non-Performing Assets

Non-performing loans consist of (i) non-accrual loans; (ii) accruing loans more than 90 days contractually past due as to interest or principal; and (iii) loans that have been restructured because of deterioration in the financial condition of the borrower. In accordance with Office of Thrift Supervision (“OTS”) guidelines we place residential loans on non-accrual status when four payments have been missed . When a loan is placed on non-accrual status, we reverse all accrued and uncollected interest since the last payment received from the borrower. This policy is applicable for all residential mortgage loans, including payment option ARM loans. For payment option ARM loans, reversal of interest represents the amount of interest accrued since the last payment. In accordance with the loan agreements, interest not paid due to a borrower’s election to pay an amount less than a fully amortizing amount becomes part of the principal balance and is subsequently not subject to reversal. This election can only be made when the loan is current.

At March 31, 2008, non-performing assets totaled $682.0 million, as compared to $208.6 million at September 30, 2007. Expressed as a percentage of total assets, non-performing assets were 4.75% as of March 31, 2008 as compared to 1.39% as of September 30, 2007. Non-performing payment option loans increased from $149.7 million at September 30, 2007 to $512.3 million at March 31, 2008, representing 85% of the total increase in non-performing loans. The increase in the level of non-performing assets is impacted by the downturn in economic conditions and housing markets, particularly in certain geographic areas that have suffered price decreases. The overall level of non-performing assets is expected to continue increasing during fiscal 2008. See Allowance for Loan Losses for additional discussion of non-performing assets and the Company’s allowance policy.

As part of our analysis of the residential loan portfolio, management reviews and analyzes the rate of occurrence of the following eight characteristics in the non-performing loan portfolio in relation to these occurrences in the performing portfolio as of the end of each quarter.

These characteristics are:

Product	Collateral Type
Vintage (year of origination)	Collateral Usage (e.g., primary residence)
Geography	Documentation Type
Credit Score	Loan to value (LTV) ratio

Significant differences between non-performing loans and performing loans as of March 31, 2008 occur in three of these characteristics:

•	The occurrence of payment option loans in the non-performing loan category at March 31, 2008 was 89% while the occurrence of payment option loans in the total residential loan portfolio was 69%.

•

Loans with LTVs over 80% at origination were present in the non-performing portfolio at the rate of 39% while comprising 19% of the residential loan portfolio. The Company requires mortgage insurance for all loans originated with an LTV over 80%, thereby mitigating a portion of the loss exposure on these loans.

•	Loans originated in 2006 represented 58% of the loans in the non-performing category and comprised 36% of the residential portfolio.

These non-performing loans, particularly those originated in 2006, were originated during a period of relatively high housing values. As the nation continues to experience the current economic downturn, the housing industry is expected to continue experiencing downward pressure on home prices and possible increases in unemployment, causing financial stress on borrowers. While it is not possible to predict the levels and timing of future increases in non-performing loans with certainty, this asset deterioration is expected to continue through fiscal 2008.

Our analysis suggests that the increased level of non-performing loans has not occurred as a result of a particular event but has stemmed from declines in housing prices coupled with the financial over-extension of borrowers.

The following table sets forth information concerning our non-performing assets at the dates indicated:

	March 31, 2008	September 30, 2007
	(Dollars in thousands)
Non-accrual loans:
One-to-four family residential:
Payment option	$512,313	$149,749
Non-payment option	62,049	22,894

Total one-to-four family	574,362	172,643
Home equity loans and lines of credit	6,011	2,251
Multi-family	—	—
Commercial real estate	27,637	5,593
Construction	—	—
Land	—	—
Commercial	236	232
Consumer	9	91

Total non-accrual loans	608,255	180,810
Accruing loans more than 90 days past due as to interest or principal	271	23

Total non-performing loans	608,526	180,833
Repossessed assets other than REO	8	51
Real estate owned(1)	73,428	27,681

Total non-performing assets	$681,962	$208,565

Allowance for loan losses	$202,315	$58,623

Non-performing assets as a percentage of total assets	4.75%	1.39%
Non-performing loans as a percentage of total loans held in portfolio	4.86%	1.43%
Allowance for loan losses as a percentage of total loans held in portfolio	1.61%	0.46%
Allowance for loan losses as a percentage of non-performing loans	33.25%	32.42%
Net charge-offs as a percentage of average total loans (annualized)	0.42%	0.08%

(1)	We are not aware of any significant liability or contingent liability related to REO or loans that may be foreclosed.

The following table presents the changes in our non-performing loans during the first six months of fiscal 2008:

	Total Loans
	Dollar Amount	Number of Loans
	(Dollars in thousands)
Non-performing loans at September 30, 2007	$180,833	588
Loans placed on non-accrual status	568,676	1,755
Loans past due 90 days and still accruing	571	6
Loans past due 90 days and still accruing and transferred to non-accrual	(201)	(4)
Loans past due 90 days.... transferred to accrual	(87)	(1)
Foreclosed loans transferred to REO	(79,137)	(229)
Loan amounts charged off	(5,794)	(68)
Loans returned to accrual status or paid in full	(56,315)	(213)

Non-performing loans at March 31, 2008	$608,546	1,834

The following tables present one-to-four family residential non-performing loans by documentation type as of March 31, 2008 and September 30, 2007:

(Dollars in Thousands)

	FULL DOCUMENTATION EMPLOYMENT VERIFIED (2)	STATED INCOME/ VERIFIED ASSETS EMPLOYMENT VERIFIED (2)	REDUCED DOCUMENTATION EMPLOYMENT VERIFIED (2)	NO DOCUMENTATION	Total

ONE-TO-FOUR FAMILY RESIDENTIAL LOANS

As of March 31, 2008
Total Portfolio(1)	$1,696,877	$4,222,552	$2,966,108	$884,828	$9,770,365
Percentage of Total Portfolio	17.4%	43.2%	30.4%	9.0%	100%
Non-Performing Loans	$54,581	$255,056	$207,812	$49,628	$567,077
Percentage of Non-Performing Loans	9.6%	45%	36.6%	8.8%	100%
Non-Performing Loans as a Percentage of Total Portfolio	0.56%	2.61%	2.13%	0.51%	5.81%

Total Payment Option Loans	$912,637	$3,348,119	$2,293,330	$780,719	$7,334,805
Percentage of Total Portfolio	9.3%	34.3%	23.5%	8.0%	75.1%
Percentage of Total Payment Option Loans	12.4%	45.6%	31.3%	10.7%	100%
Non-Performing Payment Option Loans	$45,165	$231,332	$192,255	$43,562	$512,313
Percentage of Non-Performing Payment Option Loans	8.8%	45.2%	37.5%	8.5%	100%
Non-Performing Payment Option Loans as a Percentage of Total Portfolio	0.46%	2.37%	1.97%	0.45%	5.24%
Non-Performing Payment Option Loans as a Percentage of Total Payment Option Loans	0.62%	3.15%	2.62%	0.59%	6.98%

One-to-four family residential loans

(1)	Total one-to-four family residential portfolio balance excludes unearned discounts, premiums and deferred loan costs, and the allocation of loans in process. Also excludes specialty consumer mortgages which totaled $749 million at March 31, 2008.
(2)	For these loans employment is verified and a reasonableness test is applied to the level of income noted to the type of position verified.

The following table presents non-performing loans by documentation type as of September 30, 2007:

(Dollars in Thousands)

	FULL DOCUMENTATION EMPLOYMENT VERIFIED (2)	STATED INCOME/ VERIFIED ASSETS EMPLOYMENT VERIFIED (2)	REDUCED DOCUMENTATION EMPLOYMENT VERIFIED (2)	NO DOCUMENTATION	Total
ONE-TO-FOUR FAMILY RESIDENTIAL LOANS

As of September 30, 2007
Total Portfolio(1)	$1,836,250	$4,233,866	$3,118,721	$934,023	$10,122,860
Percentage of Total Portfolio	18%	42%	31%	9%	100%
Non-Performing Loans	$20,080	$77,702	$55,399	$18,400	$171,581
Percentage of Non-Performing Loans	12%	45%	32%	11%	100%
Non-Performing Loans as a Percentage of Total Portfolio	0.20%	0.77%	0.55%	0.18%	1.69%

Total Payment Option Loans	$972,616	$3,363,325	$2,416,687	$842,323	$7,594,951
Percentage of Total Portfolio	10%	33%	24%	8%	75%
Percentage of Total Payment Option Loans	13%	44%	32%	11%	100%
Non-Performing Payment Option Loans	$16,927	$67,150	$52,541	$13,130	$149,748
Percentage of Non-Performing Payment Option Loans	11%	45%	35%	9%	100%
Non-Performing Payment Option Loans as a Percentage of Total Portfolio	0.17%	0.66%	0.52%	0.13%	1.48%
Non-Performing Payment Option Loans as a Percentage of Total Payment Option Loans	0.22%	0.88%	0.69%	0.17%	1.96%

One-to-four family residential loans

(1)	Total one-to-four family residential portfolio balance excludes unearned discounts, premiums and deferred loan costs, and the allocation of loans in process. Also excludes specialty consumer mortgages which totaled $698 million at September 30, 2007.
(2)	For these loans employment is verified and a reasonableness test is applied to the level of income noted to the type of position verified.

At March 31, 2008 and September 30, 2007, of our non-performing residential one-to four family assets, 53% were located in Florida. The following table summarizes by major geographic area our one-to-four family residential non-performing assets at the dates indicated:

(dollars in thousands)	March 31, 2008
	Non-Performing Loans	REO	Other	Total Non-Performing Assets	% of Related Assets
One-to-four family residential
Florida	$321,520	$20,628	$8	$342,156	53%
California	62,222	10,794		73,016	11%
Arizona	43,468	10,553		54,021	8%
Illinois	27,342	1,862		29,204	5%
Virginia	24,398	11,058		35,456	5%
New Jersey	26,510	—		26,510	4%
All other states	68,902	18,533		87,435	14%

Total One-to-four family residential	$574,362	$73,428	$8	$647,798	100%

	September 30, 2007
(dollars in thousands)	Non-Peforming Loans	REO	Other	Total Non-Performing Assets	% of Related Assets
One-to-four family residential
Florida	$96,651	$10,050	50	$106,751	53%
California	13,645	2,582		16,227	8%
Arizona	10,535	2,850		13,385	7%
Illinois	9,202	2,573		11,775	6%
Virginia	9,647	2,574		12,221	6%
New Jersey	6,540	558		7,098	4%
All other states	26,423	6,495		32,918	16%

Total One-to-four family residential	$172,643	$27,682	$50	$200,375	100%

Loss Mitigation

In addition to tightening is credit and underwriting standards as discussed above, the company has taken measures to minimize the occurrence of loss in its residential one-to-four family portfolio. Any action considered is evaluated on a loan-by-loan basis and only employed where the evaluation suggests the mitigation is appropriate. The Company has employed several loss mitigation strategies as discussed below;

Modifications

Modifications are utilized to migrate a borrower from one loan product to another. Currently, most modifications involve a borrower exiting a payment option ARM loan and entering into one of the Company’s existing loan products. Modifications are initiated by the borrower. The Company reviews payment history and conducts a credit check, and if the borrower meets requirements, the modification is made. Requirements include not more than one delinquency in the past 12 months, and no material derogatory credit issues. No concessions are made to the borrower during this process. The Company has modified approximately 352 loans aggregating approximately $123 million in loan balances during the six months ended March 31, 2008.

Outreach Program

The outreach program targets borrowers who are approaching the reset point of their payment option loan. Some borrowers remain in the fully indexed payment option ARM product at the reset time, and some inquire about other product alternatives. The borrower may initiate the contact, or may respond to various outreach attempts from the Company which are made within six months of the projected reset point. Credit reviews are conducted to determine whether a borrower appears capable of servicing one of the existing loan products that does not have a negative amortization feature. If so, the loan may be modified into another loan product. No concessions are granted for these modified loans. Approximately 24 loans with an aggregate balance of $8.2 million have been modified in connection with the outreach program as March 31, 2008.

Letter Agreements

Borrowers who experience short-term income interruptions or shortages may be considered for the Company’s letter agreement program. In this program, the Company may advance 1-4 monthly payments and enter into a letter agreement with the borrower for the repayment of the amounts advanced over 18-36 months, or at the end of the loan term. Advances under letter agreements are applied against the borrowers scheduled monthly payments due for the 1-4 months covered by the letter agreement. No modifications are made to the loan agreement, including the interest rate and repayment terms. If a borrower defaults on any payment, the loan is placed on nonaccrual. During the six months ended March 31, 2008, 81 letter agreements had been executed, providing for $454,000 in advances and covering loans with an aggregate unpaid principal balance of $26.2 million.

Loss Mitigation

Loss mitigation loans includes loans for which the Company has granted a concession, usually in the form of a below market interest rate, to enable the borrower to service the debt and forestall more significant collection action. As of March 31, 2008, this activity was not significant.

Real Estate Owned

The following table presents the changes in our REO during the second quarter of fiscal 2008:

REO roll forward	Total Properties
	Dollar Amount	Number of Properties
	(Dollars in thousands)
Properties at September 30, 2007	$27,681	93
Transfers from loan portfolio at estimated net realizable value (after charge-off) (1)	63,147	233
Additional write-down to fair value	(143)	—
Sales (2)	(17,257)	(60)

Total Properties at March 31, 2008 (3)	$73,428	266

(1)	Includes properties that we acquired before loans were in non-accruing status, net of $15.0 million in charge-offs.
(2)	Includes losses on sales of $328,000.
(3)	Of the total $73.4 million in REO at March 31, 2008, approximately $21.5 million had $4.6 million in mortgage insurance coverage.

The following table provides details of REO by state:

Real Estate Owned by state	As of March 31, 2008		As of September 30, 2007
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Florida	$20,665	28.14%	$10,050	36.31%
Virginia	11,076	15.08	2,574	9.30
California	10,797	14.70	2,582	9.33
Arizona	10,555	14.37	2,850	10.29
Other (states with less than 10%)	20,335	27.71	9,625	34.77

Total REO	$73,428	100.00%	$27,681	100.00%

Real estate acquired through foreclosure has increased from $729,000 at September 30, 2006, to $27.7 million at September 30, 2007 and $73.4 million at March 31, 2008. The increase over this period is reflective of the increased levels of residential loan defaults noted throughout the nation, and especially in Florida. The Company expects loan defaults to continue and possibly increase for the remainder of fiscal 2008 and into fiscal 2009, resulting in further additions to REO.

From October 1, 2007 through March 31, 2008, the Company sold approximately 60 foreclosed properties resulting in sales proceeds of $17.3 million, compared to approximately 20 properties resulting in sales proceeds of $4.5 million during the entire 6 year period ended September 30, 2007. The Company has observed that the average time from repossession of foreclosed real estate until the sale of the property has been approximately six months for the first six months of fiscal year 2008, compared to seven months for prior years’ sales. The relatively low level of activity in periods prior to October 1, 2007 and the relative strength of the real estate markets during those periods have the potential to distort comparisons to more recent activity.

Realized sales proceeds from sales of REO during the three months ended December 31, 2007 and the three and six months ended March 31, 2008, plus mortgage insurance proceeds applicable to some of the properties sold during these periods, amounted to approximately 96%, 93% and 94% of the carrying value of the properties sold during those periods, respectively. Net losses on the sale of REO totaled $323,000, $725,000, and $1.0 million, for the three months ended December 31, 2007, and the three and six months ended March 31, 2008, respectively. Writedowns due to declines in fair value amounted to $0, $176,000, and $176,000 for the three months ended December 31, 2007, and the three and six months ended March 31, 2008, respectively.

While the Company has not seen any clearly discernible trends in the period of time it has taken to sell REO over the past six months, the realization percentage as noted above has declined 3 percentage points. Current market conditions have increasingly reflected greater default rates, as well as significant housing price declines in the geographic markets where the Company has made loans. These market conditions are likely to result in lower sales prices, longer marketing periods to sell, or both, for future real estate owned activity, which could result in greater charge-offs at the time REO is acquired, and greater losses due to impairment of value during the period REO is held until disposal. Additionally, greater activity may also result in greater maintenance and repair costs associated with the holding and disposal of REO. As a result of higher default rates and greater foreclosure activity, the Company has increased staff dedicated to managing this activity.

Allowance for Loan Losses

BankUnited’s allowance for loan losses is established and maintained at a level management deems prudent and adequate to cover probable losses on loans based upon a periodic evaluation of current information relating to the risks inherent in BankUnited’s loan portfolio. In evaluating the allowance for loan losses, management evaluates both quantitative and qualitative elements. When evaluating loan loss allowances, management reviews performing and non-performing loans separately. The various elements evaluated in establishing the allowance, and how they are applied to each portion of the loan portfolio, are as follows:

•

An allowance for loan losses present in the performing portion of the loan portfolio is established. This allowance is established based on historical loan loss analysis supplemented by peer loss analysis, current levels of delinquency, recent trends in delinquencies, trends in property values, concentrations of credit and other conditions deemed relevant in specific geographical markets.

•

An allowance for estimated losses on various pools of non-performing or internally criticized loans is established. This allowance is established based on an evaluation of each of the portfolio components using an internal loan grading system. Historical loan losses, current trends in delinquencies and charge-offs, peer group analysis, geographic concentrations, and other factors deemed relevant are considered. Additionally, for one-to-four family residential loans, historical loan losses are separately calculated for loans with and without mortgage insurance policies, and a blended loss rate is applied to determine the level of allowance.

•

An allowance is established for losses based on specific valuations of underlying collateral for loans past due 180 days or more and secured by residential real estate. This specific allowance is based on the appraised value of the collateral less costs to sell. The amount of allowance may be reduced due to the existence of loan-specific mortgage insurance which could be claimed in the event the specific loan is subject to foreclosure and repossession.

•

An allowance is established for losses based upon specific evaluations of impaired loans in accordance with Statement of Financial Accounting Standard, (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan.” Impaired loans are non-consumer and non-residential loans which BankUnited believes it is probable that BankUnited will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are evaluated individually based on an examination of the current financial information of the borrower and an estimate of the fair value of the collateral, if the loan is collateral dependent. If the carrying value of any of these loans is greater than the estimated net realizable value of the property or of the collateral securing these loans, a reserve is established for the difference.

•

An unallocated allowance for a qualitative, risk management assessment is established. This allowance represents management’s assessment of general loss potential in delinquent loans and the uncertainty associated with historical loan loss factors that do not fully reflect the loss potential inherent in the total loan portfolio. Management’s assessment considers conditions that are not directly related to credit risks and are inherent in specific loan products (due to the imprecision in credit loss estimation techniques). The conditions evaluated in connection with the unallocated allowance include industry conditions, recent loan portfolio performance, changes in underwriting criteria, and the regulatory and public policy environment.

All loss allowances are established for performing loans and pools of non-performing loans in accordance with SFAS No. 5, “Accounting for Contingencies.” The identification of impaired loans is conducted in conjunction with the review of the adequacy of the allowance for loan losses. Loss allowances are established for specifically identified impaired loans based on the fair value of the underlying collateral in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.”

Additions to the allowance are made by provisions charged to current operations. The allowance is decreased by charge-offs due to losses and increased by recoveries.

The Company originates payment option ARM loans which are held in the loan portfolio. These loans give borrowers the option of making minimum payments which do not cover the full amount of interest due and result in increases in the loan balances due to negative amortization. An important feature of these loans is that at the earlier of five years after origination or the point at which the unpaid principal balance reaches 115% of the original principal balance due to negative amortization the loan is recast at which time the borrower is required to make fully amortizing payments. The Company considers this feature as part of its underwriting evaluation of the loan. In addition, the Company’s policy is to obtain mortgage insurance on all loans originated with an LTV greater than 80% at loan origination. Mortgage insurance is obtained for a fixed percentage of each insured loan, including any increase in the loan due to negative amortization. The Company obtains mortgage insurance ranging from 12% to 35% of the loan amount. This practice, in combination with a maximum balance of 115% of the original loan amount, reduces the probability of a loan reaching an LTV greater than 100% using the original appraisal; however, it is possible that a decline in the value of collateral could result in an LTV greater than 100%. The Company periodically reviews payment option ARM loans which are expected to reach their recast point. These loans are evaluated by assessing credit reports to identify increases in late payments and incoming credit applications and any change in employment status, reviewing current credit scores versus the score reported at origination, and obtaining Automated Valuation Models.

For commercial loans and commercial loans secured by real estate, losses are recognized on a loan specific basis at the time a loss is both estimable and probable. For all loans collateralized by residential real estate assets, losses are recognized at the time of repossession of the property and the amount of charge-off is the excess of the net investment in the loan over the fair value of the property less costs to sell. For home equity lines of credit, losses are recorded when a loan becomes 270 days past due.

Prior to the quarter ended December 31, 2007, the Company’s policy was to fully reserve the entire balance of home equity lines when they reached 91 days delinquent, and recognize charge-offs as the losses were identified. Subsequent to September 30, 2007, the policy was revised to require that loans that reach 270 days delinquent are charged-off. The change in policy resulted in the charge-off of $1.8 million in consumer loans in the quarter ended December 31, 2007, and $1.0 million for the quarter ended March 31, 2008.

Recoveries are reported at the time received, except for balances recoverable under mortgage insurance policies. Recoveries under mortgage insurance policies are reported at the time a claim is submitted to the mortgage insurance company, at the lesser of the amount of the loss for the related loan or the amount recoverable under the mortgage insurance policy, net of a valuation allowance for potential rejections of mortgage insurance claims. A receivable is recorded in the amount of the recovery. Prior to the fourth quarter of the year ended September 30, 2007, mortgage insurance recoveries were not material and were not considered in the determination of the allowance for loan losses.

We evaluate the allowance on a quarterly basis to maintain it at a level adequate to provide for inherent losses. Based on the estimate of inherent losses, provisions for loan losses of $98 million and $163 million were recorded for the three and six months ended March 31, 2008 respectively. The amount of the provisions recorded were based on the process described above, and considered the following trends and factors:

•

The United States economy, particularly in the housing and mortgage industries, continued to experience significant deterioration during the quarter with reported fourth quarter 2007 GDP growth of only 0.6%, weak retail sales for the holiday season, rising foreclosures associated with nonpayment of mortgage loans, a declining trend for job growth, a stark increase in consumer prices, particularly energy costs, and rising unemployment.

•

A reversal in the multi-year trend of national home price appreciation has reduced collateral values. Various indexes have showed housing prices peaked in July 2006 and are down at least 8.6% since that time. This deterioration was particularly evident in various areas of Florida, California, Arizona, and Illinois which are areas where over 75% of the Company’s loan collateral is located.

•

The level of the Company’s residential loans which were classified as non-performing increased by 234% from $172.6 million at September 30, 2007 to $574.4 million at March 31, 2008. In addition, the Company experienced an increase in delinquent loans.

•	The level of total non-performing loans increased by 237% from 180.8 million at September 30, 2007 to $680.5 million at March 31, 2008.

•	An increase in the level of non-performing loans secured by commercial real estate precipitated by the difficulties in the housing markets and the general economic deterioration.

•

The continued weakening and uncertainty in certain residential real estate markets including declines in prices which have been exacerbated by continuing builder price reductions in our primary markets

•

As more borrowers near their limit of negative amortization permitted under the terms of their loans, the greater the increase in probability that their loan payment will increase, causing a potential for increased non-performing assets.

The increase in the level of non-performing assets, particularly residential loans, was a significant component of the allowance for loan losses and a major factor in determining the level of the allowance for loan losses at March 31, 2008 and the amount of provision for loan losses recorded for the six months ended March 31, 2008. The Company’s allowance for loan loss methodology strives to quantify the losses inherent in the loan portfolio at the balance sheet date. The Company’s methodology includes estimates of expected frequency of loss for non-performing loans using historical transfer rates from the non-performing category to the real estate owned category. The severity of these losses is likewise estimated using historical loss rates which were incurred upon recording of the real estate at its fair value net of expected selling costs at foreclosure. These historical rates are adjusted based on current economic and housing market conditions which include home prices in the area where the property is located, expected demand based on inventory levels in the area where the property is located, condition of the property, and the expected holding period of the property.

The Company’s allowance methodology considers regional economic factors in arriving at the appropriate level of reserves for loan collateral located in those regions. Specifically, the methodology used information culled from industry experts such as government agencies, mortgage insurers, and professional associations to determine the expected housing depreciation and foreclosure rates in the various regions where our collateral is located. The identified areas for the March 31, 2008 allowance were Florida (specifically the Orlando, Sarasota, Fort Meyers, and Naples areas), California, Arizona, Illinois, New Jersey and Virginia. The expected frequency and severity of loss for our loans in the identified areas are estimated using historical loss rates adjusted for the estimated inherent losses in those performing loans at the balance sheet date.

Mortgage Insurance

The Company’s general policy is to require mortgage insurance on one-to-four family residential loans originated with a loan to value ratio of greater than 80% at origination. The insurance covers a fixed percentage of the amount owed by a borrower at the completion of a foreclosure, including principal, deferred interest which has been added to principal, unpaid interest, and certain costs incurred in connection with the foreclosure. The percentage of mortgage insurance coverage ranges from 12% to 35% of the total amount owed by the borrower. As of March 31, 2008, loans with an aggregate principal balance of $1.9 billion were subject to mortgage insurance.

In connection with its Community Reinvestment Act (“CRA”) lending activities, the Company originates loans with a loan to value ratio of up to 95% under a program which does not require mortgage insurance. Borrowers under this program must meet specified requirements to qualify under this program. As of March 31, 2008, the Company estimates that 897 loans, representing approximately 2.5% of the total number of loans outstanding, with an outstanding principal balance of $142.5 million were originated with loan to value ratios over 80% and did not have mortgage insurance. Included in these loans were 774 loans with an outstanding principal amount of $126.5 million which were originated under the CRA program and the Company not require mortgage insurance. The remaining loans with original loan to value ratios over 80% were primarily older loans.

Following the foreclosure and repossession of a property, the Company submits a claim to the mortgage insurer. The mortgage insurer conducts a review to determine whether it is obligated to pay under the policy. Payment may be rejected if the mortgage insurer determines that there has been fraud, misrepresentation or any other factor which relieves the mortgage insurer of its obligation under the policy. The Company’s prior experience has been that payment decisions can be made in approximately 60 days, however, recent trends have indicated that the mortgage insurers are taking longer periods, up to six months, to make payment decisions. Set forth below is a summary of claims activity from May 1, 2007 through March 31, 2008 (dollar amounts in thousands). Prior to May 1, 2007, the Company did not compile information on mortgage claims because the volume and amount of claims was insignificant.

	No. of Claims	Amount
Claims filed	166	$12,506
Claims pending	89	6,583
Claims paid	68	5,231
Claims denied	9	605

Claims pending as of March 31, 2008 included $1.5 million submitted in the quarter ended December 31, 2007 and $5.1 million submitted in the quarter ended March 31, 2008.

The following illustrates the potential impact of mortgage insurance on a loan for which a mortgage insurance policy was written. It is not representative of actual experience for an individual loan or a loan portfolio.

Original loan amount	$225,000
Original collateral value amount	$250,000
Original loan to value	90%
Mortgage insurance coverage	25%
Deferred interest added to principal	$33,750	(1)
Amount owed at foreclosure	$268,750	(2)
Estimated mortgage insurance claim	$67,188
Net exposure after mortgage insurance	$201,562	(3)

(1)	For this example, a payment option loan is assumed, and it is further assumed that the loan incurs negative amortization resulting in the maximum 115% of the original loan balance. Mortgage insurance would be applied similarly to the amount owed for a loan which does not incur negative amortization.

(2)	For purposes of this example, amount owed is assumed to include $10,000 dollars of costs in excess of the outstanding principal balance.
(3)	Disposal of the acquired collateral is the primary source for recovery of the net exposure. An estimate of any amount which may not be recovered is considered in determining the allowance for loan losses.

Mortgage insurance is obtained on an individual loan basis from insurance companies approved by government sponsored entities. Management regularly reviews ratings and other financial information regarding the financial capability of the mortgage insurers. As of both September 30, 2007 and March 31 2008, 19%, or $1.9 billion, of our residential loans were subject to mortgage insurance coverage. If any of the mortgage insurance companies were to become subject to adverse financial conditions resulting in an inability to pay claims, the Company could incur additional credit losses due to the write-off of receivables recorded for claims submitted. Additionally, future credit losses for loans currently performing may be greater to the extent these loans defaulted and the recovery through foreclosure did not fully cover the amount owed.

As of March 31, 2008, three insurance companies represented 81% of the total amount insured. The largest single concentration, representing 47% of the total amount insured, was insured by a diversified insurance company rated AA+ by S&P; the second largest concentration, representing 20% of the total amount insured, was with an insurance company rated AA by S&P; and the third largest concentration, representing 14% of the total amount insured, was also with an insurance company rated AA by S&P. The remaining 19% of the amount insured was placed with four other mortgage insurance companies with S&P ratings from AA- to BBB.

The following table sets forth the change in BankUnited’s allowance for loan losses for the three months and six months ended March 31, 2008 and 2007.

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2008	2007	2008	2007
	(In thousands)
Allowance for loan losses, balance (at beginning of period)	$117,658	$39,192	$58,623	$36,378
Provisions for loan losses	98,000	4,000	163,000	8,000
Loans charged off:
One-to-four family residential	(18,180)	(78)	(24,062)	(112)
Construction and land	—	(1,321)	(127)	(2,651)
Commercial	(160)	(131)	(534)	(162)
Consumer	(1,032)		(2,808)

Total loans charged off	(19,372)	(1,530)	(27,531)	(2,925)

Recoveries:
One-to-four family residential(1)	6,023	1	8,209	35
Commercial	6	89	9	260
Consumer	—	75	5	79

Total recoveries	6,029	165	8,223	374

Allowance for loan losses, balance (at end of period)	$202,315	$41,827	$202,315	$41,827

(1)	Fiscal 2008 recoveries include $6.0 million for the three months and $8.2 million for the six months ended March 31, 2008 in expected payments from mortgage insurance companies for claims.

The following table sets forth BankUnited’s allocation of the allowance for loan losses by category as of March 31, 2008 and September 30, 2007.

	March 31, 2008	September 30, 2007
	(In thousands)
Balance at the end of the period applicable to:
One-to-four family residential	$125,811	$26,787
Home equity loans and lines of credit	7,256	6,850
Multi-family	1,450	960
Commercial real estate	36,870	8,092
Construction	2,026	1,173
Land	3,465	2,426
Commercial	4,689	4,331
Consumer	7,516	880
Unallocated (1)	13,232	7,124

Total allowance for loan losses	$202,315	$58,623

(1)	The unallocated component of the allowance for loan losses reflects management’s evaluation of conditions that are not directly attributable to credit risk, inherent in specific loan products (due to the imprecision that is inherent in credit loss estimation techniques). The conditions evaluated in connection with the unallocated allowance include national and local economic trends and conditions, industry conditions, recent loan portfolio performance, loan growth and concentrations, changes in underwriting criteria, and the regulatory and public policy environment.

The following table indicates BankUnited’s allowance as a percentage of the loan category balance for the various categories of loans as of March 31, 2008 and September 30, 2007:

	March 31, 2008	September 30, 2007
One-to-four family residential	1.19%	.25%
Home equity loans and lines of credit	8.16%	1.63%
Multi-family	1.20%	.80%
Commercial real estate	7.12%	1.63%
Construction	1.20%	.80%
Land	1.20%	.80%
Commercial	2.33%	2.30%
Consumer	1.98%	5.42%
Unallocated (1)	0.10%	.06%
Total allowance for loan losses	1.64%	.47%

(1)	Calculated as the percentage of the total loans held in portfolio.

As of September 30, 2007 and March 31, 2008, one-to-four family residential loans represented approximately 85% and 86%, respectively, of the Company’s total outstanding loans balance. At September 30, 2007 and March 31, 2008, non-performing residential loans represented 96% and 94% of total non-performing loans, respectively. Historically, these loans have resulted in a lower percentage of loan losses when compared to non-residential loans due to the significance of the underlying collateral. Since mid-2007, the Company has experienced significant increases in non-performing assets, the most significant component of which were represented by residential loans. The level of allowance attributable to residential loans increased from .25% of these loans to 1.19% from September 30, 2007 to March 31, 2008. This increase is consistent with the increase in the amount of non-performing residential loans from $172 million at September 30, 2007 to $367 million at December 31, 2007 and $574 million at March 31, 2008. The Company’s methodology in estimating losses inherent in the loan portfolio has remained substantially unchanged but has been updated for increases in historical loss factors and an improved understanding of the behavior of subsets of the portfolio resulting from actual experience. As a result of these factors, while the Company’s allowance for loan losses has increased substantially commensurate with the increase in non-performing residential loans, the ratio of the allowance to non-performing loans is lower due to the historically lower level of loss associated with residential loans when contrasted with non-residential loans.

In addition to the increase in non-performing residential loans, the impact of lower volume of residential home sales by developers resulted in approximately $22 million of commercial real estate loans becoming impaired as of March 31, 2008, compared to none as of September 30, 2007. Additionally, impaired consumer loans increased from $923,000 to $7.7 million over the same period. The amount of allowance allocated to impaired loans totaled $13.2 million at March 31, 2008.

There can be no assurance that additional provisions for loan losses will remain at the level recorded as of March 31, 2008. BankUnited anticipates that during fiscal 2008 provisions for loan losses may continue to be made at higher levels than in prior years, in light of increasing non-performing assets, industry trends and real estate market conditions.

EXHIBIT A

Amendment to Amended Articles of Incorporation of BankUnited Financial Corporation

The first sentence of the ‘Capital Stock’ section and the first sentence of the ‘Class A Common Stock’ subsection of Article VI of the Amended Articles of Incorporation of BankUnited Financial Corporation shall be deleted and replaced with the following:

ARTICLE VI

Capital Stock

The total number of shares of all classes of stock that the Corporation is authorized to issue is 513,000,000 shares, of which 500,000,000 shall be Class A Common Stock, $.01 par value (the “Class A Common Stock”), 3,000,000 shall be Class B Common Stock, $.01 par value (the “Class B Common Stock”), and 10,000,000 shall be Preferred Stock, $.01 par value (the “Preferred Stock”). No holder of the Corporation’s stock shall have any preemptive right to acquire the Corporation’s securities.

Class A Common Stock. The maximum number of shares of Class A Common Stock that the Corporation is authorized to have outstanding is 500,000,000 shares at a par value of $.01 per share.

A-1

BANKUNITED FINANCIAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALFRED R. CAMNER and LAWRENCE H. BLUM, or either of them with full power of substitution, proxies to vote at the Special Meeting of Stockholders of BankUnited Financial Corporation (the “Company”) to be held at Shula’s Hotel & Golf Club, 6842 Main Street, Miami Lakes, FL 33014 on Friday, June 27, 2008 at 7:30 A.M. and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Series I Class A Common Stock, Class B Common Stock and Noncumulative Convertible Preferred Stock, Series B of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

BANKUNITED FINANCIAL CORPORATION

JUNE 27, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 p.m. Eastern Time the day before

June 27, 2008.

Please detach along perforated line and mail in the enclosed envelope provided to you IF you are not voting via telephone or the Internet.

☒ Please mark your votes as in this example.

Proposal One — Approval of Amendment to Articles of Incorporation to Increase the Number of Authorized Shares of Series I Class A Common Stock	For ☐	Against ☐	Abstain ☐

Proposal One will be voted on by holders of Class A Common Stock, Class B Common Stock and Noncumulative Convertible Preferred Stock, Series B voting as a single class.

The Board of Directors recommends a vote “FOR” Proposal One, and in the discretion of the proxy holders as to any matter that may properly come before the special meeting of the stockholders.

This Proxy is revocable and when properly executed will be voted in the manner directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL ONE.

Please mark, sign, date and return this proxy card promptly, using the enclosed postage paid envelope.

Signature	Date	Signature	Date

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.